Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

by and among

LORD ABBETT PRIVATE CREDIT FUND,
as the Collateral Manager

LORD ABBETT PCF FINANCING 2 LLC,
as the Borrower

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders

ROYAL BANK OF CANADA,
as the Administrative Agent

and

COMPUTERSHARE TRUST COMPANY, N.A.
as the Collateral Agent and the Collateral Custodian

Dated as of December 1, 2025

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TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

ARTICLE II

THE NOTES

ARTICLE III

CONDITIONS TO THE CLOSING DATE AND ADVANCES

Section 3.1	Conditions to Closing Date.	93
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Section 3.2	Conditions Precedent to All Advances and Acquisitions of Loans.	95
Section 3.3	Custodianship; Transfer of Loans and Permitted Investments.	97

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of the Borrower.	99
Section 4.2	Representations and Warranties of the Borrower Relating to the Agreement and the Collateral.	108
Section 4.3	Representations and Warranties of the Collateral Manager.	109
Section 4.4	Representations and Warranties of the Collateral Agent and Collateral Custodian.	111

ARTICLE V

GENERAL COVENANTS

ARTICLE VI

COLLATERAL MANAGEMENT

ARTICLE VII

THE COLLATERAL AGENT

Section 7.1	Designation of Collateral Agent.	135
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ARTICLE VIII

SECURITY INTEREST

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1	Events of Default.	147
Section 9.2	Remedies.	150

ARTICLE X

INDEMNIFICATION

Section 10.1	Indemnities by the Borrower.	152
Section 10.2	Indemnities by the Collateral Manager.	153
Section 10.3	Taxes.	153

ARTICLE XI

THE ADMINISTRATIVE AGENT

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Section 11.9	Collateral Matters.	158
Section 11.10	Erroneous Payments.	159

ARTICLE XII

MISCELLANEOUS

ARTICLE XIII

tax considerations

Section 13.1	Acknowledgement of Parties.	177

ARTICLE XIV

COLLATERAL Custodian

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EXHIBITS

EXHIBIT A-1	Form of Funding Notice
EXHIBIT A-2	Form of Repayment Notice
EXHIBIT A-3	Form of Reinvestment Notice
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT A-5	Form of Incumbency Certificate
EXHIBIT A-6	Form of Payment Date Report
EXHIBIT A-7	Form of Static Pool Report
EXHIBIT A-8	Form of Facility Termination Notice (Administrative Agent)
EXHIBIT A-9	Form of Facility Termination Notice (Borrower)
EXHIBIT B	Form of Promissory Note
EXHIBIT C	Form of Officer’s Certificate as to Solvency
EXHIBIT D	Form of Officer’s Closing Certificate
EXHIBIT E	Form of Release of Underlying Instruments
EXHIBIT F	Form of Compliance Certificate
EXHIBIT G	Form of Transferee Letter
EXHIBIT H	Form of Joinder Supplement
EXHIBIT I-1	U.S. Tax Compliance Certificate – For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT I-2	U.S. Tax Compliance Certificate – For Foreign Participants that are not Partnerships For U.S. Federal Income Tax Purposes
EXHIBIT I-3	U.S. Tax Compliance Certificate – For Foreign Participants that are Partnerships For U.S. Federal Income Tax Purposes
EXHIBIT I-4	U.S. Tax Compliance Certificate – For Foreign Lenders that are Partnerships For U.S. Federal Income Tax Purposes
EXHIBIT J	Form of Collateral Custodian Certification
EXHIBIT K	Form of Assignment and Assumption
EXHIBIT L	Form of Annual Statement as to Compliance
EXHIBIT M	Form of Loan Checklist

SCHEDULES

SCHEDULE I	Loan Party Names
SCHEDULE II	Loan List
SCHEDULE III	Agreed-Upon Procedures
SCHEDULE IV	Industry Classifications

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments
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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of December 1, 2025, by and among:

(1) LORD ABBETT PRIVATE CREDIT FUND, a Delaware statutory trust, as the Collateral Manager (as hereinafter defined);

(2) LORD ABBETT PCF FINANCING 2 LLC, a Delaware limited liability company, as the borrower (the “Borrower”);

(3) EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender”, collectively, the “Lenders”);

(4) ROYAL BANK OF CANADA (together with its successors and assigns, “RBC”), as the administrative agent hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”); and

(5) COMPUTERSHARE TRUST COMPANY, N.A. (“Computershare”), not in its individual capacity but as the collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”) and as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders extend credit hereunder by providing Commitments and making Advances from time to time for the purchase of certain Eligible Loans from the Transferor pursuant to the Sale Agreement and for the general business purposes of the Borrower;

WHEREAS, the Borrower has requested that the Collateral Manager act as the collateral manager of the Borrower and manage the Collateral (as defined below); and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

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ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”: The United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”: Any of the Collateral Account, the Principal Collection Account, the Interest Collection Account and the Unfunded Exposure Account, each Eligible Currency Account and any sub-accounts thereof deemed appropriate or necessary by the Administrative Agent, the Collateral Agent or the Securities Intermediary for convenience in administering such accounts.

“Account Control Agreement”: The Account Control Agreement, dated as of the date hereof, among the Borrower, as the pledgor, the Administrative Agent, the Collateral Agent and the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Accrual Period”: With respect to (a) the first Payment Date, the period from and including the Closing Date to but excluding the Determination Date immediately preceding the first Payment Date, and (b) any subsequent Payment Date, the period from and including the Determination Date immediately preceding the previous Payment Date to but excluding the Determination Date immediately preceding the current Payment Date (or, in the case of the final Payment Date, to and including such Payment Date).

“Adjusted Daily Compounded CORRA”: a per annum rate equal to Daily Compounded CORRA for such calculation plus the Daily Compounded CORRA Adjustment; provided that if Adjusted Daily Compounded CORRA as so determined shall be less than zero, then Adjusted Daily Compounded CORRA shall be deemed to be zero.

“Adjusted Daily Simple RFR”: For any day (an “RFR Rate Day”), a rate per annum equal to, for any Loans, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, the greater of (i) the sum of (A) SONIA for the day (such day, a “Sterling RFR Determination Day”) that is five (5) RFR Business Days prior to (I) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (II) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; provided that if by 5:00 p.m. (London time) on the second (2nd) RFR Business Day immediately following any Sterling RFR Determination Day, SONIA in respect of such Sterling RFR Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the Adjusted Daily Simple RFR for Sterling has not occurred, then SONIA for such Sterling RFR Determination Day will be SONIA as published in respect of the first preceding RFR Business Day for which such SONIA was published on the

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SONIA Administrator’s Website; provided, further, that SONIA as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for no more than three (3) consecutive RFR Rate Days and (B) the SONIA Adjustment and (ii) the Floor. Any change in Adjusted Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Adjusted Eurocurrency Rate”: As to any Advance denominated in any applicable Approved Foreign Currency (which, as of the date hereof, shall mean Australian Dollars and Euros), for any Accrual Period, the rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing: (a) the Eurocurrency Rate for such Advance for such Accrual Period; by (b) one (1) minus the Eurocurrency Reserve Percentage for such Advance for such Accrual Period; provided that if the Adjusted Eurocurrency Rate as so determined would ever be less than the Floor, then Adjusted Eurocurrency Rate shall be deemed to be the Floor.

“Adjusted Principal Balance”: For any Eligible Loan, for any date of determination, an amount equal to the Assigned Value of such Loan at such time multiplied by the Outstanding Balance of such Loan.

“Administrative Agent”: Royal Bank of Canada, in its capacity as the administrative agent for Lenders hereunder, together with its permitted successors and assigns, including any successor appointed pursuant to Section 11.6.

“Administrative Expenses”: All reasonable and documented fees and out-of-pocket expenses and amounts (including indemnification payments but excluding principal payments, interest payments and Non-Usage Fees) due or accrued and payable by the Borrower to any Person pursuant to any Transaction Document, including, but not limited to, any third party service provider to the Borrower, any Lender, the Collateral Agent, the Collateral Custodian, or the Securities Intermediary, and to any accountants, agents and counsel of any of the foregoing for their fees and expenses or any other Person in respect of any other fees, expenses, or other payments (including indemnification payments).

“Administrative Questionnaire”: An administrative questionnaire in a form supplied by the Administrative Agent.

“Advance”: Each funding by the Lenders hereunder (including each Loan Advance and each advance made for the purpose of funding the Unfunded Exposure Account pursuant to Section 2.2(e)). The application of amounts on deposit in the Unfunded Exposure Account to fund a Revolving Loan or Delayed Draw Loan in accordance with Section 2.9(e) shall not be considered an “Advance”.

“Advance Date”: With respect to any Advance, the date on which such Advance is made.

“Advance Rate”: As follows:

(a) with respect to Broadly Syndicated Loans for which the Purchase Price is greater than eighty-five percent (85.00%), seventy-five percent (75.00%);

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(b) with respect to Broadly Syndicated Loans for which the Purchase Price is less than or equal to eighty-five percent (85.00%), seventy percent (70.00%);

(c) with respect to Senior Secured Bonds, seventy-two and a half percent (72.50%);

(d) with respect to Private Credit Loans that (i) are also First Lien Loans for which the First Out Attachment Ratio is less than or equal to 7.00 to 1.00 and (ii) the related Obligor has EBITDA for the most recent Relevant Test Period of at least $100,000,000, seventy-two and a half percent (72.50%);

(e) with respect to Private Credit Loans that (i) are also First Lien Loans for which the First Out Attachment Ratio is less than or equal to 6.00 to 1.00 and (ii) the related Obligor has EBITDA for the most recent Relevant Test Period of at least $25,000,000 but less than $100,000,000, seventy percent (70.00%);

(f) with respect to Private Credit Loans that (i) are also First Lien Loans for which the First Out Attachment Ratio is less than or equal to 6.00 to 1.00 and (ii) the related Obligor has EBITDA for the most recent Relevant Test Period of less than $25,000,000, sixty-five percent (65.00%);

(g) with respect to Private Credit Loans (i) that are also First Lien Loans for which the First Out Attachment Ratio is greater than to 6.00 to 1.00 and less than or equal to 7.00 to 1.00 and (ii) where the related Obligor has EBITDA for the most recent Relevant Test Period of at least $25,000,000 but less than $100,000,000, forty percent (40.00%);

(h) with respect to First Lien Last Out Loans, fifty-five percent (55.00%);

(i) with respect to Recurring Revenue Loans, as determined by the Administrative Agent in its sole discretion but not to exceed fifty-five percent (55.00%);

(j) with respect to Second Lien Loans, forty percent (40.00%); and

(k) with respect to any Loan, the acquisition (including the manner of acquisition, ownership, enforcement and disposition) of which did or will subject the Borrower or the Seller to any withholding tax, such Advance Rate determined by the Administrative Agent in its sole discretion and communicated in writing to the Borrower and the Collateral Agent; provided that the Advance Rate for any such Loan, prior to the Administrative Agent’s receipt of the information regarding the terms of the Underlying Instruments related to the Obligor’s requirement to make “gross up” payments with respect to any withholding tax, shall be zero (0.00%); provided further that the Advance Rate determined pursuant to this clause (k) shall be subject to further adjustment at the discretion of the Administrative Agent following any change to the withholding tax rate with respect to such Loan.

“Advances Outstanding”: On any day, the aggregate principal amount of all Advances outstanding on such day, as determined by the Administrative Agent, after giving effect to all repayments of Advances and the making of new Advances on such day.

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“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship among Obligors which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20.00% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Unfunded Exposure Amount”: On any date of determination, the Dollar Equivalent of the sum of the Unfunded Exposure Amounts of all Loans included in the Collateral.

“Aggregate Unfunded Exposure Equity Amount”: On any date of determination, the Dollar Equivalent of the sum of the Unfunded Exposure Equity Amounts of all Loans included in the Collateral.

“Agreed-Upon Procedures Report”: The meaning specified in Section 5.1(t)(v).

“Agreement”: The meaning specified in the Preamble.

“Anti-Corruption Laws”: The Applicable Law in any jurisdiction that relates to anti-bribery or anti-corruption laws, regulations or ordinances, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and the U.K. Bribery Act 2010, as amended.

“Anti-Money Laundering Laws”: The Applicable Law in any jurisdiction that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property, and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin”: With respect to each Advance used to fund (i) the acquisition of or any draw with respect to a Private Credit Loan, a rate per annum equal to 1.80%, (ii) the acquisition of or any draw with respect to a Senior Secured Bond, a rate per annum equal to 2.00% and (iii) the acquisition of or any draw with respect to a Broadly Syndicated Loan, a rate per annum equal to 1.60%; provided that if an Event of Default has occurred and is continuing, at the election of the Administrative Agent (which election shall be deemed in the case of an Event of Default described in Section 9.1(f) with respect to the Borrower), the rate otherwise in effect shall be increased by 2.00%.

“Approved Foreign Currency”: AUD, CAD, EUR and GBP.

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“Approved Foreign Jurisdiction”: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Norway, the Republic of Ireland, Luxembourg, the Netherlands, Portugal, Poland, Spain, Sweden, Switzerland and the United Kingdom, or such other foreign country approved by the Administrative Agent in its sole discretion.

“Approved Fund”: Any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Valuation Firm” (a) Any of Kroll (f/k/a Duff & Phelps Corp.), FTI Consulting, Inc., Houlihan Lokey Howard & Zukin, Lincoln International LLC, Alvarez & Marshal, Citrin Cooperman and Valuation Research Corp. and (b) any other nationally recognized accounting firm or valuation firm approved by the Administrative Agent in its sole discretion.

“Assigned Value”: With respect to each Loan, as of any date of determination, the Assigned Value of such Loan shall be the least of (i) the Purchase Price, (ii) its Outstanding Balance and (iii) if Revaluation Event with respect to a Loan has occurred and is in effect, an amended value determined by the Administrative Agent in its sole discretion following the occurrence of the relevant Revaluation Event (but subject to the following clauses):

(i) with respect to a Revaluation Event pursuant to clauses (a), (b), (c) or (d) (if with respect to clause (d), then solely with respect to any Material Modification described in clause (a) of the definition thereof) of the definition of Revaluation Event, in each case, the Assigned Value of such Loan shall be zero;

(ii) with respect to a Revaluation Event pursuant to clauses (d), (e), (f), (g), (i), (k) or (l) (if with respect to clause (d), then with respect to any Material Modification other than as described in clause (a) of the definition thereof) of the definition of Revaluation Event, the Assigned Value of such Loan may be amended by the Administrative Agent in its sole discretion;

(iii) with respect to a Revaluation Event pursuant to clause (h) of the definition of Revaluation Event, the Assigned Value for any Private Credit Loan that is also a First Lien Loan with a related Obligor with EBITDA for the most recent Relevant Test Period of at least $25,000,000, shall equal (A) for thirty (30) calendar days following the occurrence of such Revaluation Event, 75.0%, (B) from the thirty first (31st) calendar day following the occurrence of such Revaluation Event until the sixtieth (60th) calendar day following the occurrence of such Revaluation Event, 50.0%, (C) from the sixty first (61st) calendar day following the occurrence of such Revaluation Event until the ninetieth (90th) calendar day following the occurrence of such Revaluation Event, 25.0%, and (D) thereafter, zero;

(iv) with respect to a Revaluation Event pursuant to clause (h) of the definition of Revaluation Event, the Assigned Value for any Private Credit Loan that is also a First Lien Loan with a related Obligor with EBITDA for the most recent Relevant Test Period of less than $25,000,000, shall equal (A) for thirty (30)

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calendar days following the occurrence of such Revaluation Event, 50.0%, (B) from the thirty first (31st) calendar day following the occurrence of such Revaluation Event until the sixtieth (60th) calendar day following the occurrence of such Revaluation Event, 25.0%, and (C) thereafter, zero;

(v) with respect to a Revaluation Event pursuant to clause (j) of the definition of Revaluation Event, shall equal the lower of (A) its Purchase Price and (B) its Market Value; and

(vi) the Assigned Value of any Loan that is not an Eligible Loan shall be zero;

provided that, the Borrower may request that the Administrative Agent reinstate the Assigned Value as in effect prior to the Revaluation Event if the conditions that caused the Revaluation Event of the type described in clauses (d), (e), (f) or (i) are no longer occurring, and the Administrative Agent may, in its sole discretion, reinstate the Assigned Value as in effect prior to the Revaluation Event to such Loan;

provided, further, that, subject to the below, the Administrative Agent may make additional adjustments to the Assigned Value of any Loan at any time following the subsequent occurrence of any additional or new Revaluation Event;

provided further that:

(a) if the Borrower disputes the Assigned Value of a Loan that has been assigned by the Administrative Agent following a Revaluation Event (such value, the “Administrative Agent Valuation”) within 30 days of such Revaluation Event (such 30-day period, the “Dispute Period”), the Collateral Manager, on behalf of the Borrower, may (x) if the Loan is a Broadly Syndicated Loan or Senior Secured Bond, provide to the Administrative Agent within 30 days of such Revaluation Event at least two (2) bids with respect to such Loan from a broker dealer or pricing service (such right described in this clause (x), the “Manager BSL Dispute Right”), or (y) if such Loan is not a Broadly Syndicated Loan or Senior Secured Bond, request that an Approved Valuation Firm provide an appraised value of the applicable Loan using the most recent financial reporting available (but in no event dated more than 90 days prior to such appraisal) and/or any other customary sources (which appraisal must have a valuation date that falls within such Dispute Period) (such right described in this clause (y), the “Manager Non-BSL Dispute Right”);

(b) the Assigned Value of any applicable Loan subject to the Manager BSL Dispute Right shall be the average of the bids obtained by the Borrower with respect to such Loan; provided that, if fewer than two (2) bids are obtained, the Assigned Value shall remain the Administrative Agent Valuation;

(c) until completion or resolution of any Manager Non-BSL Dispute Right, the Assigned Value of the applicable Loan shall be, if the Collateral Manager is in the process of obtaining a value by an Approved Valuation Firm, the value assigned by the Collateral Manager in accordance with the Collateral Manager Standard and consistent with the value

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(expressed as a percentage of par) at which the Collateral Manager carries such asset on its own books and records;

(d) if the Administrative Agent disputes any appraised value determined in accordance with the Manager Non-BSL Dispute Right, the Administrative Agent may (at the Lender’s expense) request that a different Approved Valuation Firm provide an appraised value of the applicable Loan using the most recent financial reporting and/or any other customary sources (such right described in this clause (d), the “Administrative Agent Non-BSL Dispute Right”); and

(e) following the completion and resolution of any Manager Non-BSL Dispute Right, the Assigned Value of the applicable Loan shall be either (1) the value assigned to such Loan by the Approved Valuation Firm pursuant to the Manager Non-BSL Dispute Right (provided that, if the Administrative Agent exercises the Administrative Agent Non-BSL Dispute Right, the Assigned Value of such Loan shall be the average of the value determined by the Approved Valuation Firm pursuant to the Administrative Agent Non-BSL Dispute Right and the value determined by the Approved Valuation Firm pursuant to the Manager Non-BSL Dispute Right) or (2) if no new Assigned Value is assigned to such Loan following the exercise of the Manager Non-BSL Dispute Right, the Administrative Agent Valuation;

“Assigned Value Notice”: A written notice (which may be in the form of an e-mail) delivered by the Administrative Agent to the Borrower, the Collateral Manager, the Lenders and the Collateral Agent specifying the value of a Loan determined in accordance with the terms of the definition of “Assigned Value” in this Section 1.1.

“Assignment and Assumption”: An assignment and assumption agreement in the form of Exhibit K to this Agreement (appropriately completed) delivered in connection with an assignment by any Lender pursuant to Section 12.16.

“Australian Dollars”, “A$” and “AUD”: The lawful currency of Australia.

“Available Funds”: With respect to any Payment Date, all amounts on deposit in the Collection Account (including, without limitation, any Collections).

“Available Tenor”: As of any date of determination and with respect to the then current Benchmark if such Benchmark for Dollars is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Accrual Period” pursuant to clause (d) of Section 12.18.

“Bank Bill Rate”: For any day (a “BBSY Rate Day”), a rate per annum equal to the greater of (a) BBSY (for a period of three (3) months) for the day (such day, a “BBSY Determination Day”) that is five (5) Business Days prior to (i) if such BBSY Rate Day is a Business Day, such BBSY Rate Day or (ii) if such BBSY Rate Day is not a Business Day, the Business Day immediately preceding such BBSY Rate Day, in each case, as such BBSY is published on the applicable Thomson Reuters screen page (or such other commercially available source providing

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such quotations as may be designated by the Administrative Agent from time to time), and (b) zero. If by 5:00 p.m. (Melbourne time) on the second (2nd) Business Day immediately following any BBSY Determination Day, BBSY in respect of such BBSY Determination Day has not been published on the applicable Thomson Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) and a Benchmark Replacement Date with respect to the Bank Bill Rate has not occurred, then BBSY for such BBSY Determination Day will be BBSY as published in respect of the first preceding Business Day for which BBSY was published on the applicable Thomson Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided that any BBSY determined pursuant to this sentence shall be utilized for purposes of calculation of the Bank Bill Rate for no more than three (3) consecutive BBSY Rate Days; provided that in no event shall the Bank Bill Rate determined pursuant to this sentence be less than zero. Any change in the Bank Bill Rate due to a change in BBSY shall be effective from and including the effective date of such change in BBSY without notice to Borrower.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: On any date, a fluctuating per annum interest rate equal to the highest of (a) the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), (b) the Federal Funds Rate plus 0.50% and (c) zero.

“Benchmark”: Initially, with respect to any:

(a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Dollars, Daily SOFR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date with respect to any then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 12.18;

(b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, the Adjusted Daily Simple RFR applicable for such Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to any then-current Benchmark for such Currency, then “Benchmark” shall mean, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 12.18;

(c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Canadian Dollars, Adjusted Daily Compounded CORRA;

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provided that if a Benchmark Transition Event and the related Benchmark Replacement Date with respect to any then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 12.18; or

(d) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros or Australian Dollars, the Adjusted Eurocurrency Rate applicable for such Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date with respect to any then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 12.18.

“Benchmark Replacement”: With respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent in consultation with the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in Dollars and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment”: With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Accrual Period for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent in consultation with the Borrower for the applicable tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars.

“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates, timing (but not frequency) of making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Borrower may be appropriate to reflect the adoption and implementation of

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such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date”: The earliest to occur of the following events with respect to the then-current Benchmark for Dollars:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: With respect to the then-current Benchmark for Dollars, the occurrence of one or more of the following events with respect to such Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof)

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or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the central bank for Dollars, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date”: In the case of a Benchmark Transition Event with respect to any then-current Benchmark for Dollars, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period”: With respect to the then-current Benchmark for Dollars, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 12.18 and (y) ending at the time that a Benchmark Replacement has replaced the then current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 12.18.

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“Beneficial Ownership Certification”: A certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“BHC Act Affiliate”: The meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Borrower”: The meaning specified in the Preamble.

“Borrower Interest Coverage Ratio”: On any Payment Date, the ratio of (a) the Dollar Equivalent of the aggregate amount of Interest Collections received in the Collection Accounts during the preceding Accrual Period minus all Senior Collateral Manager Fees and Subordinated Collateral Manager Fees, unless in either case waived by the Collateral Manager, payable by the Borrower on such Payment Date to (b) the Borrower Interest Expense payable by the Borrower on such Payment Date.

“Borrower Interest Expense”: With respect to the Borrower, as of any Payment Date, an amount equal to the Dollar Equivalent of the aggregate amount payable (whether or not actually paid) in interest, costs and Non-Usage Fees pursuant to Section 2.7 during the preceding Accrual Period.

“Borrower’s Notice”: Any (a) Funding Notice or (b) Reinvestment Notice.

“Borrowing Base”: As of any date of determination, an amount equal to the lesser of:

(a) the sum of the product of (1) the lower of (I) the Weighted Average Advance Rate and (II) the Maximum Portfolio Advance Rate multiplied by (2) the sum of the Borrowing Value plus the Dollar Equivalent of the amount of Collections on deposit in the Principal Collection Account representing Principal Collection (excluding any such Collections earmarked for Reinvestments that have not yet settled) plus the amount on deposit in the Unfunded Exposure Account minus the Aggregate Unfunded Exposure Equity Amount as of such date;

(b) the sum of (i) the Borrowing Value minus (ii) the Minimum Equity Amount plus (iii) the Dollar Equivalent of the amount of Principal Collections on deposit in the Principal Collection Account (excluding Principal Collections earmarked for Reinvestments that have not yet settled) plus the amount on deposit in the Unfunded Exposure Account minus the Aggregate Unfunded Exposure Equity Amount as of such date; and

(c) the Facility Amount plus the amount on deposit in the Unfunded Exposure Account minus the Aggregate Unfunded Exposure Amount as of such date.

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“Borrowing Base Certificate”: A certificate setting forth the calculation of the Borrowing Base and the Borrowing Value as of each Measurement Date, in the form of Exhibit A-4, prepared by the Collateral Manager.

“Borrowing Base Deficiency”: The amount by which, on any date of determination, (a) the Advances Outstanding exceed (b) the Borrowing Base.

“Borrowing Value”: As of any date of determination, an amount equal to the difference of (i) the Dollar Equivalent of the aggregate Adjusted Principal Balance of all Eligible Loans as of such date minus (ii) the Excess Concentration Amount as of such date; provided that any Loan which at any time is no longer an Eligible Loan shall not be included in the calculation of “Borrowing Base”.

“Breakage Costs”: With respect to any Lender and to the extent requested by such Lender in writing (which writing shall set forth in reasonable detail the basis for requesting any such amounts), any amount or amounts as shall compensate such Lender for any loss (excluding loss of anticipated profits), cost or expense actually incurred by such Lender as a result of the liquidation or re-employment of deposits or other funds required by the Lender if any payment by the Borrower of Advances Outstanding or Interest occurs on a date other than a Payment Date, provided, that the Breakage Costs in respect of any such payment by the Borrower on any Payment Date shall be deemed to be zero. All Breakage Costs shall be due and payable hereunder on each Payment Date in accordance with Section 2.7 and Section 2.8. The determination by the applicable Lender of the amount of any such loss, cost or expense shall be conclusive absent manifest error.

“Broadly Syndicated Loan”: Any Loan that (i) is a First Lien Loan or a Second Lien Loan, (ii) at the time of the initial closing, is part of an original issuance of a tranche of indebtedness governed by the same Underlying Instrument, with a size of at least $250,000,000, (iii) has a Moody’s rating of at least “B3” and an S&P rating of at least “B-” (or the related Obligor has a Moody’s rating of at least “B3” or an S&P rating of at least “B-”), (iv) has at least one (1) bid quotation from a nationally recognized independent dealer in the related loan as reported by an independent nationally recognized pricing service as of the date of acquisition and (v) such Loan shall pay interest in Cash of at least (a) 2.25% per annum over a Benchmark rate index if such Loan is a Floating Rate Loan and (b) 6.00% per annum if such Loan is a Fixed Rate Loan.

“Business Day”: Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or in the city in which the designated Corporate Trust Office of the Collateral Agent is located, which, as of the Closing Date, is Columbia, Maryland.

“Buyout Period” means the time period during which the Borrower is entitled to exercise its right to purchase the Collateral pursuant to Section 9.2(c), and if the Borrower has exercised such right, during the ten (10) Business Day period set forth in Section 9.2(c).

“CAD” and “Canadian Dollars”: The lawful currency of Canada.

“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in

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a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash”: Cash or legal currency of the United States or an Approved Foreign Currency as at the time shall be legal tender for payment of all public and private debts in the applicable jurisdiction.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control”: The occurrence of any of the following events: (a) any change of control of the Borrower, (b) Lord Abbett Private Credit Advisor LLC ceases to be the investment advisor of the Fund, or (c) the Fund ceases to own and control, of record and beneficially, directly or indirectly, 100.00% of the equity interests of the Borrower free and clear of all Liens other than Liens approved in writing by the Administrative Agent, in each case, “control” being defined for purposes of this definition as the possession, directly or indirectly, of the power to direct or cause the direction of the management, actions and policies of a person, whether through voting rights, ownership rights, or by contract or otherwise.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Date”: December 1, 2025.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: The meaning specified in Section 8.1(a).

“Collateral Account”: Each Securities Account created and maintained on the books and records of the Securities Intermediary (or any other party acceptable to the Administrative Agent in its sole discretion) entitled “Collateral Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent”: Computershare Trust Company, N.A., not in its individual capacity, but solely as Collateral Agent, its successor in interest pursuant to Section 7.3 or such Person as shall have been appointed Collateral Agent pursuant to Section 7.5.

“Collateral Agent Fee”: The fees, out-of-pocket expenses and indemnities, in each case that are reasonable and documented, set forth as such in the Collateral Agent Fee Letter and as provided for in this Agreement or any other Transaction Document, including without limitation but without duplication, any Administrative Expenses payable to the Collateral Agent, the Collateral Custodian or the Securities Intermediary. Notwithstanding any other provision of this Agreement or the Collateral Agent Fee Letter, the Collateral Agent, the Securities Intermediary and Collateral Custodian agree that the aggregate amount of fees, expenses and indemnity payments included in the Collateral Agent Fee payable pursuant to Sections 2.7(a)(2), 2.7(b)(1) and 2.8(2) shall be not greater than $100,000 during any rolling 12-month period.

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“Collateral Agent Fee Letter”: The fee schedule dated on or about the Closing Date, among Computershare, as Collateral Agent and the Collateral Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collateral Agent Termination Notice”: The meaning specified in Section 7.5.

“Collateral Custodian”: Computershare, not in its individual capacity, but solely as Collateral Custodian, its successor in interest pursuant to Section 14.3 or such Person as shall have been appointed Collateral Custodian pursuant to Section 14.5, acting in the role of collateral custodian hereunder, including with respect to custody of Required Loan Documents and Loan Files.

“Collateral Custodian Termination Notice”: The meaning specified in Section 14.5.

“Collateral Manager”: Initially Lord Abbett Private Credit Fund, a Delaware statutory trust, as collateral manager, acting solely pursuant to the terms of this Agreement or any other Person becoming Collateral Manager pursuant to the terms of this Agreement.

“Collateral Manager Standard”: With respect to the servicing, management and administration of each Loan, and the Collateral taken as a whole, a standard requiring a degree of care, skill, prudence and diligence consistent with (i) the same care, skill, prudence and diligence with which the Collateral Manager services and administers loans for its own account or for the account of others, (ii) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing assets of the nature and character of the Loans for its own account; and (iii) to the extent not inconsistent with the foregoing, the Collateral Manager’s customary standards, policies and procedures.

“Collateral Manager Termination Event”: The occurrence of any one of the following:

(a) the Collateral Manager (i) willfully breaches or (ii) breaches in any material respect, any covenant or agreement of the Collateral Manager under this Agreement or any other Transaction Document to which the Collateral Manager is a party and, solely in the case of clause (ii), the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the applicable Loan Party by the Administrative Agent and (ii) the date on which a Responsible Officer of the Collateral Manager acquires actual knowledge thereof;

(b) any representation, warranty or certification made by the Collateral Manager in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made in any material respect (or, if any such representation, warranty or certification is qualified by materiality, a Material Adverse Effect or any similar qualifier, in any respect) and the same continues unremedied for a period of thirty (30) days (if such can be remedied) after the earlier to occur of (i) the date on which written notice requiring the same to be remedied shall have

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been given to the Collateral Manager by the Administrative Agent and (ii) the date on which the Collateral Manager acquires actual knowledge thereof;

(c) one or more final judgments, decrees or orders for the payment of money in excess of $25,000,000 in the aggregate are rendered against the Collateral Manager;

(d) an Insolvency Event shall occur with respect to the Collateral Manager;

(e) the Collateral Manager assigns its rights or obligations as the “Collateral Manager” without the consent of each Lender and the Administrative Agent;

(f) the occurrence of a Change of Control in respect of the Collateral Manager without the consent of the Administrative Agent (such consent not to be unreasonably withheld) within ten (10) Business Days after such Change of Control;

(g) the occurrence of an Event of Default that results from the declaration of the Termination Date pursuant to clause (b) of the definition thereof;

(h) Lord Abbett Private Credit Fund ceases to be the Collateral Manager hereunder without the prior written consent of the Administrative Agent;

(i) any failure by the Collateral Manager to deliver any Borrowing Base Certificate or Payment Date Report on or before the date occurring three (3) Business Days (or, if approved by the Administrative Agent in its sole discretion, six (6) Business Days) after the date such report is required to be made or given, as the case may be, under the terms of this Agreement; or

(j) the Collateral Manager, any senior manager having supervisory authorities in respect of the Loans in the Collateral or any portfolio manager having credit selection responsibilities with respect to the Loans in the Collateral being indicted for fraud or a felony criminal offense related to their investment duties with respect to the Borrower or its affiliates; provided that the Collateral Manager shall be deemed to have cured any Collateral Manager Termination Event pursuant to this clause (l) if the Collateral Manager terminates or causes the termination of employment of all individuals who engaged in the conduct constituting a Collateral Manager Termination Event pursuant to this clause (j).

“Collateral Manager Termination Notice”: The meaning specified in Section 6.11.

“Collateral Quality Test”: A test that is satisfied if, as of any date of determination, in the aggregate, the Eligible Loans owned (or, in relation to a proposed purchase of an Eligible Loan, both owned and proposed to be owned) by the Borrower satisfy or improve (after giving effect to any purchase or sale effected on such date of determination) each of the tests set forth below:

(a) the Minimum Weighted Average Spread Test;

(b) the Minimum Weighted Average Coupon Test; and

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(c) the Maximum Weighted Average Life Test;

provided that only Eligible Loans will be included in the calculation of the Collateral Quality Tests.

“Collection Account”: Collectively, the Interest Collection Account and the Principal Collection Account.

“Collections”: (a) All cash collections and other cash proceeds of any Loan, including, without limitation or duplication, any Proceeds, any Interest Collections, Principal Collections, amendment fees, late fees, prepayment fees, waiver fees, settlement payments, re-financing amounts, rent, like-kind payments, recoveries, guaranty payments or other amounts received in respect thereof (but excluding (i) any Excluded Amounts and (ii) any amounts received by the Borrower from an Obligor following the sale of the related Loan by the Borrower pursuant to Section 2.14 which the Borrower is required to pay to the purchaser of such Loan) and (b) interest earnings on Permitted Investments or otherwise in any Account.

“Commitment”: With respect to each Lender, the commitment of such Lender to make Loan Advances in accordance herewith in an aggregate amount not to exceed (a) prior to the earlier to occur of the Reinvestment Period End Date or the Termination Date, the Dollar amount set forth opposite such Lender’s name on Annex B hereto or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable, as such amounts may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement, and (b) on or after the earliest to occur of the Reinvestment Period End Date, the Termination Date or the termination of the Commitment of such Lender, zero.

“Computershare”: The meaning specified in the Preamble.

“Contractual Currency”: The meaning specified in Section 2.18.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Controlled Affiliate”: With respect to the Borrower or the Collateral Manager, any operating company, investment vehicle or fund that directly or indirectly controls or is controlled by (or, subject to the following proviso, is under common control with) the Collateral Manager, but excluding any special purpose subsidiary that is structured to be bankruptcy-remote; provided that, for purposes of this definition, “common control” shall not include any relationship that exists solely as a result of the direct or indirect ownership or control by a common Financial Sponsor.

“Corporate Trust Office”: The applicable designated corporate trust office of the Collateral Agent specified on Annex A hereto or such other address within the United States as the Collateral Agent may designate from time to time by notice to the Administrative Agent.

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“Cov-Lite Loan”: A Loan that does not require the applicable Obligor to maintain compliance with at least one Financial Covenant during any reporting period applicable to such Loan, whether or not any action by, or event relating to, such Obligor has occurred.

“Covenant Compliance Period”: The period beginning on the Closing Date and ending on the date on which the Commitments have been terminated and the Obligations have been paid in full (other than contingent indemnification and expense reimbursement obligations to the extent no claim giving rise thereto has been asserted).

“Currency”: Dollars or an Approved Foreign Currency.

“Covered Party”: Any Secured Party that is one of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b), or any subsidiary of such a covered bank to which 12 C.F.R. Part 47 applies in accordance with 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Custody Facilities”: The designated custody office of Computershare, acting in its role as Collateral Custodian, which on the Closing Date is 1505 Energy Park Drive, St. Paul, MN 55108, or such other address within the United States as the Collateral Agent or the Collateral Custodian may designate from time to time by notice to the Administrative Agent, the Borrower and the Collateral Manager.

“Cut-Off Date”: With respect to each Loan, the date such Loan is acquired by the Borrower.

“Daily Compounded CORRA”: For any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback of five Business Days) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Daily Compounded CORRA Adjustment”: a percentage equal to 0%.

“Daily Compounded CORRA Rate Advance”: An Advance that bears interest at a rate determined by reference to Adjusted Daily Compounded CORRA.

“Daily SOFR”: For any day, the rate per annum equal to the greater of (a) the secured overnight financing rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the SOFR Administrator’s Website and (b) the Floor; provided, however, that if such determination date is not a U.S. Government Securities Business Day, then Daily SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

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“Daily SOFR Advance”: An Advance that bears interest at a rate based on Daily SOFR.

“Daily Simple RFR Advance”: An Advance that bears interest at a rate based on Adjusted Daily Simple RFR.

“Debt-to-Recurring Revenue Ratio”: With respect to any Recurring Revenue Loan for any Relevant Test Period, either (a) the meaning of “Debt-to-Recurring Revenue Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Debt-to-Recurring Revenue Ratio” or comparable definition, “total indebtedness” (as defined in the Underlying Instruments or comparable definition thereof, including such Eligible Loan) of the applicable Obligor divided by Recurring Revenue, as calculated by the Collateral Manager using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the related Underlying Instruments; provided that, in the event such information necessary to calculate the Debt-to-Recurring Revenue Ratio is unavailable, the Debt-to-Recurring Revenue Ratio shall be a ratio calculated by the Collateral Manager in a commercially reasonable manner

“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Default Right”: The meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Loan”: Any Loan with respect to which any of the following events have occurred and is continuing with respect to such Loan or the related Obligor (as applicable): (a) a default in respect of any payment of principal, interest or commitment or non-use fees under such Loan (after giving effect to all applicable cure periods, but in no event longer than five (5) Business Days); (b) the occurrence of an Insolvency Event with respect to the related Obligor (except in the case of obligations with respect to a DIP Loan); (c) any determination by the Collateral Manager or the Administrative Agent that such Loan is on non-accrual status, is written off or is charged off; (d) a default under such Loan (other than a default described in clause (a) above), together with the election by any agent or requisite number of lenders (including the Borrower) required to take any such action to (i) accelerate the Loan or (ii) commence to enforce any of their other rights or remedies pursuant to the applicable Underlying Instruments; or (E) any portion of such Loan has been waived or forgiven.

“Defaulting Lender”: Any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding

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obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, or (iv) has become subject to an Insolvency Event.

“Delayed Draw Loan”: A Loan that (i) requires one or more future advances to be made to the Obligor, (ii) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (iii) does not permit the re-borrowing of any amount previously repaid by the related Obligor; provided that such loan shall only be considered a Delayed Draw Loan for so long as any future funding obligations remain in effect and only with respect to any portion which constitutes a future funding obligation.

“Deposit Account”: The meaning specified in Section 9-102 of the UCC.

“Determination Date”: The last calendar day of each March, June, September and December, with the first Determination Date occurring in March 2026.

“DIP Loan”: Any Loan (i) with respect to which the related Obligor is a debtor in possession as defined under the Bankruptcy Code, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (iii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding).

“Discretionary Sale”: The meaning specified in Section 2.14(c).

“Disruption Event”: The occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the applicable interbank market, to fund any Advance, (b) any Lender shall have notified the Administrative Agent of a determination by such Lender that the rate at which deposits of Dollars offered to such Lender in the applicable interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance; (c) any Lender shall have notified the Administrative Agent of the inability of such Lender, as applicable, to obtain Dollars in the applicable interbank market to make, fund or maintain any Advance or (d) adequate and reasonable means do not exist for ascertaining the Benchmark for any Accrual Period, including because the Benchmark applicable to Dollars is not available or published on a current basis.

“Dollar Equivalent”: On any date of determination, with respect to an amount denominated in an Approved Foreign Currency, the amount of Dollars that would be required to purchase such amount of such Approved Foreign Currency based upon the spot selling rate at which an Approved Foreign Currency may be exchanged for Dollars on the FXC GO screen of the Bloomberg Financial Markets System at approximately 4:00 p.m. (New York Time) on such date. The Administrative Agent shall not have any responsibility for any calculation of a Dollar Equivalent amount made by the Collateral Manager. For avoidance of doubt, the Collateral Custodian shall not have any responsibility to calculate any Dollar Equivalent amount pursuant to this Agreement.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

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“EBITDA”: With respect to the last four (4) fiscal quarters with respect to the related Loan:

(1) the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Loan; and

(2) in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the Obligor on such Loan and any parent that is obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (to the extent deducted in determining earnings from continuing operations for such period) (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) EBITDA related to the periods prior to an add-on acquisition or add-on acquisition under letter of intent for such Obligor, (e) other non-cash charges and organization costs, (f) extraordinary losses in accordance with GAAP, (g) one-time, non-recurring or non-cash charges consistent with the applicable compliance statements and financial reporting packages provided by such Obligor, (h) change in deferred revenue, and (i) any other item the Borrower and the Administrative Agent mutually deem to be appropriate;

provided that with respect to any Obligor for which twelve months of economic data are not available, EBITDA shall be determined for such Obligor based on annualizing the economic data from the reporting periods actually available.

“Elevation”: An elevation of an Eligible Participation Interest in accordance with the Sale Agreement.

“Elevation Date”: The date on which an Elevation occurs with respect to an Eligible Participation Interest pursuant to the Sale Agreement.

“Eligible Currency Accounts”: The segregated trust accounts designated for each Approved Foreign Currency as “[CURRENCY] Eligible Currency Account” in the name of the Borrower subject to the Lien of the Administrative Agent for the benefit of the Secured Parties, including any sub-account thereof. For the avoidance of doubt, there shall be one Eligible Currency Account (which shall constitute a collective reference in each case to one or more accounts, including a principal collection account, interest collection account and unfunded exposure account, for each Approved Foreign Currency, and may include any subaccounts as may be necessary or convenient for the administration of this Agreement) for each Approved Foreign Currency other than Dollars.

“Eligible Loan”: Each Loan (i) for which the Administrative Agent has received a Funding Notice or a Reinvestment Notice, as applicable, and the Collateral Custodian has received or will receive the related Required Loan Documents; provided that any Loan for which the Borrower (or the Collateral Manager on its behalf) has failed to deliver the Required Loan Documents described in Section 3.2(g) within the time periods set forth therein, shall cease to be an Eligible Loan; (ii) that the Administrative Agent has approved in its sole discretion; and

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(iii) that satisfies each of the following eligibility requirements (unless otherwise waived by the Administrative Agent in its sole discretion):

(a) such Loan is a Broadly Syndicated Loan, a Recurring Revenue Loan, a Private Credit Loan, First Lien Loan, a First Lien Last Out Loan, a Second Lien Loan or a Senior Secured Bond;

(b) the Obligor with respect to such Loan is an Eligible Obligor;

(c) unless such Loan is a Recurring Revenue Loan, the Obligor with respect to such Loan has an EBITDA greater than or equal to $5,000,000;

(d) such Loan is denominated and payable in Dollars or an Approved Foreign Currency and does not permit the currency in which such Loan is payable to be changed;

(e) such Loan was originated and underwritten, or purchased and re-underwritten, by the Transferor, the Borrower or any of its Affiliates in accordance with the Transferor’s investment policy and the Collateral Manager Standard;

(f) as of the date such Loan is first included as part of the Collateral, such Loan is not a Defaulted Loan and has not been a Defaulted Loan since its origination date;

(g) if such Loan is a PIK Loan, as of the Cut-Off Date, such Loan is not a PIKing Loan;

(h) such Loan pays interest in Cash no less frequently than semi-annually;

(i) such Loan does not mature later than ten (10) years after the Closing Date;

(j) the Borrower has good and marketable title to, and is the sole owner of, such Loan, and the Borrower has granted to the Collateral Agent a valid and perfected first priority security interest (subject to Permitted Liens) in the Loan and Underlying Instruments, for the benefit of the Secured Parties;

(k) such Loan does not constitute a security (other than a Senior Secured Bond), Structured Finance Obligation, Zero Coupon Obligation, Finance Lease or chattel paper;

(l) such Loan is not a construction loan or a project finance loan;

(m) such Loan is not principally underwritten as a real estate loan or on the basis of security interests in real property;

(n) [reserved];

(o) other than Broadly Syndicated Loans, such Loan has a Purchase Price of not less than 80.0%;

(p) in the case of a Broadly Syndicated Loan or a Senior Secured Bond, such Loan has a public rating from Moody’s and S&P;

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(q) such Loan is not an Equity Security or a component of an Equity Security and no portion thereof (including any conversion option, exchange option, warrant or other component thereof) is exchangeable or convertible into an Equity Security at the option of the Obligor at any time on or after the date it is included as part of the Collateral;

(r) such Loan and the Underlying Instruments related thereto, are eligible to be sold, assigned or transferred to the Borrower, the rights to service, administer and enforce the rights and remedies in respect of such Loan under the applicable Underlying Instruments inure to the benefit of the holder of such Loan or its designee (subject to the rights of any applicable agent or Obligor), and neither the sale, transfer or assignment of such Loan to the Borrower, nor the granting of a security interest hereunder to the Administrative Agent, violates, conflicts with or contravenes in any material respect any Applicable Law or any contractual or other restriction, limitation or encumbrance;

(s) such Loan is not subject to an offer of exchange, redemption, conversion or tender by its Obligor, or by any other Person, for cash, equity securities or any other type of consideration (other than a notice of prepayment in accordance with the terms of the Underlying Instruments);

(t) the Underlying Instruments with respect to such Loan provide that no part of the proceeds of such Loan or any other extension of credit made thereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock, in each case, in such a manner as to violate Regulation T, Regulation U or Regulation X;

(u) if such Loan is made to an Obligor outside of the United States, the Borrower shall provide, upon request of the Administrative Agent, information regarding the terms of the Underlying Instruments related to the Obligor’s requirement to make “gross up” payments with respect to any withholding tax, upon receipt of which, the Administrative Agent may use such information to determine the Advance Rate for such Loan;

(v) such Loan is not an interest only security (it being understood that a term loan which does not provide for any amortization payments prior to final maturity shall not constitute an interest only security);

(w) such Loan is not a letter of credit;

(x) such Loan provides for a fixed amount of principal payable on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment, in each case, at a price less than par;

(y) the repayment of such Loan is not subject to any material non-credit related risk, (for example, a payment on a Loan of which is expressly contingent upon the occurrence or nonoccurrence of a catastrophe) as determined by the Collateral Manager in accordance with the Collateral Manager Standard;

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(z) is not an obligation (other than a Revolving Loan or a Delayed Draw Loan) pursuant to which any future advance or funding to the Obligor may be required to be made by the Borrower; provided that, if it is a Revolving Loan, it is a First Lien Loan;

(aa) the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act;

(bb) [reserved];

(cc) if such Loan is a registration-required obligation within the meaning of Section 163(f)(2) of the Code, such Loan is Registered;

(dd) such Loan and any Underlying Assets (or, with respect to subclause (ii), the acquisition thereof) (i) comply in all material respects with all Applicable Laws and (ii) to the knowledge of the Collateral Manager, will not cause any Secured Party (in its commercially reasonable judgment and as evidenced by a written notice from such Secured Party) to fail to comply with any request or directive from any Governmental Authority having jurisdiction over such Secured Party;

(ee) such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and to have a security interest therein granted to the Collateral Agent, as agent for the Secured Parties;

(ff) such Loan is not a Participation Interest (other than an Eligible Participation Interest until the date that is ninety (90) days after the date on which such Eligible Participation Interest was acquired by the Borrower);

(gg) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition or transfer of such Loan have been duly obtained, effected or given and are in full force and effect, except where failure to obtain, effect or give such consent, license, approval or authorization of, or registration or declaration would not reasonably be expected to have a Material Adverse Effect;

(hh) the Underlying Instruments for such Loan do not contain a confidentiality provision that would prohibit the Administrative Agent or any Secured Party from exercising any of their respective rights hereunder or obtaining all necessary information with regard to such Loan, so long as the Administrative Agent or such Secured Party, as applicable, has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instruments;

(ii) such Loan or any related Underlying Instrument has not been found to be illegal or unenforceable by the decision of a court of law or a Governmental Authority in a proceeding brought by the related Obligor or any Governmental Authority;

(jj) as of the date such Loan is first included as part of the Collateral, there are no proceedings pending or, to the best of the Borrower’s knowledge, threatened in writing wherein the Obligor of such Loan, any other obligated party or any governmental agency

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has alleged that such Loan or the Underlying Instrument which creates such Loan is illegal or unenforceable unless such matter has been disclosed to and consented by the Administrative Agent;

(kk) if such Loan is evidenced by a promissory note or other instrument (including an assignment agreement or transfer document), such promissory note or other instrument has been delivered to the Collateral Custodian within the time period required by Section 3.2(g);

(ll) no selection procedure intended to be adverse to the interests of the Secured Parties was utilized by the Transferor, the Collateral Manager or the Borrower in the selection of such Loan for inclusion in the Collateral;

(mm) such Loan, together with the Underlying Instruments related thereto, (i) contains provisions substantially to the effect that such Loan and such Underlying Instruments constitute the legal, valid and binding obligation of the related Obligor and each guarantor thereof, enforceable against such Obligor and each such guarantor in accordance with their terms, subject to customary bankruptcy, insolvency and equity limitations, (ii) to the knowledge of the Borrower, is not subject to any (A) litigation or dispute or (B) offset, right of rescission, counterclaim or defense to payment and (iii) contains provisions substantially to the effect that the Obligor’s and each guarantor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the Transferor, the Borrower or any assignee of the Borrower;

(nn) the Underlying Instruments with respect to such Loan contain a requirement that the applicable underlying Obligor deliver (i) quarterly financial statements after the end of each the first three fiscal quarters of each fiscal year of the Obligor, and (ii) audited annual financial statements after the end of each fiscal year of the Obligor;

(oo) as of the Cut-Off Date for such Loan, the LTV Ratio of such Loan is not more than 70.0%;

(pp) in the case of a Private Credit Loan (other than a PIK Loan), such Loan did not bear cash interest at a rate that was less than (i) if such Loan is a Floating Rate Loan, the Benchmark plus 3.50% or (ii) if such Loan is a Fixed Rate Loan, 6.00%;

(qq) if such Loan is a First Lien Loan, as of the Cut-Off Date, the Obligor Net Senior Leverage Ratio is less than 7.00 to 1.00;

(rr) if such Loan is a First Lien Loan, as of the Cut-Off Date, the Obligor Net Total Leverage Ratio is less than 7.00 to 1.00; provided that if the related Obligor has any other Indebtedness that is subordinate to such Loan (including, but not limited to, second lien loans or mezzanine financing), the Obligor Net Total Leverage Ratio is less than 8.00 to 1.00;

(ss) if such Loan is a Second Lien Loan, as of the Cut-Off Date, the Obligor Net Total Leverage Ratio is less than 8.00 to 1.00;

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(tt) as of the Cut-Off Date, if such Loan is a First Lien Loan that is not a Recurring Revenue Loan and the related Obligor has an EBITDA that is less than $25,000,000, such Loan is not a PIK Loan or a Cov-Lite Loan; and

(uu) the Administrative Agent has received the Borrower’s internally approved credit/underwriting presentation, which may be a Redacted Version (unless such credit/underwriting presentation was not prepared or received by the Borrower), a copy of the loan agreement, credit agreement, indenture or other principal agreement (including any amendments or modifications thereto) pursuant to which the Loan has been issued or created with respect to such Loan, the most recent year’s audited financial statements with respect to the applicable Obligor (or if audited financial statements are not available, the pro forma financial statements with respect to such Obligor, if such Obligor is a newly formed Person) and most recent covenant compliance certificate, if any, required to be provided to the Borrower with respect to such Loan.

“Eligible Obligor”: On any date of determination, unless otherwise waived by the Administrative Agent, any Obligor (or guarantor, as applicable) that:

(a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is not a Governmental Authority;

(c) is not an Affiliate of any Loan Party;

(d) is organized and incorporated and domiciled in the United States or any state thereof or an Approved Foreign Jurisdiction;

(e) other than with respect to any DIP Loan, is not the subject of any proceeding which would result in, an Insolvency Event with respect to such Obligor; and

(f) is not (i) a Sanctioned Person; (ii) a Sanctioned Country; (iii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iv) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; (v) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns; or (vi) an Affiliate of any Person meeting any of the criteria set forth in clauses (i) through (v).

“Eligible Participation Interest”: A Participation Interest in which a Lien is granted therein by the Borrower to the Collateral Agent pursuant to this Agreement.

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“Equity Cure Notice”: A notice from the Borrower to the Administrative Agent which satisfies each of the following conditions:

(a) such notice is delivered to the Administrative Agent not later than two (2) Business Days after the Borrower acquires knowledge of a Borrowing Base Deficiency; and

(b) such notice sets forth evidence that (i) the Fund has made a capital call on its investors in an aggregate amount sufficient to, when combined with any amounts on deposit in the Principal Collection Account and other cash available to be contributed to the Borrower, cure the Borrowing Base Deficiency referenced in clause (a) upon the contribution of the proceeds of such capital call to the Borrower (together with such other amounts) or (ii) the Borrower has made other arrangements acceptable to the Administrative Agent (in its sole discretion) to otherwise cure the Borrowing Base Deficiency referenced in clause (a) within the timeframe specified in Section 9.1(p).

“Equity Security”: (i) Any equity security or any other security that is not eligible for purchase by the Borrower as a Loan, and (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Borrower as a Loan.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated or issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower.

“Erroneous Payment”: The meaning specified in Section 11.10(a).

“Erroneous Payment Deficiency Assignment”: The meaning assigned to such term in Section 11.10(d).

“Erroneous Payment Impacted Class”: The meaning assigned to such term in Section 11.10(d).

“Erroneous Payment Return Deficiency”: The meaning assigned to such term in Section 11.10(d).

“Erroneous Payment Subrogation Rights”: The meaning specified in Section 11.10(d).

“EUR”, “Euro” and “€”: The lawful currency of the member state of the European Union in accordance with legislation of the European Union relating to the Economic and Monetary Union.

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“Eurocurrency Banking Day”: (a) For Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day and (b) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any other applicable Approved Foreign Currency, any day in which banks are open for foreign currency exchange business in the principal financial center of the country of such Approved Foreign Currency; provided that for purposes of notice or repayment requirements in Sections 2.2 and 2.3 in each case, such day is also a Business Day.

“Eurocurrency Rate”: With respect to any Advances for any Accrual Period:

(a) denominated in Australian Dollars, the greater of (i) the rate per annum equal to the Bank Bill Rate, as administered by ASX Benchmarks Pty Limited (or any other Person that takes over the administration of such rate that is approved by the Administrative Agent) for a three (3) month period, at approximately 10:30 a.m. (Sydney time) two Eurocurrency Banking Days prior to the related Funding Date of such Advance and (ii) the Floor; and

(b) denominated in Euros, the greater of (i) the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate that is approved by the Administrative Agent) for a three (3) month period, at approximately 11:00 a.m. (Brussels time) two Eurocurrency Banking Days prior to the related Funding Date of such Advance and (ii) the Floor.

“Eurocurrency Rate Advance”: An Advance that bears interest at a rate based on the Adjusted Eurocurrency Rate.

“Eurocurrency Reserve Percentage”: For any day during any Accrual Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Advances. The Adjusted Eurocurrency Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default”: The meaning specified in Section 9.1.

“Excepted Persons”: The meaning specified in Section 12.13(a).

“Excess Concentration Amount”: As of any date of determination (and after giving effect to all Eligible Loans to be purchased or sold by the Borrower on such date), the Dollar Equivalent of the sum of the following amounts (as calculated by the Collateral Manager (in consultation with Administrative Agent) and without duplication):

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(a) the excess, if any, of (i) the aggregate Adjusted Principal Balances of all Eligible Loans that are obligations of any single Obligor and its Affiliates over (ii) 5.0% of the Target Transaction Par Amount; provided that Eligible Loans that are First Lien Loans to up to four Obligors (measured cumulatively with their respective Affiliates) may each constitute 7.5% of the Target Transaction Par Amount at any time;

(b) the excess, if any, of (i) the aggregate Adjusted Principal Balance of each Eligible Loan that is a First Lien Last Out Loan or a Second Lien Loan over (ii) 10.0% of the Target Transaction Par Amount;

(c) the excess, if any, (i) the aggregate Adjusted Principal Balance of each Eligible Loan that is a Second Lien Loan over (ii) 5.0% of the Target Transaction Par Amount;

(d) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans that are Senior Secured Bonds over (ii) 5.0% of the Target Transaction Par Amount;

(e) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans that do not constitute First Lien Loans over (ii) 10.0% of the Target Transaction Par Amount;

(f) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans that are Cov-Lite Loans over (ii) 50.0% of the Target Transaction Par Amount;

(g) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans that are Eligible Participation Interests over (ii) 20.0% of the Target Transaction Par Amount (or such higher amount as may be agreed by the Administrative Agent from time to time in its sole discretion);

(h) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans that have a public debt rating below “B3” by Moody’s or the equivalent public debt rating of another Rating Agency over (ii) 5.0% of the Target Transaction Par Amount;

(i) the excess, if any, of (i) the aggregate commitments of the unfunded portion of Delayed Draw Loans over (ii) 20.0% of the Target Transaction Par Amount;

(j) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans with underlying Obligors with EBITDA less than $25,000,000 over (ii) 20.0% of the Target Transaction Par Amount;

(k) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans which pay interest in Cash less frequently than quarterly, over (ii) 5.0% of the Target Transaction Par Amount;

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(l) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans with Obligors organized or incorporated in any Approved Foreign Jurisdiction over (ii) 20.0% of the Target Transaction Par Amount;

(m) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans that are PIK Loans (other than Non-Minimum Cash PIKing Loans) over (ii) 35.0% of the Target Transaction Par Amount;

(n) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans that are Non-Minimum Cash PIKing Loans over (ii) 10.0% of the Target Transaction Par Amount;

(o) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans that are DIP Loans over (ii) 5.0% of the Target Transaction Par Amount;

(p) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans with Obligors in any single Industry Classification over (ii) (A) with respect to the Industry Classification representing the highest concentration of the Eligible Loans (determined by reference to Adjusted Principal Balance), 20.0% of the Target Transaction Par Amount; (B) with respect to the Industry Classifications representing the second highest concentration of the Eligible Loans (determined by reference to Adjusted Principal Balance), 15.0% of the Target Transaction Par Amount; (C) with respect to the Industry Classifications representing the third highest concentration of the Eligible Loans (determined by reference to Adjusted Principal Balance), 15.0% of the Target Transaction Par Amount and (D) with respect to the Industry Classifications other than those covered in clauses (A), (B) and (C) hereof, 12.0% of the Target Transaction Par Amount;

(q) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans that are payable in Approved Foreign Currency over (ii) 10.0% of the Target Transaction Par Amount;

(r) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans that are Revolving Loans over (ii) 5.0% of the Target Transaction Par Amount; and

(s) the excess, if any, of (i) the aggregate Adjusted Principal Balance of those Eligible Loans that are Recurring Revenue Loans over (ii) 10.0% of the Target Transaction Par Amount.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: Any amount received in the Collection Account with respect to any Loan included as part of the Collateral, which amount (x) was not originally paid using Collections and (y) is attributable to (i) the reimbursement by the related Obligor of payment by the Borrower or the Transferor of any Tax fee or other charge imposed by any Governmental Authority on such Loan or on any Underlying Assets that was paid from amounts other than Collections, (ii) any interest or fees (including origination, agency, structuring, management or

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other up-front fees) that are for the account of the Seller or any other Person from whom the Borrower purchased such Loan (including, without limitation, interest accruing prior to the date such Loan is purchased by the Borrower), (iii) any reimbursement of insurance premiums that were paid from amounts other than Collections, (iv) the reimbursement by the related Obligor of payment by the Borrower or the Transferor of other out-of-pocket expenses, (v) any payments or reimbursements related to indemnification obligations, (vi) any escrows relating to Taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments, or (vii) any amount deposited into the Collection Account in error.

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance pursuant to a law in effect on the date on which (x) such Lender acquires such interest in an Advance (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 2.13(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exposure Amount Shortfall”: The meaning specified in Section 2.2(e).

“Facility Amount”: As of any date, an amount equal to the aggregate principal amount of the Commitments provided by the Administrative Agent and the Lenders as of such date; provided that on or after the earlier to occur of the Reinvestment Period End Date or the Termination Date, the Facility Amount shall mean the Advances Outstanding.

“Facility Termination Fee”: With respect to the declaration of the Termination Date by the Borrower pursuant to Section 2.3(c), an amount equal to the product of (a) the Facility Amount multiplied by (b) the applicable Facility Termination Percentage.

“Facility Termination Percentage”: (a) Prior to and including the twelve-month anniversary of the Closing Date, 1.00%, and (b) thereafter, 0.00%.

“FATCA”: Sections 1471 through 1474 of the Code, as in effect on the Closing Date (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof (including any Revenue Rulings, Revenue Procedures, Notices or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from Taxes under such provisions) and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement between the United States and another jurisdiction facilitating

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the implementation thereof (or any law, regulation or official interpretation implementing such an intergovernmental agreement).

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, the greater of (a) 0.00% and (b) a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: Individually and collectively, (i) that certain Fee Letter, dated as of the Closing Date, between the Administrative Agent and the Borrower and (ii) each additional Fee Letter executed between any Lender and the Borrower, in each case, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Finance Lease”: Any transaction in which the obligations of a lessee to pay rent or other amounts under a lease are on a triple net basis and are required to be classified and accounted for as a capital lease on the balance sheet of such lessee under GAAP. A Finance Lease shall not include obligations structured to comply with foreign law or religious restrictions, including, but not limited to, Islamic Shari’ah.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Covenant”: With respect to any Person, any covenant (or other provision having similar effect) requiring that such Person maintain at specified times (a) a maximum total leverage, maximum senior leverage, maximum first lien leverage, minimum fixed charge coverage, minimum debt service coverage, minimum EBITDA, or (b) another customary financial covenant approved by the Administrative Agent in its reasonable discretion.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling equity or preferred equity investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Last Out Loan”: A Loan (other than Recurring Revenue Loans) that would otherwise be a First Lien Loan except that at any time prior to and/or after an event of default under the related Underlying Instruments of the related Obligor, any portion of such Loan will be repaid after one or more loans (or class of loans) issued by the same Obligor have been paid in full in accordance with a specific waterfall of payments or other priority of payments; provided that such senior loan (or class of loans), together with any other indebtedness of the related Obligor that is senior to or pari passu with such senior loan (or class of loans) has an

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aggregate commitment of 1.25x more than the applicable Obligor’s EBITDA (as determined at the time of acquisition).

“First Lien Loan”: A Loan (other than Recurring Revenue Loans) (i) that is secured by a valid first priority perfected security interest or lien in, to or on the assets of the Obligor under such Loan in all appropriate jurisdictions, subject to purchase money Liens, customary Liens for taxes or regulatory charges not then due and payable, Liens accorded priority by law in favor of the United States or any State or agency, and other permitted Liens under the related Underlying Instruments that are reasonable and customary for similar loans, (ii) for which the Collateral Manager determines in good faith that the enterprise value of the related Obligor or the value of the collateral securing the Loan (each as determined by the Collateral Manager in accordance with the Collateral Manager Standard) on the date such Loan is first included as part of the Collateral or on the date that any Revaluation Event occurs equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral, (iii) that provides that the payment obligation of the Obligor on such Loan is senior to, and is not (and is not expressly permitted by its terms to become) subordinate in right of payment to, any other obligation for borrowed money of such Obligor; provided, that such Loan may be junior to other indebtedness of the Obligor so long as such other indebtedness of the Obligor is not 1.25x more than the applicable Obligor’s EBITDA (as determined at the time of acquisition), and (iv) that is not secured solely or primarily by the Capital Stock of its Obligor or any of such Obligor’s Affiliates.

“First Out Attachment Ratio”: With respect to any Eligible Loan, as of any date of determination, an amount equal to the Obligor Net Senior Leverage Ratio with respect to all or any portion of such Eligible Loan that constitutes first lien senior secured Indebtedness that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (excluding any First Lien Last Out Loan or other first lien last out Indebtedness within the capital structure) other than with respect to customary exceptions (including for purchase money debt and capital leases).

“Fitch”: Fitch, Inc. or any successor thereto.

“Fixed Rate Loan”: Any Loan that bears a fixed rate of interest.

“Floating Rate Loan”: Any Loan under which the rate payable by the Obligor thereof is based on the Base Rate or the applicable benchmark plus some specified interest percentage in addition thereto, and the Loan provides that such rate when reset on the relevant reset dates will reflect any change in the related Base Rate or the applicable benchmark.

“Floor”: A rate of interest equal to 0.0%.

“Foreign Lender”: A Lender that is not a U.S. Person.

“Fund”: Lord Abbett Private Credit Fund, a Delaware statutory trust.

“Funding Date”: In the case of any Loan Advance, the proposed Business Day on which a Loan Advance is to be made after the receipt by the Administrative Agent, the Collateral

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Agent and Lenders of a Funding Notice, subject to the required notice provisions of and together with the other required deliveries in accordance with Section 2.2.

“Funding Notice”: A notice in the form of Exhibit A-1 requesting an Advance, including the items required by Section 2.2.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“General Intangible”: The meaning specified in Section 9-102(a)(42) of the UCC.

“Governing Documents”: (a) With respect to any corporation, company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) or the memorandum and articles of association, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any limited liability company, partnership, limited partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation, registration or organization with the applicable Governmental Authority in the jurisdiction of its formation, registration or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee Obligation”: As to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall

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be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one (1) month instruments, “Aa2” and “P-1” for three (3) month instruments, “Aa3” and “P-1” for six (6) month instruments and “Aa2” and “P-1” for instruments with a term in excess of six (6) months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“Increased Costs”: Any amounts required to be paid by the Borrower to the Administrative Agent or any Lender pursuant to Section 2.12.

“Indebtedness”: With respect to any Person at any date without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (d) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness of such Person under any swap, hedge or other similar transaction and (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above. The amount of any Indebtedness under clause (d) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the Property subject to the relevant Lien.

“Indemnified Amounts”: The meaning specified in Section 10.1(a).

“Indemnified Parties”: The meaning specified in Section 10.1(a).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Manager”: The meaning specified in Section 4.1(t)(xxvi).

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

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“Industry Classification”: Any of the industry classifications set forth in Schedule IV hereto, as such industry classifications shall be updated with the consent of the Borrower, the Administrative Agent and the Required Lenders.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, provisional liquidator, assignee, custodian, trustee, sequestrator, restructuring officer or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree, order or appointment shall remain unstayed, undismissed or unvacated and in effect for a period of sixty (60) consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, provisional liquidator, assignee, custodian, trustee, sequestrator, restructuring officer or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, winding-up, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, restructuring, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance certificate evidencing insurance covering liability and physical damages to, or loss of, the related Underlying Assets.

“Interest”: For each Accrual Period, the sum of the amounts determined (with respect to each day during such Accrual Period) in accordance with the following formula:

IR x P x 1
              D

where:

IR	=	the Interest Rate applicable on such day;

P	=	the Advances Outstanding on such day; and

D	=	360 days (or, to the extent the Interest Rate is calculated using the Base Rate, 365 or 366 days, as applicable).
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provided that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collection Account”: The Securities Account created and maintained on the books and records of the Securities Intermediary (or any other party acceptable to the Administrative Agent in its sole discretion) entitled “Interest Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Interest Collections”: All payments of interest and fees on or received in respect of Loans and Permitted Investments, including (a) any payments of accrued interest received on the sale of Loans or Permitted Investments, (b) all payments of principal (including principal prepayments) on Permitted Investments purchased with the proceeds described in this definition and (c) origination, agency, structuring, management or other up-front fees, unused line, termination, make whole, prepayment and other fees in respect of the Loans; provided that Interest Collections shall not include Sale Proceeds representing accrued interest that are applied toward payment for accrued interest on the purchase of a Loan (including in connection with a Substitution).

“Interest Rate”: (a) The Benchmark plus (b) the Applicable Margin; provided that, upon and during the occurrence of a Disruption Event, “Interest Rate” shall mean the Base Rate plus the Applicable Margin. Accrued and unpaid interest on Advances shall be payable on each Payment Date.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans, Permitted Investments and the acquisition of Equity Securities otherwise permitted by the terms hereof which are related to such Loans.

“Investment Property”: The meaning specified in Section 9-102(a)(49) of the UCC.

“IRS”: The United States Internal Revenue Service.

“Joinder Supplement”: An agreement among the Borrower (if applicable), a Lender and the Administrative Agent in the form of Exhibit H to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Lender”: The meaning specified in the Preamble, including collectively, each financial institution (i) listed on Annex B as having Commitments or (ii) which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement and/or an Assignment and Assumption, as applicable, to the Administrative Agent and the Borrower (and for purposes of Section 2.12 and Section 2.13 of this Agreement any successor, assignee or

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participant), provided, in each case, that any Person that ceases to be a party hereto pursuant to an Assignment and Acceptance shall not constitute a “Lender”.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person.

“Loan”: Any commercial loan or recurring revenue loan or note, or any Eligible Participation Interest therein, which is originated or acquired by the Borrower.

“Loan Advance”: The meaning specified in Section 2.2(a).

“Loan Checklist”: An electronic copy of a checklist, in the form of Exhibit M, delivered by or on behalf of the Borrower to the Collateral Custodian, for each Loan, of all Required Loan Documents to be included within the respective Loan File, which shall specify whether such document is an original or a copy.

“Loan File”: With respect to each Loan, a file containing (a) each of the Required Loan Documents as set forth on the Loan Checklist with respect to such Loan and (b) duly executed originals or copies of any other relevant records relating to such Loans and the Underlying Assets pertaining thereto.

“Loan List”: That certain list of Loans attached hereto as Schedule II, as such Schedule shall be deemed to be updated from time to time by reference to the list of Loans set forth on the most recently delivered Borrowing Base Certificate.

“Loan Parties”: The Borrower and the Collateral Manager.

“Loan Register”: The meaning specified in Section 5.3(k).

“LTV Ratio”: With respect to each Loan as of the Cut-Off Date and at the time of any refinancing or re-pricing of such Loan, a ratio (expressed as a percentage) of (i) the aggregate principal balance of all Indebtedness secured by the same underlying Collateral to (ii) the value or total capitalization of the Obligor as reasonably determined by the Collateral Manager in accordance with the Collateral Manager Standard.

“Maintenance Covenant”: A covenant by any Obligor to comply with one or more Financial Covenants during each reporting period specified in the underlying loan agreement, whether or not such Obligor has taken any specified action; provided that a covenant that otherwise satisfies the definition hereof and only applies when certain amounts are outstanding or drawn under the related loan shall be deemed to be a Maintenance Covenant.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Market Value” means (i) with respect to any Eligible Loan that is a Broadly Syndicated Loan, at any determination date, the average bid side market price (expressed as a percentage of par) recently quoted by Loan Pricing Corporation, Markit Partners or Interactive Data Corporation and obtained by the Collateral Manager or quoted by a nationally recognized broker-dealer or nationally recognized quotation service of such Eligible Loan or (ii) for any other

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Eligible Loan, the average bid side market price for such Eligible Loan (expressed as a percentage of par) of two nationally recognized quotation services approved by the Administrative Agent in its sole discretion.

“Material Adverse Effect”: With respect to any event or circumstance, a material adverse effect on (a) the business, assets, financial condition, operations, performance or properties of the Borrower or the Collateral Manager, both individually or taken as a whole, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Administrative Agent, the Lenders or the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower or the Collateral Manager to perform its obligations under any Transaction Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s or the other Secured Parties’ lien on any material portion of the Collateral.

“Material Modification”: Any amendment or waiver of, or modification or supplement to an Underlying Instrument governing a Loan that is not otherwise permitted thereunder (it being agreed and understood that a release document or similar instrument executed or delivered in connection with a disposition that is otherwise permitted under the Underlying Instrument shall not constitute an amendment or waiver of, or modification or supplement to such Underlying Instrument) executed or effected on or after the date on which the Borrower acquired such Loan that:

(a) (i) waives a default in payment by an obligor in respect of principal or interest (other than default interest) due to the Borrower that continues unremedied for the longer of (x) five (5) Business Days and (y) any grace period provided by the related Underlying Instruments or (ii) reduces or forgives any or all of the principal amount due under such Loan; provided that no grace period shall apply to any default in respect of payment by the related Obligor of any amounts which shall constitute Principal Collections;

(b) waives, extends or postpones the final maturity or due date of any scheduled amortization payment or interest payment;

(c) substitutes, alters or releases a material portion of the Underlying Assets securing such Loan without a corresponding (dollar-for-dollar) paydown of such Loan, and each such substitution, alteration or release, individually or in the aggregate, as determined in the reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Loan;

(d) results in a change in the currency or composition of any payment of interest or principal to any currency other than in which such Loan was originally denominated unless the related currency risk is mitigated by a hedging agreement accepted and consented to by the Administrative Agent in its sole discretion;

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(e) reduces, waives or offers forbearance on one or more interest payments (other than default interest), permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan (excluding deferral or capitalization of interest already permitted under a PIK Loan), or reduces the spread or coupon with respect to such Loan unless permitted by the Underlying Instruments;

(f) contractually or structurally subordinates such Loan (other than, in the case of Second Lien Loans or First Lien Last Out Loans, any Loan that existed on the acquisition date of such Loan which is senior to such Loan) by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor or the granting of senior or pari passu Liens (other than Permitted Liens) on any of the Underlying Assets securing such Loan other than in a manner expressly permitted by the terms of the Underlying Instruments as of the related Cut-off Date;

(g) amends, waives, forbears, supplements or otherwise modifies in any way the definition of “Net Senior Leverage Ratio”, “Net Total Leverage Ratio”, “Cash Interest Coverage Ratio”, “EBITDA”, “Recurring Revenue”, “Loan” (or any respective comparable definitions in its Underlying Instruments), the definition of any component thereof, or any term or provision of the Underlying Instruments of such Loan that impacts the calculation of any financial covenant or the determination of any default or event of default with respect to such Loan, in each case, in a manner that, in the reasonable discretion of the Administrative Agent, materially adversely affects the value of such Loan;

(h) results in the Obligor ceasing to provide less than annual or quarterly financial statement information in respect of reporting frequency, scope or otherwise being provided to or by the Borrower; or

(i) substitutes or releases any guarantor or secondary obligor from the obligations that was material to the credit underwriting of the Loan, which such release materially and adversely affects the value of the Loan.

“Maximum Portfolio Advance Rate” means, on any date of determination, the percentage corresponding to the number of unique Obligors with respect to the Loans included in the Collateral as set forth in the table below:

Obligors (on such date)	Maximum Portfolio Advance Rate
Less than or equal to 5	0.0%
Greater than 5 but less than or equal to 10	40.0%
Greater than 10 but less than or equal to 15	55.0%
Greater than 15	70.0%

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Eligible Loans as of such date (including, in relation to a proposed purchase of Eligible Loans, the Eligible Loans proposed to be purchased) as of such date is less than or equal to 7 years.

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“Measurement Date”: Each of (i) the date of any Borrower’s Notice; (ii) unless within five (5) Business Days of the Reporting Date, (A) with respect to any Loan, each date that is three (3) Business Days after the date on which the Administrative Agent adjusts the Assigned Value of a Loan following the occurrence of a Revaluation Event with respect thereto, (B) the date on or prior to each Reinvestment, Discretionary Sale or Substitution pursuant to Section 2.14 and Section 3.2, as applicable, and (C) the date that is three (3) Business Days after the date on which any Loan included in the latest calculation of the Borrowing Base fails to meet one or more of the criteria listed in the definition of “Eligible Loan” (other than any criteria thereof waived by the Administrative Agent on or prior to the date of acquisition of such Loan by the Borrower); (iii) each Reporting Date (provided that in each case that the Reporting Date is the applicable Measurement Date, the calculations reported as of such date shall be made as of the last day of the immediately preceding calendar month) and (iv) each other date reasonably requested in writing by the Administrative Agent to the Borrower and the Collateral Manager with at least five (5) Business Days advance notice.

“Minimum Cash Spread” means, with respect to any PIK Loan (i) which is a Floating Rate Loan, the minimum contractual required per annum applicable margin (excluding the related benchmark or index rate) at which it must pay interest in cash as set forth in the related Underlying Instruments and (ii) which is a Fixed Rate Loan, the minimum contractual required per annum rate at which it must pay interest in cash as set forth in the related Underlying Instruments minus the current Benchmark as of any date of determination in the Currency of such Fixed Rate Loan.

“Minimum Equity Amount”: As of any date of determination, (i) during the first nine (9) months following the Closing Date, an amount equal to the product of (x) 10% and (y) the Facility Amount and (ii) following the nine-month anniversary of the Closing Date, an amount equal to the greater of (I) the product of (x) 20% and (y) the Facility Amount and (II) the sum of the Adjusted Principal Balances of the three Obligors with Eligible Loans constituting the highest aggregate Adjusted Principal Balances.

“Minimum Weighted Average Coupon Test”: The test that is satisfied on any date of determination if the Weighted Average Coupon equals or exceeds 5.50%.

“Minimum Weighted Average Spread Test”: As of any date, the test that is satisfied if the currently applicable weighted average cash interest spread of the Eligible Loans is equal to or greater than a rate of 3.50%.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the preceding six (6) years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Non-Minimum Cash PIKing Loans”: A PIKing Loan that (a) has a Minimum Cash Spread of (i) for a Floating Rate Loan, 2.25% per annum or (ii) for a Fixed Rate Loan, 4.25% per annum; and (b) on each Payment Date, 50% of the total interest that would have accrued during

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the most recent Accrual Period if such PIKing Loan has not been deferring or capitalizing the payment of any portion of the cash interest due.

“Non-Usage Fee”: A fee payable quarterly in arrears for each day during the Reinvestment Period equal to the sum of the following:

(a) for each day during the first nine (9) months following the Closing Date, for each such day during such Accrual Period, zero Dollars ($0);

(b) from the 9-month anniversary of the Closing Date to and including the Reinvestment Period End Date:

(i) for each day during such Accrual Period that the Advances Outstanding on such day are less than fifty percent (50.00%) of the Facility Amount on such day, an amount equal to the sum of the products for each such day during such Accrual Period, of (i) one divided by 360, (ii) one hundred and twenty five basis points (1.25%), (iii) the positive difference between (x) fifty percent (50.00%) of the Facility Amount minus (y) the Advances Outstanding as of each such day;

(ii) for each day during such Accrual Period that the Advances Outstanding on such day are greater than or equal to fifty percent (50.00%) but less than seventy five percent (75.00%) of the Facility Amount on such day, an amount equal to the sum of the products for each such day during such Accrual Period, of (i) one divided by 360, (ii) seventy five basis points (0.75%), (iii) the positive difference between (x) seventy five percent (75.00%) of the Facility Amount minus (y) the Advances Outstanding as of each such day; and

(iii) for each day during such Accrual Period that the Advances Outstanding on such day are greater than or equal to fifty percent (75.00%) of the Facility Amount on such day, zero Dollars ($0); and

(c) from the Reinvestment Period End Date to the Termination Date, for each such day during such Accrual Period, zero Dollars ($0).

“Note”: The meaning specified in Section 2.1.

“Noteless Loan”: A Loan with respect to which the Underlying Instruments either (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) require execution and delivery of such a promissory note only upon the request of any holder of the indebtedness created under such Loan, and as to which the Borrower has not requested (or received) a promissory note from the related Obligor.

“Notice of Exclusive Control”: The meaning specified in the Account Control Agreement.

“Obligations”: The unpaid principal amount of, and interest (including interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating

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to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Advances, the Erroneous Payment Subrogation Rights and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with any Transaction Document, and any other document to which the Borrower is a party made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees and disbursements of external counsel to the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Securities Intermediary or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Transaction Documents), or otherwise.

“Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.

“Obligor Cash Interest Coverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Cash Interest Coverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Cash Interest Coverage Ratio” or comparable definition, the ratio of (i) the Dollar Equivalent of EBITDA to (ii) the Dollar Equivalent of Obligor Cash Interest Expense of such Obligor as of the Relevant Test Period, as calculated by the Collateral Manager (on behalf of the Borrower) in good faith; provided that in calculating “Cash Interest Coverage Ratio” under clause (b) above, EBITDA of the applicable Obligor shall in any event be deemed to be no greater than EBITDA of such Obligor as computed in accordance with the definition of “EBITDA” hereunder; provided, further, that, for the purposes of calculating Obligor Cash Interest Coverage Ratio for any Obligor in any Relevant Test Period in which such Obligor issued or originated Indebtedness, the Obligor Cash Interest Expense resulting from such Indebtedness shall be annualized based on the period from the date on which such Indebtedness was originated or issued to the last day of such Relevant Test Period.

“Obligor Cash Interest Expense”: With respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period; provided that, for the avoidance of doubt, Obligor Cash Interest Expense shall include any PIK Interest accrued with respect to such Obligor.

“Obligor Net Senior Leverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Net Senior Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Net Senior Leverage Ratio” or comparable definition, the ratio of (i) the Dollar Equivalent of the “senior indebtedness” (as defined in the Underlying Instruments or comparable definition thereof, including such Loan) of the applicable Obligor as of the date of determination, excluding any junior indebtedness and any unsecured indebtedness of such Obligor or non-recourse indebtedness of such Obligor secured solely by the real property and related improvements and fixtures of such Obligor as of such date, minus the Dollar Equivalent of the Unrestricted Cash of such Obligor as of such date to (ii) the Dollar Equivalent of EBITDA of such Obligor with respect to the applicable Relevant Test Period,

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as calculated by the Borrower and Collateral Manager in good faith; provided that in calculating “Net Senior Leverage Ratio” under clause (b) above, EBITDA of the applicable Obligor shall in any event be deemed to be no greater than EBITDA of such Obligor as computed in accordance with the definition of “EBITDA” hereunder.

“Obligor Net Total Leverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Net Total Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Net Total Leverage Ratio” or comparable definition, the ratio of (i) the Dollar Equivalent of the “total indebtedness” (as defined in the Underlying Instruments or comparable definition thereof, including such Loan) of the applicable Obligor as of the date of determination, minus the Dollar Equivalent of the Unrestricted Cash of such Obligor as of such date to (ii) the Dollar Equivalent of EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower and Collateral Manager in good faith; provided that in calculating “Net Total Leverage Ratio” under clause (b) above, EBITDA of the applicable Obligor shall in any event be deemed to be no greater than EBITDA of such Obligor as computed in accordance with the definition of “EBITDA” hereunder.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person providing the applicable certification, as the case may be.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent or the Collateral Agent, as the case may be, in its reasonable discretion, provided that Dechert LLP shall be an acceptable counsel for purposes of delivering any Opinion of Counsel hereunder.

“Original Cash Interest Coverage Ratio”: With respect to any Loan, the Cash Interest Coverage Ratio for such Loan on the related Cut-Off Date.

“Original Obligor Net Senior Leverage Ratio”: With respect to any Loan, the Obligor Net Senior Leverage Ratio for such Loan on the date such Loan (i) was first included as part of the Collateral or (ii) if applicable, was most recently assigned a new Assigned Value by the Administrative Agent pursuant to clause (iii) of the definition of Assigned Value after the occurrence of a Revaluation Event, as set forth in the applicable Assigned Value Notice with respect to such Loan.

“Original Obligor Net Total Leverage Ratio”: With respect to any Loan, the Obligor Net Total Leverage Ratio for such Loan on the date such Loan (i) was first included as part of the Collateral or (ii) if applicable, was most recently assigned a new Assigned Value by the Administrative Agent pursuant to clause (iii) of the definition of Assigned Value after the occurrence of a Revaluation Event, as set forth in the applicable Assigned Value Notice with respect to such Loan.

“Other Connection Taxes”: With respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed,

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delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Advance, Commitment or Transaction Document).

“Other Taxes”: All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Advance, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Outstanding Balance”: With respect to any Loan as of any date of determination, the outstanding principal balance of any advances or funded loans made by the Borrower (directly or indirectly as participant) to the related Obligor pursuant to the related Underlying Instruments as of such date of determination, exclusive of any interest and PIK Interest.

“Participant Register”: The meaning specified in Section 12.16(b).

“Participation Interest”: A participation interest in a loan that would, at the time of acquisition or origination by the Borrower or the Borrower’s commitment to acquire or originate the same, satisfy each of the following criteria: (i) such participation would constitute an Eligible Loan were it acquired directly, (ii) the seller of the participation is the lender on the subject loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition, (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation and (vii) such participation is documented under a Sale Agreement or a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a sub-participation shall not be a Participation Interest hereunder.

“Payment Date”: The twenty-fifth (25th) day of each April, July, October and January, or, if such day is not a Business Day, the next succeeding Business Day, commencing in April, 2026 and the Termination Date; provided that, if (i) an Event of Default has occurred and is continuing or (ii) the Termination Date has occurred, the Payment Date will be (x) the twenty-fifth (25th) day of every month or (y) as frequently as the Administrative Agent (on behalf of the Lenders) requests, upon not less than three Business Days’ notice to the Collateral Manager, the Collateral Agent and the Borrower.

“Payment Date Report”: A certificate setting forth, among other things, a calculation of Borrowing Base, the aggregate outstanding principal balance of the Advances, the Aggregate Unfunded Exposure Amount, the Borrowing Base, each Collateral Quality Test, the application of payments to be made on the next Payment Date pursuant to Section 2.7 or 2.8 hereof (as applicable), and including (a) for each Loan, the name and number of the related Obligor, the

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collection status, the loan status, an indication of whether or not such Loan is an Eligible Loan, the date of each Scheduled Payment and the Outstanding Balance, (b) a list of Required Loan Document Exceptions as provided to it by the Collateral Custodian, and (c) the Adjusted Principal Balance of each Loan and such other information as may be reasonably required for the Collateral Agent to perform its duties hereunder, in the form of Exhibit A-6, prepared by the Collateral Manager.

“Payment Duties”: The meaning specified in Section 7.2(b)(iii).

“Payment Recipient”: The meaning specified in Section 11.10(a).

“Pension Plan”: The meaning specified in Section 4.1(w).

“Permitted Investments”: Negotiable instruments or securities or other investments, which may include obligations or securities of issuers for which the Collateral Agent or an Affiliate of the Collateral Agent acts as offeror or provides services or receives compensation that (i) except in the case of demand or time deposits and investments in money market funds, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) as of any date of determination, mature by their terms on or prior to the Business Day preceding the next Payment Date unless such Permitted Investments are issued by the Collateral Agent or an Affiliate thereof in its capacity as a banking institution, in which event such Permitted Investments may mature on such Payment Date and (iii) evidence:

(a) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b) demand deposits, time deposits, bank deposit products of or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from any Rating Agency in the Highest Required Investment Category granted by such Rating Agency;

(c) commercial paper, or other short term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by any Rating Agency;

(d) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-1+”;

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(e) investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from any Rating Agency (as applicable); or

(f) time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by any Rating Agency.

The Collateral Agent or the Administrative Agent may, pursuant to the direction of the Collateral Manager or the Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above. The Collateral Agent shall have no obligation to determine or oversee compliance with the foregoing.

“Permitted Liens”: Any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) with respect to any Underlying Assets, Liens permitted under the related Underlying Instruments, (d) as to agented Loans, Liens in favor of the agent on behalf of all of the lenders with respect to such Loan, (e) Liens granted pursuant to or by the Transaction Documents, and (f) Liens in favor of the Collateral Agent and permitted under the Account Control Agreement.

“Permitted RIC Distribution”: Distributions to the Fund to the extent required to allow the Fund to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Fund in or with respect to any taxable year of the Fund (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Fund shall not exceed 115% of the higher of (a) the net investment income of the Borrower for the applicable fiscal year determined in accordance with GAAP and (b) the amounts that the Borrower would have been required to distribute to the Fund to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.

“Person”: An individual, partnership, limited partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust),

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unincorporated association, sole proprietorship, joint venture, government (or any agency, instrumentality or political subdivision thereof), estate, company, limited liability partnership, nonprofit corporation, group, sector, territory or other entity or organization.

“PIK Interest”: Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as it accrues, provided, that the interest of any Loan that is paid with the proceeds of a permitted drawing on a Revolving Loan shall not constitute PIK Interest.

“PIK Loan”: A Loan that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

“PIKing Loan”: Any PIK Loan in respect of which interest is being deferred or capitalized thereon as of any date of determination.

“Plan Asset Rules”: The regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations or any successor regulations, as modified or deemed to be modified by Section 3(42) of ERISA, and the rules and regulations thereunder.

“Platform”: Any electronic system, including Intralinks®, ClearPar® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any of their respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Principal Collection Account”: Each Securities Account created and maintained on the books and records of the Securities Intermediary (or any other party acceptable to the Administrative Agent in its sole discretion) entitled “Principal Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Principal Collections”: All amounts received by the Borrower or the Collateral Agent that are not Interest Collections or Excluded Amounts to the extent received in cash by or on behalf of the Borrower or the Collateral Agent. Notwithstanding anything to the contrary herein, amounts received by the Borrower that are Interest Collections which are deposited into the Principal Collection Account pursuant to Section 2.7(a)(13) shall be created as Principal Collections hereunder.

“Private Credit Loan”: Any Loan that (i) does not otherwise meet the definition of “Broadly Syndicated Loan”; (ii) is a First Lien Loan (subject to customary exceptions for Permitted Liens including any such Lien securing a permitted working capital facility) or a Second Lien Loan; (iii) is not a Loan which is secured solely or primarily by common stock of its related Obligor or any of its Affiliates; (iv) has a related Obligor with EBITDA for the most recent Relevant Test Period of at least $5,000,000; and (v) is not a Recurring Revenue Loan.

“Pro Rata Share”: With respect to a Lender, the percentage obtained by dividing the Commitment of such Lender (as determined pursuant to the definition of Commitment) by the aggregate Commitments of all the Lenders (as determined pursuant to the definition of Commitment).

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“Proceeds”: With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral, net of all out-of-pocket expenses incurred in connection with any such collection, sale, liquidation, foreclosure, exchange or disposal.

“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Purchase Price”: With respect to any Loan, an amount (expressed as a percentage of par) equal to (i) the purchase price (or, if different principal amounts of such Loan were purchased at different purchase prices, the weighted average of such purchase prices) paid by the Transferor or the Borrower (as applicable) for such Loan (exclusive of any interest, PIK Interest and original issue discount) divided by (ii) the principal balance of the portion of such Loan purchased by the Borrower outstanding as of the date of such purchase (exclusive of any interest, PIK Interest and original issue discount); provided, that the Purchase Price of any Loan determined to be equal to or greater than ninety-seven percent (97.0%) in accordance with the foregoing calculation shall be deemed to be at par.

“QFC”: The meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Institution”: A depository institution or trust company organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the FDIC. As of the date hereof, Computershare is a Qualified Institution pursuant to clause (c) hereof, acceptable to Administrative Agent.

“Rating Agencies”: Each of S&P, Fitch and Moody’s.

“Recurring Revenue”: The definition of annualized recurring revenue used in the Underlying Instruments for each such Eligible Loan, any comparable term or definition for “Recurring Revenue”, “Revenue” or “Adjusted Revenue” in the Underlying Instruments for each such Eligible Loan, or if there is no such term in the Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Collateral Manager (including, without limitation, software as a service subscription revenue), of the related Obligor and any of its parents or subsidiaries that are obligated with respect to such Eligible Loan pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP).

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“Recurring Revenue Loan”: Any First Lien Loan that (i) it is underwritten to Recurring Revenue, as determined by the Collateral Manager in a commercially reasonable manner, (ii) the related Obligor is in a high growth industry, or an industry which customarily uses recurring revenue models, (iii) has an LTV Ratio of not more than 40.0% as of the related Cut-off Date , (iv) the Underlying Instruments require the related Obligor to comply with at least two Maintenance Covenants (including covenants testing minimum liquidity and maximum principal balance to trailing twelve month Recurring Revenue), (v) the related Obligor has trailing twelve month Recurring Revenue as of the most recent Relevant Test Period of at least $25,000,000, (vi) has a most recently reported Debt to Recurring Revenue Ratio of no more than (x) as of the related Cut-off Date, 3.0x and (y) at all other times, 3.0x and (vii) unless consented to by the Administrative Agent, is not subordinate to any working capital loan; provided that the Administrative Agent may re-designate such Loan as a Broadly Syndicated Loan, a Private Credit Loan, a First Lien Last-Out Loan or a Second Lien Loan in its sole discretion if the recurring revenue covenants in the related Underlying Instruments are replaced (whether by amendment or by operation of such Underlying Instruments) with traditional cash flow leverage lending covenants (such as those based on total leverage, senior leverage, and interest coverage) (a “Recurring Revenue Reclassification Date”). For any Loan subject to a Recurring Revenue Reclassification Date, any references to the Cash Interest Coverage Ratio, Net Senior Leverage Ratio or Net Total Leverage Ratio, as applicable, shall be deemed to mean such ratios determined by the Administrative Agent in its sole discretion as of the Recurring Revenue Reclassification Date.

“Redacted Version” means, with respect to information and documents required to be provided to the Administrative Agent, documents that may be redacted to preserve the confidential or privileged information of, or subject to a confidentiality agreement entered into by, the Borrower or the Collateral Manager, in a manner consistent with documents delivered to the Administrative Agent to its reasonable satisfaction on the Closing Date and in a manner congruent with past practice between the parties hereto, or, if unable to do so consistent with the preservation of such privilege, the Borrower shall use commercially reasonable efforts to disclose information responsive to the requests of the Administrative Agent, any Lender or any of their respective representatives and agents, in a manner that will protect such.

“Register”: The meaning specified in Section 12.16(b).

“Registered”: A debt obligation that is in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations.

“Regulation T,” “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment”: The meaning specified in Section 2.14(a)(i).

“Reinvestment Notice”: Each notice required to be delivered by the Borrower in respect of any Reinvestment of Principal Collections pursuant to Section 3.2(b) in the form of Exhibit A-3.

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“Reinvestment Period”: The period commencing on the Closing Date and ending on the Reinvestment Period End Date.

“Reinvestment Period End Date”: The earliest to occur of (a) the date that is thirty-six (36) months after the Closing Date, (b) the date of the declaration of the Reinvestment Period End Date pursuant to Section 9.2(a) and (c) the Termination Date.

“Related Parties”: With respect to any Person, such Person’s Affiliates and the partners, directors, officers, managers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release Date”: The meaning specified in Section 2.14(d).

“Relevant Governmental Body”: With respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Test Period”: With respect to any Loan, the relevant test period for the calculation of Obligor Net Senior Leverage Ratio, Obligor Net Total Leverage Ratio or Obligor Cash Interest Coverage Ratio, as applicable, for such Loan in accordance with the related Underlying Instruments or, if no such period is provided for therein, each period of the last four (4) consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that with respect to any Loan for which the relevant test period is not provided for in the related Underlying Instruments, if (x) an Obligor is a newly-formed entity as to which twelve (12) consecutive calendar months have not yet elapsed or (y) the Borrower determines, with the consent of the Administrative Agent, that the last four (4) consecutive reported fiscal quarters of the principal Obligor does not reasonably reflect the capital structure, credit or financial condition of such Obligor because of a recently closed transaction and four (4) consecutive fiscal quarters have not yet elapsed since the closing of such transaction, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the most recently ended month or fiscal quarter (as the case may be), with applicable amounts in such period annualized for purposes of such calculations, and shall subsequently include each period of the last four (4) consecutive reported fiscal quarters of such Obligor.

“Replacement Collateral Manager”: The meaning specified in Section 6.11(a).

“Replacement Collateral Manager Fee”: The fee payable to the Replacement Collateral Manager or any successor Collateral Manager on each Payment Date in arrears in respect of each Accrual Period after the resignation or removal of Lord Abbett Private Credit Fund (or any other Affiliate of any Loan Party) as Collateral Manager hereunder, which fee shall be an amount equal to the amount as agreed among the Replacement Collateral Manager, the Borrower and the Administrative Agent.

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“Reportable Event”: A reportable event within the meaning of Section 4043 of ERISA, other than those events as to which the thirty (30) day notice period referred to in Section 4043(c) of ERISA has been waived.

“Reporting Date”: The twentieth (20th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, with the first Reporting Date occurring in January 2026, unless a Payment Date Report is required to be delivered that month, in which case the Reporting Date in such month shall be the date of delivery of the Payment Date Report for such month.

“Required Equity Investment”: The minimum amount of equity investment in the Borrower, so that, as of any date of determination, the difference between (i) an amount equal to the sum of (a) the aggregate Adjusted Principal Balance of the Eligible Loans minus (b) the Excess Concentration Amount, plus (c) the Dollar Equivalent of the amount of Collections on deposit in the Principal Collection Account representing Principal Collections, plus amounts on deposit in the Unfunded Exposure Account, minus (d) the Advances Outstanding is equal to or greater than (ii) the Minimum Equity Amount.

“Required Funding Amount”: On any date of determination, an amount equal to the greater of (i) $0 and (ii) the Aggregate Unfunded Exposure Amount minus the amounts on deposit in the Unfunded Exposure Account.

“Required Lenders”: (a) The Administrative Agent and (b) the Lenders representing an aggregate of more than 50.00% of (i) prior to the earlier to occur of the Reinvestment Period End Date or the Termination Date, the aggregate Commitments of the Lenders then in effect and (ii) thereafter, the Advances Outstanding, and the Commitment of, and the portion of any Advances Outstanding, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. For purposes of determining the number of Lenders pursuant to this definition, groups of Lenders that are Affiliates shall be treated as one (1) Lender.

“Required Loan Document Exception”: The meaning specified in Section 14.2(b)(i).

“Required Loan Documents”: For each Loan, the following documents or instruments, in each case as specified on the related Loan Checklist:

(a) unless such Loan is a Noteless Loan, the original executed promissory note (or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity from the Borrower to the Collateral Agent); and

(b) (i) unless such Loan is a Noteless Loan, an unbroken chain of original endorsements from each prior holder of such promissory note to the Borrower, (ii) executed copies of an unbroken chain of executed assignment and assumption agreements, transfer documents or instruments relating to such Loan evidencing the assignment of such Loan from each prior third party owner thereof to the Borrower, (iii) an executed assignment and assumption agreement, transfer document or instrument relating to such Loan evidencing

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the assignment of such Loan to the Borrower that, to the extent required by the Underlying Instruments, is counter-signed by the applicable underlying administrative agent, (iv) a copy of the loan register held by the administrative agent for such Loan showing that the Borrower is the lender of record with respect to such Loan or (v) a copy of the executed credit or loan agreement to which the Borrower was an original signatory (which includes the Borrower’s commitment).

“Required Reports”: Collectively, the compliance certificate, in the form of Exhibit F hereto, the Borrowing Base Certificate, the Payment Date Report, financial statements of each Obligor, the Borrower, the Fund and the Collateral Manager required to be delivered under the Transaction Documents (including pursuant to Section 5.1(s) but not pursuant to Section 6.8(c)), the Transferor’s underwriting memoranda related to each Loan (which may be a Redacted Version), the annual statements as to compliance and the annual independent public accountant’s report (including pursuant to Section 5.1(t)(v)).

“Responsible Officer”: With respect to (i) the Borrower, any duly authorized officer of such Person, including as certified as such pursuant to an executed incumbency certificate delivered to the Administrative Agent, in the form of Exhibit A-5 hereto, and (ii) any other Person, any Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payment”: (i) Any dividend or other distribution, direct or indirect, on account of any class of equity interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of equity interests or in any junior class of equity interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of equity interests of the Borrower now or hereafter outstanding; and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire equity interests of the Borrower now or hereafter outstanding.

“Revaluation Date”: With respect to any Advance denominated in an Approved Foreign Currency, each of the following: (i) the date of the borrowing of such Advance, but only as to the amounts so borrowed on such date, (ii) each date of a continuation of such Advance pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, (iii) each date the Borrowing Base is calculated in accordance with the terms hereof and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revaluation Event”: With respect to any Loan, the occurrence of any one or more of the following events after the related Funding Date:

(a) in respect of any Private Credit Loan, an Obligor payment default in the payment of principal, interest or recurring fees due under such Loan which continues unremedied for five (5) Business Days and without regard to any grace periods provided by the Underlying Instruments or waivers thereof;

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(b) in respect of any Private Credit Loan, the occurrence of an Insolvency Event with respect to the related Obligor;

(c) in respect of any Private Credit Loan, (x) the Collateral Manager determines in accordance with the Collateral Manager Standard that such Eligible Loan is on non-accrual status or not collectable or (y) any or all of the principal amount due under such Eligible Loan is reduced or forgiven;

(d) in respect of any Private Credit Loan, the occurrence of a Material Modification not approved by the Administrative Agent with respect to such Loan;

(e) in respect of any Private Credit Loan, the Obligor Cash Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is (i) less than 1.50 to 1.00 and (ii) 80.0% or less than the related Original Obligor Cash Interest Coverage Ratio;

(f) in respect of any Private Credit Loan, the Obligor Net Senior Leverage Ratio (or, with respect to any Second Lien Loan, the Obligor Net Total Leverage Ratio) for any Relevant Test Period of the related Obligor with respect to such Loan is greater than 1.00 to 1.00 higher than the Original Obligor Net Senior Leverage Ratio (or, with respect to any Second Lien Loan, the Original Obligor Net Total Leverage Ratio);

(g) in respect of any Private Credit Loan, the related Obligor defaults under such Loan, together with the election by any agent or the required lenders (including, without limitation, the Borrower) to accelerate such Loan or to enforce any of their respective rights or remedies under the applicable UCC or by other institution of legal or equitable proceedings, in each case pursuant to the applicable Underlying Instruments, provided, that (i) the election to sweep cash pursuant to any applicable account control agreement shall not be a Revaluation Event absent an acceleration or enforcement of the Underlying Instruments and (ii) the waiver of default interest where the default is not material to the value of the Loan (as determined by the Administrative Agent in its sole discretion) shall not be a Revaluation Event;

(h) in respect of any Private Credit Loan, any Obligor fails to deliver quarterly and annual financial statements (including any information required in respect of the applicable Information Package) within 30 days of the due date, determined in accordance the definitions and relevant provisions of the applicable Underlying Instrument;

(i) in respect of any Private Credit Loan, the cash rate of interest is less than the sum of (i) the Benchmark and (ii) 2.25% per annum;

(j) solely with respect to Broadly Syndicated Loans, such Loan has an average daily Market Value (expressed as a Dollar amount) over the prior calendar month that is 10.00% below the initial Purchase Price;

(k) in respect of any Recurring Revenue Loan:

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(i) the Recurring Revenue of the related Obligor for any Relevant Test Period has decreased by 20.0% or more below the Recurring Revenue as of the related Cut-Off Date;

(ii) the Net Debt to Recurring Revenue Ratio of the related Obligor for any Relevant Test Period has increased 0.50x or more (determined based upon the related Obligor’s revenue during the preceding twelve (12) months) above the Net Debt to Recurring Revenue Ratio of such Obligor as of the related Cut-off Date;

(iii) the related Obligor’s (A) trailing twelve month Recurring Revenue as of the most recent Relevant Test Period is less than $25,000,000 (determined based upon the related Obligor’s Recurring Revenue during the preceding twelve (12) months) and (B) annualized trailing twelve-month Recurring Revenue for the most recent quarterly Relevant Test Period is less than $25,000,000;

(l) in respect of any Loan that is a Cov-Lite Loan or a PIK Loan, the related Obligor’s EBITDA for the most recent Relevant Test Period is less than $20,000,000; or

(m) any specified event or events with respect to such Loan agreed upon by the Borrower and the Administrative Agent in writing on or prior to the date such Loan was first included as part of the Collateral.

provided that the foregoing may be waived by the Administrative Agent in its sole discretion if requested by the Borrower or the Collateral Manager.

“Review Criteria”: The meaning specified in Section 14.2(b)(i).

“Revolving Loan”: Any Loan (other than a Delayed Draw Loan) that is a secured obligation (including funded and unfunded portions of revolving credit lines, unfunded commitments under specific facilities, letter of credit facilities and other similar loans and investments) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the Obligor by the Borrower and which provides that such borrowed money may be repaid and reborrowed from time to time; provided that any such Loan will be a Revolving Loan only until all commitments by the Borrower to make advances to the Obligor thereof expire, are terminated, or are irrevocably reduced to zero.

“RFR”: For any Loan, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, Daily SOFR, (b) Canadian Dollars, Daily Compounded CORRA, and (c) Sterling, SONIA.

“RFR Advance”: Individually and collectively as the context may require, a Daily Simple RFR Advance or a Term RFR Advance.

“RFR Business Day”: For any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in New York, New York, (b) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in Toronto, Ontario, Canada and (c) Sterling, any day

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except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London; provided that for purposes of notice requirements in Sections 2.2 and 2.3 in each case, such day is also a Business Day.

“RFR Rate Day”: The meaning specified in the definition of “Adjusted Daily Simple RFR”.

“S&P”: S&P Global Ratings (or its successors in interest).

“Sale Agreement”: The Purchase and Sale Agreement, dated as of the Closing Date, between the Transferor and the Borrower, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Sale Proceeds”: With respect to any Loan, all proceeds received as a result of the sale of such Loan, net of all out-of-pocket expenses of the Borrower, the Collateral Manager, the Collateral Agent and the Collateral Custodian incurred in connection with any such sale.

“Sanctioned Country”: At any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions.

“Sanctioned Person”: Any Person, group, sector, territory or country that is the subject or target of any Sanctions, including without limitation, any legal entity that is deemed to be a subject or target of Sanctions based on the direct or indirect greater than 50% equity ownership or control (as such terms are defined by the relevant Sanctions authority) of such entity by any other Sanctioned Person.

“Sanctions”: Any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union (including any member state thereof); (d) the United Kingdom, including those administrated by HM Treasury; or (e) any other Governmental Authorities with jurisdiction over such Person.

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Underlying Instruments, if applicable.

“Second Lien Loan”: A Loan that (i) does not satisfy each requirement set forth in the definition of “First Lien Loan” or “First Lien Last Out Loan,” or “Recurring Revenue Loan”, (ii) is secured by a pledge of collateral, which security interest is validly perfected and second priority under Applicable Law (subject to Permitted Liens), (iii) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation for borrowed money of the Obligor (excluding customary terms applicable to a second lien lender under customary intercreditor provisions, including such as after an event of default in connection with a first priority lien or with respect to the liquidation of the Obligor or certain specified collateral for such Loan), (iv) is not secured solely or primarily by the Capital Stock of its Obligor or any of

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such Obligor’s Affiliates and (v) pursuant to an intercreditor between the Borrower (or applicable agent) and the holder of the first priority Lien (or applicable agent) over the Underlying Assets, the amount of Indebtedness secured by such first priority Lien is limited (in terms of aggregate dollar amount or percent of outstanding principal or both).

“Secured Party”: (i) Each Lender, (ii) the Administrative Agent, (iii) the Collateral Agent, (iv) the Collateral Custodian and (v) the Securities Intermediary.

“Securities Account”: The meaning specified in Section 8-501(a) of the UCC.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary”: (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity. The initial Securities Intermediary under the Account Control Agreement shall be Computershare.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Collateral Manager Fee”: So long as Lord Abbett Private Credit Fund or any Affiliate of any Loan Party is the Collateral Manager, 0.50% per annum of the aggregate Adjusted Principal Balance of all Eligible Loans measured as of the beginning of the Accrual Period preceding such Payment Date, and if any party other than Lord Abbett Private Credit Fund or any Affiliate of any Loan Party is the Collateral Manager, the Replacement Collateral Manager Fee.

“Senior Secured Bond”: A debt obligation for the payment or repayment of borrowed money that is in the form of, or represented by, a bond, note (other than notes delivered pursuant to a term loan agreement, revolving loan agreement or other similar credit agreement), certificated debt security or other debt security that also (i) does not constitute, and is not secured by, margin stock, (ii) is not subordinated in right of payment by its terms to any unsecured indebtedness for borrowed money of the issuer thereof (subject to customary exceptions for Permitted Liens including any such lien securing a permitted working capital facility), (iii) is secured by a valid first priority perfected security interest or lien (subject to Permitted Liens) in, to or on specified collateral securing the related Obligor’s obligations under such Eligible Loan, and (iv) it has a Moody’s rating of at least “B3” and an S&P rating of at least “B-” (or the related Obligor has a Moody’s rating of at least “B3” or an S&P rating of at least “B-”).

“SOFR”: A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

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“SOFR Administrator’s Website”: The website of the SOFR Administrator, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Specified Call Date”: The date of specified in the Administrative Agent’s notice of declaration of the Termination Date delivered pursuant to Section 2.3(d).

“SONIA”: A rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Adjustment”: A percentage equal to 0.0326% (3.26 basis points).

“SONIA Administrator”: The Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” The Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Sterling”, “GBP” and “£”: The lawful currency of the United Kingdom.

“Sterling RFR Determination Day”: The meaning specified in the definition of “Adjusted Daily Simple RFR”.

“Structured Finance Obligation”: Any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other Financial Assets of any Obligor that is a single purpose bankruptcy remote special purpose entity established to finance such Financial Assets, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subordinated Collateral Manager Fee”: So long as Lord Abbett Private Credit Fund or any Affiliate of any Loan Party is the Collateral Manager, 0.50% per annum of the aggregate Adjusted Principal Balance of all Eligible Loans measured as of the beginning of the

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Accrual Period preceding such Payment Date, and if any party other than Lord Abbett Private Credit Fund or any Affiliate of any Loan Party is the Collateral Manager, the Replacement Collateral Manager Fee.

“Subsidiary”: As to any Person, a corporation, partnership, company, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, company, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitution”: The meaning specified in Section 2.14(b).

“Target Transaction Par Amount”: (a) From (and including) the Closing Date, to (but excluding) the twelve-month anniversary of the Closing Date, the greater of (x) $430,000,000 and (y) the amount calculated pursuant to clause (b) hereof, and (b) from (and including) the twelve-month anniversary of the Closing Date to (and including) the last day of the Reinvestment Period, the greater of (i) the Borrowing Value as of the close of business on the six-month anniversary of the Closing Date and (ii) the then-current Borrowing Value, and (c) from (but excluding) the last day of the Reinvestment Period, the amount calculated pursuant to clause (b) hereof as of the last day of the Reinvestment Period.

“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term RFR Advance”: Individually and collectively as the context may require, a Daily SOFR Advance or a Daily Compounded CORRA Rate Advance.

“Termination Date”: The earliest of (a) the date that is twenty four (24) months after the Reinvestment Period End Date, (b) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date, in each case, pursuant to Section 9.2(a), (c) the date specified in the Borrower’s notice of declaration of the Termination Date pursuant to Section 2.3(c) or (d) the Specified Call Date.

“Transaction”: The meaning specified in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreement, the Account Control Agreement, the Fee Letter, each Note, any Joinder Supplement, any Transferee Letter, any Assignment and Assumption and the Collateral Agent Fee Letter.

“Transferee Letter”: The meaning specified in Section 12.16.

“Transferor”: Lord Abbett Private Credit Fund, a Delaware statutory trust, as seller of Loans to the Borrower.

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“Transferor Loan”: Each Loan sold and/or contributed by the Transferor or an Affiliate thereof to the Borrower.

“Transferor Purchased Loan Balance”: As of any date of determination, an amount equal to the aggregate Outstanding Balance of all Transferor Loans acquired by the Borrower prior to such date.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unadjusted Benchmark Replacement”: The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Assets”: With respect to a Loan, any property or other assets designated and pledged as collateral to secure repayment of such Loan, including to the extent provided for in the relevant Underlying Instruments, a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Underlying Instruments”: The loan agreement, credit agreement, indenture or other agreement pursuant to which a Loan or Permitted Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or Permitted Investment or of which the holders of such Loan or Permitted Investment are the beneficiaries.

“Unfunded Exposure Account”: Each Securities Account created and maintained on the books and records of the Securities Intermediary (or any other party acceptable to the Administrative Agent in its sole discretion) entitled “Unfunded Exposure Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Unfunded Exposure Amount”: On any date of determination, with respect to any Loan, the aggregate amount (without duplication) of the Dollar Equivalent of unfunded commitments (which shall include all unfunded revolver commitments and unfunded portions of delayed draw term loans).

“Unfunded Exposure Equity Amount”: On any date of determination, with respect to any Loan, an amount equal to (a) the Unfunded Exposure Amount with respect to such Loan minus (b) the product of (i) the Unfunded Exposure Amount with respect to such Loan multiplied by (ii) the Advance Rate applicable to such Loan.

“Unfunded Exposure Shortfall”: The meaning specified in Section 2.9(e)(iii).

“United States”: The United States of America.

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“Unrestricted Cash”: The meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for each Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments), as reflected on the most recent financial statements of the relevant Obligor that have been delivered to the Borrower.

“USA Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Government Securities Business Day”: Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: A “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime”: Each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“U.S. Tax Compliance Certificate”: The meaning specified in Section 2.13(g).

“Warranty Loan”: Any Loan for which the Transferor becomes subject to an obligation under the Sale Agreement to repurchase or substitute such Loan.

“Weighted Average Advance Rate”: As of any date of determination with respect to all Eligible Loans included in the Borrowing Base, the amount obtained by (x) summing the products obtained by multiplying:

The Advance Rate at such time applicable to each such Eligible Loan	X	The sum of (i) the Dollar Equivalent of the Adjusted Principal Balance of such Eligible Loan minus (ii) an amount equal to the Excess Concentration Amount as of such date attributable to such Eligible Loan and dividing such sum by (y) the sum of (i) the Dollar Equivalent of the aggregate Adjusted Principal Balance of all Eligible Loans minus (ii) an amount equal to the aggregate Excess Concentration Amount of all Eligible Loans as of such date; provided that for the purpose of determining the number of Eligible Loans for the purpose of the foregoing proviso, all Eligible Loans to a single Obligor shall be treated as one (1) Eligible Loan.

“Weighted Average Coupon”: As of any date of determination, the number (rounded to the nearest hundredth) equal to (i) the sum, for each Eligible Loan that is a Fixed Rate

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Loan of (x) the effective rate of interest for such Loan pursuant to the applicable Underlying Instrument (excluding any PIK Loan and any Non-Minimum Cash PIKing Loan to the extent of any non-cash interest) multiplied by (y) the Adjusted Principal Balance of each such Loan divided by (ii) the aggregate Adjusted Principal Balance for all Eligible Loans that are Fixed Rate Loans.

“Weighted Average Life”: As of any date of determination with respect to all Eligible Loans, the number of years following such date obtained by (i) summing the products obtained by multiplying (a) the Average Life at such time of each such Eligible Loan by (b) the Adjusted Principal Balance of each such Loan and (ii) dividing such sum by the aggregate Adjusted Principal Balance of all Eligible Loans.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Eligible Loan, the quotient obtained by dividing (x) the sum of the products of (A) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the stated maturity date of the applicable Eligible Loan and (B) the respective amounts of scheduled distributions of principal of such Eligible Loan by (y) the sum of all scheduled distributions of principal on such Eligible Loan.

“Withdrawal Conditions”: The meaning specified in Section 2.9(e)(i).

“Withholding Agent”: Any Loan Party, the Administrative Agent, and, to the extent required by Applicable Law, the Collateral Agent.

“Zero Coupon Obligation”: A debt obligation that does not bear interest for all or part of the remaining period that it is outstanding or that provides for periodic payments of interest in cash less frequently than quarterly or that pays interest only at its stated maturity.

Section 1.2 Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined therein.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

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(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York time unless otherwise specified;

(f) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(g) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(h) reference to any delivery or transfer to the Collateral Agent or the Collateral Custodian with respect to the Collateral in this Agreement means delivery or transfer to the Collateral Agent or the Collateral Custodian for the benefit of the Collateral Agent on behalf of the Secured Parties;

(i) for the purposes of calculating the Borrowing Base and Borrowing Value (including whether any Borrowing Base Deficiency exists), the Excess Concentration Amount, the Collateral Quality Tests, the Transferor Purchased Loan Balance, and for the purposes of any other calculation required hereunder, the effect of the acquisition or disposition of Loans and Permitted Investments shall be calculated on a trade date basis;

(j) for purposes of calculating the Borrowing Base, Advances Outstanding, Unfunded Exposure Amount and Unfunded Exposure Shortfall on any date of determination, the Borrowing Base, Advances Outstanding, Unfunded Exposure Amount and Unfunded Exposure Shortfall of the applicable Loans (or Advances) shall be converted to Dollars, if necessary, by the Collateral Manager using the then current spot rate in the definition of “Dollar Equivalent”;

(k) all amounts denominated in an Approved Foreign Currency will be deposited into the applicable Eligible Currency Account and will remain in such account unless otherwise provided for herein; the Collateral Agent shall maintain records designating the amounts in each Eligible Currency Account as Principal Collections, Interest Collections or as amounts to be reserved against the Unfunded Exposure Amount; and the Collateral Agent’s reports shall indicate the same;

(l) all calculations performed by the Administrative Agent hereunder or under any Transaction Document shall be binding on the parties hereto and shall be deemed to be accurate, absent manifest error;

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(m) “including” means “including without limitation”;

(n) references herein to the knowledge or actual knowledge of a Person shall mean, except as explicitly provided herein, the actual knowledge following reasonable inquiry under the circumstances of a Responsible Officer of such Person;

(o) for purposes of this Agreement, an Event of Default shall be deemed to be continuing until it is waived in accordance with Section 9.1;

(p) any use of “material” or “materially” or words of similar meaning in this Agreement with respect to any Loan Party shall mean material, as determined by the Administrative Agent in its reasonable discretion;

(q) multiple Loans of the same type to a single Obligor shall be treated as a single Loan;

(r) except where expressly referenced herein for inclusion in such calculations, Defaulted Loans will not be included in the calculation of the Collateral Quality Test; and

(s) for purposes of calculating compliance with any tests hereunder (including any Collateral Quality Test), the trade date (and not the settlement date) with respect to any acquisition or disposition of an Eligible Loan shall be used to determine whether and when such acquisition or disposition has occurred.

Section 1.5 Calculation of Borrowing Base.

In connection with amounts to be calculated for purposes of determining the Borrowing Base and generally preparing the Borrowing Base Certificate, all amounts shall be expressed in Dollars.

Section 1.6 Rates.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to any Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential

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damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.7 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Dollar Equivalent amounts of credit extensions hereunder denominated in Approved Foreign Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Transaction Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of an RFR Advance or Eurocurrency Rate Advance, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing or Advance is denominated in an Approved Foreign Currency, such amount shall be the relevant Approved Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Approved Foreign Currency, with 0.5 of a unit being rounded upward).

ARTICLE II

THE NOTES

Section 2.1 The Notes.

On the terms and conditions hereinafter set forth, the Borrower shall deliver, if requested by the Administrative Agent or any Lender, (i) on the Closing Date, to each requesting Lender at the applicable address set forth on Annex A to this Agreement, and (ii) on the effective date of any Joinder Supplement, to each additional Lender requesting a Note, at the address set forth in the applicable Joinder Supplement, a duly executed promissory note in substantially the form of Exhibit B (each a “Note”), dated as of the date of this Agreement or the effective date of such Joinder Supplement (as applicable), each in a face amount equal to the applicable Lender’s Commitment as of the Closing Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed. Each Note shall evidence obligations in an amount equal, at any time, to the Advances Outstanding by such Lender under the applicable Note on such day.

Section 2.2 Procedures for Advances by the Lenders.

(a) Subject to the limitations set forth in this Section 2.2, the Borrower may, during the Reinvestment Period, request the Lenders to make advances of funds (each, a “Loan Advance”) by delivering to the Administrative Agent the information and documents set forth in this Section 2.2 at the applicable times provided herein. Upon receipt of such information and documents, the Administrative Agent will provide notification to the Lenders with respect thereto.

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(b) With respect to Advances, no later than 11:00 a.m., (i) with respect to Advances bearing interest at the Base Rate, on the date of the proposed Funding Date, (ii) with respect to Advances bearing interest at Daily SOFR, one (1) Business Day (or such shorter period as permitted by the Administrative Agent in its sole discretion, but not later than 11:00 a.m. on the date of the proposed Funding Date) prior to the proposed Funding Date, (iii) in the case of a borrowing of Daily Compounded CORRA Rate Advances, two (2) RFR Business Days prior to the proposed Funding Date, (iv) in the case of a borrowing of Eurocurrency Rate Advances denominated in Australian Dollars, three (3) Eurocurrency Banking Days prior to the proposed Funding Date, (v) in the case of a borrowing of Eurocurrency Rate Advances denominated in Euros, two (2) Eurocurrency Banking Days prior to the proposed Funding Date and (vi) in the case of a borrowing of Daily Simple RFR Advances, two (2) RFR Business Days prior to the proposed Funding Date, the Borrower shall deliver:

(i) to the Administrative Agent a wire disbursement and authorization form, to the extent not previously delivered; and

(ii) to the Administrative Agent and the Collateral Agent a duly completed Funding Notice (including a duly completed Borrowing Base Certificate updated to the date of such Funding Notice and giving pro forma effect to the Advance requested and the use of the proceeds thereof) which shall (a) specify the desired amount of such Advance in Dollars, which amount shall not cause the Dollar Equivalent of the Advances Outstanding to exceed the Borrowing Base and, other than the initial Advance on the Closing Date, must be in a minimum amount of $500,000 (or the Dollar Equivalent in the applicable Approved Foreign Currency) and in integral multiples of $100,000 (or the Dollar Equivalent in the applicable Approved Foreign Currency) in excess thereof (or, in the case of any Advance to be applied to fund any draw under a Revolving Loan or Delayed Draw Loan, such lesser amount as may be required to fund such draw), to be allocated to each Lender in accordance with its Pro Rata Share, (b) specify the proposed Funding Date of such Advance, (c) specify the Loan(s) to be financed on such Funding Date (including the appropriate Obligor, Outstanding Balance, Assigned Value and Purchase Price for each Loan) and, with respect to any Revolving Loan or Delayed Draw Loan, the amount to be deposited in the Unfunded Exposure Account in connection with the acquisition of such Loan(s) pursuant to Section 2.9(e), (d) include a calculation showing that, on a pro-forma basis, the Borrower is in compliance with both (A) the Minimum Equity Amount Test and (B) the Collateral Quality Tests, (e) specify, for each Loan to be financed on such Funding Date, (x) whether such Loan is a Broadly Syndicated Loan, a Private Credit Loan, a First Lien Loan, a First Lien Last Out Loan, a Second Lien Loan or a Senior Secured Bond and (y) the Advance Rate applicable to such Loan and (f) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Funding Notice shall be irrevocable. If any Funding Notice is received by the Administrative Agent after 11:00 a.m. or on a day that is not a Business Day, such Funding Notice shall be deemed to be received by the Administrative Agent at 9:00 a.m. on the next Business Day.

(c) On the proposed Funding Date, subject to the limitations set forth in this Section 2.2 and upon satisfaction of the applicable conditions set forth in Article III:

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(i) each Lender shall make available to the Administrative Agent in same day funds in Dollars, by no later than 2:00 p.m., an amount equal to such Lender’s Pro Rata Share, of the least of (A) the amount requested by the Borrower for such Advance, (B) the aggregate unused Commitments then in effect and (C) the maximum amount that, after taking into account the proposed use of the proceeds of such Advance, could be advanced to the Borrower hereunder without causing the Advances Outstanding to exceed the Borrowing Base;

(ii) upon receipt of the amounts described in clause (i), the Administrative Agent shall promptly fund such amounts by wire transfer to the account designated by the Borrower in the applicable Funding Notice given pursuant to this Section 2.2; and

(iii) notwithstanding clauses (i) and (ii) of this Section 2.2(c) with respect to the funding of the initial Advance hereunder, the Lenders and the Administrative Agent may net any fees and reimbursable expenses owing to it on the Closing Date (as set forth in the executed closing statement) from the amount funded by the Lenders to the Administrative Agent pursuant to clause (i) and/or the amount of such Advance funded by the Administrative Agent to the Borrower pursuant to clause (ii).

(d) On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any Loan Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder. Notwithstanding anything to the contrary herein, no Lender shall be obligated to make any Loan Advance on or after the earlier to occur of the Reinvestment Period End Date or the Termination Date.

(e) Notwithstanding anything to the contrary herein, upon the occurrence of the Reinvestment Period End Date, if the amount on deposit in the Unfunded Exposure Account is less than the Required Funding Amount, the Administrative Agent shall, on behalf of the Borrower, request an Advance in the amount of such shortfall (the “Exposure Amount Shortfall”). Following receipt of such request, the Lenders shall fund such Exposure Amount Shortfall in accordance with Section 2.2(b), notwithstanding anything to the contrary herein (including the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.2), except that no Lender shall make any Advance to the extent that, after giving effect to such Advance, the Advances Outstanding would exceed the Borrowing Base.

(f) The Administrative Agent shall have the right to approve or reject any Funding Notice in its sole discretion and/or to request additional information regarding any proposed Loan. The Administrative Agent shall promptly (but in no event later than three (3) Business Days) after receipt by the Administrative Agent of all required information and documentation notify the Collateral Manager and the Borrower (with a copy to the Collateral Agent and Collateral Custodian) in writing (including via electronic mail) whether the Funding Notice in relation to such Loan has been approved or rejected; provided that if the Administrative Agent shall fail to so notify the Collateral Manager and the Borrower, the Administrative Agent shall be deemed to have rejected such Funding Notice in relation to such Loan. In the event that there has been a material adverse change in the credit profile of any proposed Loan following its

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approval by the Administrative Agent, such approval may be withdrawn at any time at least three (3) Business Days prior to the time at which the Borrower actually becomes obligated to acquire or enter into documents governing such proposed Loan by written notice (including via e mail) of such withdrawal from the Administrative Agent to the Collateral Manager identifying such adverse change. If the Administrative Agent has rejected a Funding Notice in connection with a Loan, or withdrawn or withheld its approval of any such request, then the Borrower shall not be authorized to originate or acquire such proposed Eligible Loan unless (x) in the case of a withdrawn approval, the Administrative Agent has not withdrawn its approval at least three (3) Business Days prior to the time at which the Borrower enters into a commitment to originate or acquire such proposed Loan or (y) the Borrower originates or acquires the Loan as a capital contribution or with proceeds of a capital contribution from the Fund or an Affiliate thereof; provided that, if the Administrative Agent subsequently approves such Loan, the Borrower is permitted to borrow an Advance in respect of such Loan and distribute the proceeds thereof to the Fund. The Borrower shall provide notice to the Administrative Agent, the Collateral Agent and the Collateral Custodian if either clauses (x) or (y) of the immediately preceding sentence are applicable.

Section 2.3 Principal Repayments.

(a) The Borrower shall be entitled at its option, at any time, to repay the Advances Outstanding; provided that (i) the Borrower shall give prior written notice of such repayment in the form of Exhibit A-2 to the Administrative Agent (with a copy to the Collateral Agent) at least (i) with respect to Advances bearing interest at the Base Rate or, on the proposed date of such repayment or with respect to Advances bearing interest at Daily SOFR, one (1) Business Day prior to the date of such repayment, (ii) in the case of Daily Compounded CORRA Rate Advances, three (3) RFR Business Days prior to the date of such repayment (which shall be an RFR Business Day), (iii) in the case of Eurocurrency Rate Advances, three (3) Eurocurrency Banking Days prior to the date of such repayment (which shall be a Eurocurrency Banking Day) and (iv) in the case of Daily Simple RFR Advances, three (3) RFR Business Days prior to the date of such repayment (which shall be an RFR Business Day). Any repayment of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce a Borrowing Base Deficiency to zero or the repayment in full of all Advances Outstanding) shall be in a minimum amount of $500,000 (or the Dollar Equivalent in the applicable Approved Foreign Currency) and in integral multiples of $100,000 (or the Dollar Equivalent in the applicable Approved Foreign Currency) in excess thereof (other than any such partial repayment of Advances Outstanding which is funded (A) solely with proceeds from the repayment of a Revolving Loan or (B) solely with amounts otherwise distributable to the Borrower under Section 2.7(a)(14), Section 2.7(b)(6) or Section 2.8(11)) or any such repayment made to reduce a Borrowing Base Deficiency. In connection with any such repayment of Advances Outstanding, the Borrower shall deliver to the Administrative Agent (with a copy to the Collateral Agent) by 1:00 p.m. (1) instructions to repay such Advances Outstanding and (2) funds sufficient to repay such Advances Outstanding together with all accrued Interest and any Breakage Costs, but only to the extent such accrued Interest and/or Breakage Costs are requested with such repayment by the applicable Lender; provided that, the Advances Outstanding will not be repaid unless sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.3(a) to the pro rata repayment of the Advances Outstanding and to the payment of accrued Interest on the amount of the Advances Outstanding to be repaid and to the payment of any

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Breakage Costs. Any amount so repaid may, subject to the terms and conditions hereof, be reborrowed during the Reinvestment Period. Upon receipt of any notice or instructions from the Borrower pursuant to this Section 2.3(a), the Administrative Agent will provide notification to the Lenders with respect thereto. Any prepayment of Advances Outstanding under this Section 2.3(a) shall be applied first to the Advances that bear interest at the Base Rate and then, ratably, to RFR Advances and Eurocurrency Rate Advances and in the case of Term RFR Advances and Eurocurrency Rate Advances, in the direct order of Accrual Period maturities.

(b) Unless sooner prepaid pursuant to the terms hereof, the Advances Outstanding shall be repaid in full on the Termination Date or on such later date as is agreed to in writing by the Borrower, the Collateral Manager, the Administrative Agent and each of the Lenders.

(c) Borrower Termination of Commitments.

(i) Prior to the Reinvestment Period End Date, the Borrower shall have the right to permanently terminate the Commitments in whole and declare the Termination Date to have occurred or permanently reduce the Commitments in part upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (with a copy to the Collateral Agent) of the Termination Date or date of such reduction, as applicable, which notice shall substantially be in the form of Exhibit A-9 and shall specify the Termination Date or date of such reduction, as applicable. In connection with a termination of the Commitments in whole, the Notes and all other Obligations shall be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) on the Termination Date. In connection with any optional termination or reduction of the Commitments pursuant to this Section 2.3(c), the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, the Facility Termination Fee; provided that no Facility Termination Fee shall be due and payable if (i) such termination or reduction occurs on any date that neither the Royal Bank of Canada nor any of its Affiliates is the Administrative Agent hereunder or (ii) the Commitments are refinanced by Royal Bank of Canada or any Affiliate thereof.

(ii) Any declaration of the Termination Date pursuant to this Section 2.3(a) shall be effective only upon receipt and shall be irrevocable. Upon receipt of a notice of termination from the Borrower pursuant to Section 2.3(c)(i), the Administrative Agent shall promptly notify each Lender of the contents thereof.

(d) Administrative Agent Termination of Commitments.

(i) At any time on or after the date which is fifty seven (57) months following the Closing Date, at the direction of the Required Lenders, the Administrative Agent shall have the right to declare the Termination Date to have occurred upon not less than three (3) months’ prior written notice to the Borrower (with a copy to the Collateral Agent and the Collateral Manager) of the Termination Date, which notice shall substantially be in the form of Exhibit A-8 and shall specify the Termination Date.

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(ii) Any declaration of the Termination Date pursuant to this Section 2.3(a) shall be effective only upon receipt and shall be irrevocable. Upon delivery of a notice of termination from the Administrative Agent pursuant to Section 2.3(d)(i), the Administrative Agent shall also promptly notify each Lender of the contents thereof.

Section 2.4 Determination of Interest.

The Administrative Agent shall calculate and determine the Interest (including unpaid Interest related thereto, if any, due and payable on a prior Payment Date and the Benchmark) to be paid by the Borrower on each Payment Date for the related Accrual Period and shall advise the Collateral Manager and the Collateral Agent thereof no later than the third Business Day prior to such Payment Date.

Section 2.5 Notations on Notes.

Each Lender is hereby authorized to enter on a schedule attached to the Note with respect to such Lender, as applicable, a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Advance made by the applicable Lender of (a) the date and principal amount thereof and (b) each payment and repayment of principal thereof. Any such recordation shall, absent manifest error, constitute prima facie evidence of the Advances Outstanding, as applicable, under each such Note. The failure of any Lender to make any such notation on the schedule attached to the applicable Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with the terms set forth herein.

Section 2.6 Reduction of Borrowing Base Deficiency.

Any Borrowing Base Deficiency may be reduced to zero by the Borrower taking one or more of the following actions, which after giving effect thereto, cause the aggregate Advances Outstanding to no longer exceed the Borrowing Base at such time:

(i) depositing cash in Dollars into the Principal Collection Account;

(ii) repaying Advances Outstanding in accordance with Section 2.3(a);

(iii) posting additional Eligible Loans as Collateral;

(iv) selling (including via a repurchase or a substitution) Loans in accordance with Section 2.14; and

(v) taking any other action identified in an Equity Cure Notice that has been approved by the Administrative Agent (in its sole discretion) pursuant to clause (b) of the definition of “Equity Cure Notice”.

For the avoidance of doubt, the Borrower may cure a Borrowing Base Deficiency or a Borrowing Base Deficiency (Currency) by any combination of (i), (ii), (iii), (iv) or (v) of this Section 2.6 (or by any other action with the prior written consent of the Required Lenders).

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Section 2.7 Settlement Procedures.

(a) Interest Collections. On each Payment Date, so long as no Event of Default has occurred and is continuing, the Collateral Manager shall direct the Collateral Agent (which direction shall be deemed given upon receipt by the Collateral Agent of the related Payment Date Report) to pay pursuant to the latest Payment Date Report (and the Collateral Agent shall make payment from the Interest Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Report) to the following Persons, the following amounts in the following order of priority:

(1) to the Borrower (or, at the Borrower’s election and with prior written notice to the Administrative Agent, to its direct or indirect equity holders), in respect of Taxes, registration and filing fees then due and owing by the Borrower (or its direct and indirect equity holders) that are attributable solely to the operations of the Borrower, not to exceed $50,000 in the aggregate during any calendar year;

(2) to the Collateral Agent, the Collateral Custodian and the Securities Intermediary, pro rata, in an amount equal to any accrued and unpaid Collateral Agent Fees, subject to the periodic limitation specified in the definition of Collateral Agent Fee;

(3) to the Administrative Agent, in an amount equal to any accrued and unpaid fees, expenses and indemnities of the Administrative Agent set forth in the Transaction Documents;

(4) to the Administrative Agent to be distributed pro rata to each Lender, in an amount equal to (a) any accrued and unpaid Interest with respect to Advances made by such Lender, (b) any accrued and unpaid Non-Usage Fee (such Non-Usage Fee to be allocated based on the unused Commitment of each Lender) and (c) any accrued and unpaid Breakage Costs;

(5) at the Collateral Manager’s election, (x) initially, to Lord Abbett Private Credit Fund, and (y) after the resignation or removal of Lord Abbett Private Credit Fund (or any other Affiliate of any Loan Party) as the Collateral Manager hereunder, to the Collateral Manager (including, for the avoidance of doubt, the Replacement Collateral Manager, if applicable), to pay any accrued and unpaid Senior Collateral Manager Fees or the Replacement Collateral Manager Fees, as applicable, and any accrued and unpaid expenses and indemnities owing to the Collateral Manager, not to exceed $75,000 in the aggregate during any calendar year;

(6) if the Borrower Interest Coverage Ratio is less than 120.0% on the related determination date, pro rata to each Lender to repay Advances until the earlier to occur of (i) the reduction of the Advances Outstanding to zero and (ii) the satisfaction of the Borrower Interest Coverage Ratio;

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(7) if a Borrowing Base Deficiency exists, to the Administrative Agent to be distributed pro rata to each Lender to repay Advances, in an amount necessary to reduce the Borrowing Base Deficiency to zero;

(8) to the Fund, to make any applicable Permitted RIC Distribution;

(9) to the Administrative Agent, to be distributed to the affected Lenders, any amounts accrued and unpaid in respect of Increased Costs and Indemnified Taxes;

(10) first, to the Administrative Agent, to be distributed to each applicable Lender, to pay all other Administrative Expenses of the Lenders and second, to the Collateral Agent, Collateral Custodian and the Securities Intermediary, to pay any unpaid Collateral Agent Fees without regard to the periodic limitation specified in the definition of Collateral Agent Fee;

(11) to the Administrative Agent to be distributed, pro rata, to the Administrative Agent, any applicable Lender, the Indemnified Parties, or the Secured Parties, as applicable, all other amounts then due and owing, including any unpaid Administrative Expenses, any amounts accrued and unpaid under the Fee Letter, Increased Costs, Indemnified Taxes, and indemnities, but other than the principal of Advances Outstanding, then due under this Agreement, including, without limitation, any other Obligations;

(12) unless waived by the Collateral Manager, to the Collateral Manager, to pay any accrued and unpaid Subordinated Collateral Manager Fees;

(13) if so elected by the Collateral Manager (i) to the Principal Collection Account or (ii) to repay the Advances Outstanding; and

(14) any remaining amounts shall be distributed (i) if a Default has occurred and is continuing, to the Interest Collection Account, or (ii) otherwise, to the Fund.

(b) Principal Collections. On each Payment Date, so long as no Event of Default has occurred and is continuing, the Collateral Manager shall direct (which direction shall be deemed given upon receipt by the Collateral Agent of the related Payment Date Report) the Collateral Agent to pay pursuant to the latest Payment Date Report (and the Collateral Agent shall make payment from the Principal Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Report) to the following Persons, the following amounts in the following order of priority:

(1) to the extent not paid pursuant to Section 2.7(a), to the applicable Person, in the order of priority set forth in Section 2.7(a), such amounts payable pursuant to clauses (1) through (8) thereof;

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(2) during the Reinvestment Period, to the Principal Collection Account, to be distributed at the direction of the Collateral Manager solely to the extent that it has elected (i) to be used with respect to any Reinvestment of Principal Collections and the acquisition of Loans as permitted by this Agreement, (ii) to repay the Advances Outstanding or (iii) to the Interest Collection Account in an amount necessary to cause the Borrower Interest Coverage Ratio to be at least 120.0%;

(3) after the Reinvestment Period End Date, pro rata to the Lenders to repay the Advances until paid in full;

(4) after the Reinvestment Period End Date, to the extent not paid pursuant to Section 2.7(a), to the applicable Person, in the order of priority set forth in Section 2.7(a), such amounts payable pursuant to clauses (9) through (12) thereof; and

(5) any remaining amounts shall be distributed (i) if a Default has occurred and is continuing, to the Principal Collection Account, or (ii) otherwise, to the Fund.

Section 2.8 Alternate Settlement Procedures.

On each Payment Date (a) following the occurrence of and during the continuation of an Event of Default or (b) following the declaration of the occurrence, or the deemed occurrence, as applicable, of the Termination Date pursuant to Section 9.2(a), the Collateral Manager (or, after delivery of a Notice of Exclusive Control, the Administrative Agent) shall direct (which direction shall be deemed given upon receipt by the Collateral Agent of the related Payment Date Report) the Collateral Agent to pay pursuant to the latest Payment Date Report or such other direction as may be timely given by the Administrative Agent (and the Collateral Agent shall make payment from the Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Report or such other direction) to the following Persons, the following amounts in the following order of priority:

(1) to the Borrower, in respect of Taxes, registration and filing fees then due and owing by the Borrower (or its direct and indirect equity holders) that are attributable solely to the operations of the Borrower; provided that amounts payable with respect to Taxes, registration and filing fees pursuant to this clause (1) during any one (1) year shall not, individually or in the aggregate, exceed $50,000;

(2) to the Collateral Agent, the Collateral Custodian and the Securities Intermediary pro, rata, in an amount equal to any accrued and unpaid Collateral Agent Fees, subject to the periodic limitation specified in the definition of Collateral Agent Fee;

(3) to the Administrative Agent, in an amount equal to any accrued and unpaid fees, expenses and indemnities of the Administrative Agent set forth in the Transaction Documents;

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(4) to the Administrative Agent to be distributed pro rata to each Lender, in an amount equal to any accrued and unpaid Non-Usage Fee (such Non-Usage Fee to be allocated based on the unused Commitment of each Lender) and any accrued and unpaid Breakage Costs;

(5) to the Administrative Agent to be distributed pro rata to each Lender any accrued and unpaid Interest with respect to Advances made by such Lender;

(6) to the Administrative Agent to be distributed pro rata to each Lender to repay the principal on the Advances Outstanding of such Lenders;

(7) unless waived by the Collateral Manager, to the Collateral Manager, to pay any accrued and unpaid Senior Collateral Manager Fees;

(8) pro rata, to the Administrative Agent, any applicable Lender, the Indemnified Parties, or the Secured Parties, as applicable, all other fees and amounts, including any unpaid Administrative Expenses, Collateral Agent Fees (without regard to the periodic limitation specified in the definition of Collateral Agent Fee), any amounts accrued and unpaid under the Fee Letter, Breakage Costs, Increased Costs, Indemnified Taxes, and indemnities, but other than the principal of Advances Outstanding, then due under this Agreement;

(9) to the Fund, to make any applicable Permitted RIC Distribution;

(10) unless waived by the Collateral Manager (or the Replacement Collateral Manager, as applicable), to the Collateral Manager (or the Replacement Collateral Manager, as applicable), to pay any accrued and unpaid Subordinated Collateral Manager Fees or the Replacement Collateral Manager Fees, as applicable;

(11) to the extent the Obligations have been paid in full (other than contingent indemnification and expense reimbursement obligations to the extent no claim giving rise thereto has been asserted), any remaining amounts shall be distributed to the Borrower; and

(12) any remaining amounts shall be distributed to (or as directed by) the Fund.

Section 2.9 Collections and Allocations.

(a) Collections. The Collateral Manager shall promptly identify any Collections received as being on account of Interest Collections or Principal Collections and shall transfer, or cause to be transferred, all Collections received directly by it to the appropriate Account immediately upon receipt. Upon the transfer of Collections to the relevant Account, the Collateral Manager shall direct the Securities Intermediary to segregate Principal Collections and Interest Collections and transfer the same in accordance with Section 5.1(f). All Collections in a currency

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other than Dollars shall be deposited into the applicable Eligible Currency Account. For purposes of Section 2.7 or Section 2.8, any Principal Collections and Interest Collections shall be applied on any Payment Date (i) first, to make payments in the applicable Currency and (ii) second, to make payments in any other Currency (pro rata based on available amounts from each other Currency), as converted by the Collateral Agent at the direction of the Collateral Manager using the then current spot rate as set forth in the definition of “Dollar Equivalent”; provided, that such payments shall be subject to availability of such funds pursuant to Section 2.7 or Section 2.8. The Collateral Manager shall instruct the Collateral Agent on the Determination Date immediately preceding each Payment Date, to convert amounts on deposit in each Eligible Currency Account into Dollars to the extent necessary to make payments pursuant to Section 2.7 or Section 2.8 (as determined by the Collateral Manager using the then current spot rate as set forth in the definition of “Dollar Equivalent”). Any Collections on deposit in any Eligible Currency Account denominated in an Approved Foreign Currency may be converted by the Collateral Agent at the direction of the Collateral Manager into another Approved Foreign Currency on any Business Day (other than a Payment Date) using the then current spot rate as set forth in the definition of “Dollar Equivalent” so long as no Borrowing Base Deficiency exists either prior to or after giving effect to such conversion. The Collateral Manager shall provide no less than one (1) Business Day’s prior written notice to the Administrative Agent and the Collateral Agent of any such conversion. The Collateral Agent may rely conclusively on the determination of the spot rate provided to it and the Collateral Agent shall not be liable for any losses, shortfalls or expenses associated with the determination of such rate or conversion and delivery of such amounts on behalf of the Borrower of such amounts. It is understood and agreed that any foreign exchange transaction effected by the Collateral Agent may be entered with the bank serving as Collateral Agent or its affiliates acting as principal or otherwise through customary banking channels. The Collateral Agent shall be entitled at all times to comply with any legal or regulatory requirements applicable to currency or foreign exchange transactions. It is acknowledged and agreed that the bank serving as Collateral Agent or any affiliates of the Collateral Agent involved in any such foreign exchange transactions may make a margin or banking income from foreign exchange transactions entered into pursuant to this section for which they shall not be required to account to any person.

(b) Excluded Amounts. The Collateral Manager may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts, provided that the Collateral Manager shall, concurrently with such withdrawal, deliver to the Administrative Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent.

(c) Initial Deposits. On the Funding Date with respect to any Loan, the Collateral Manager will deposit into the Collection Account or the applicable Eligible Currency Account, as applicable, all Collections, if any, received on or before such Funding Date in respect of Loans being transferred to and included as part of the Collateral on such date.

(d) Investment of Funds. So long as no Event of Default has occurred and is continuing, to the extent there are uninvested amounts deposited in the Collection Account (other than funds credited to each Eligible Currency Account), all such amounts shall be invested in Permitted Investments selected by the Collateral Manager on each Payment Date (or pursuant to standing instructions provided by the Collateral Manager); provided that, so long as an Event of Default has occurred and is continuing, to the extent there are uninvested amounts in the Collection

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Account, all such amounts may be invested in Permitted Investments selected by the Administrative Agent (which may be standing instructions). In the absence of an instruction from the Collateral Manager or the Administrative Agent, as applicable, pursuant to the terms of this Agreement, all funds in any account under this Agreement shall remain uninvested. All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the applicable Collection Account and shall be applied on each Payment Date pursuant to the provisions of Section 2.7 and Section 2.8 (as applicable). The Collateral Agent shall not be liable for any loss incurred as a result of investments made at the direction of the Collateral Manager or the Administrative Agent (except to the extent resulting from the gross negligence or willful misconduct on the part of the Collateral Agent). Amounts credited to the Collateral Account, Unfunded Exposure Account and each Eligible Currency Account shall remain uninvested.

(e) Unfunded Exposure Account.

(i) The Borrower shall not acquire any Delayed Draw Loan or Revolving Loan unless, in each case, immediately after giving effect to such acquisition or issuance, the Borrower shall have deposited an amount necessary for the aggregate amount on deposit in the Unfunded Exposure Amount to equal the Required Funding Amount (if any). Subject to the satisfaction of the Withdrawal Conditions, amounts on deposit in the Unfunded Exposure Account may be withdrawn by the Borrower (x) to fund any draw requests of the relevant Obligors under any Revolving Loan or Delayed Draw Loan or (y) to make a deposit into the Principal Collections Account. Any such withdrawal will be subject to the following conditions (the “Withdrawal Conditions”):

(1) after giving effect to any such withdrawal under clause (x) above, no Borrowing Base Deficiency exists; and

(2) after giving effect to any such withdrawal under clause (x) or (y) above, the aggregate amount on deposit in the Unfunded Exposure Account is equal to or greater than the aggregate Required Funding Amount.

(ii) Any draw request made by an Obligor under a Revolving Loan or Delayed Draw Loan, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower to the Collateral Agent (with a copy to the Administrative Agent) along with an instruction to the Collateral Agent to withdraw the applicable amount from the Unfunded Exposure Account and a certification (which certification shall be deemed given upon delivery to the Collateral Agent of such instruction to withdraw funds from the Unfunded Exposure Account) that the conditions to fund such draw are satisfied, and the Collateral Agent shall fund such draw request in accordance with such instructions from the Borrower.

(iii) If the Borrower shall receive any Principal Collections from an Obligor with respect to a Revolving Loan and, as of the date of such receipt (and after taking into account such repayment), the aggregate amount on deposit in the Unfunded Exposure Account is less than the aggregate Required Funding Amount with respect to all Loans included in the Collateral (the amount of such shortfall, in each case, the “Unfunded Exposure Shortfall”), the Collateral Agent shall deposit into the Unfunded Exposure

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Account an amount of such Principal Collections equal to the lesser of (a) the aggregate amount of such Principal Collections and (b) the Unfunded Exposure Shortfall as directed by the Borrower (or Collateral Manager on its behalf).

Section 2.10 Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Collateral Manager to the Administrative Agent or the other Secured Parties hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. on the day when due in the applicable Currency in immediately available funds and any amount not received before such time shall be deemed received on the next Business Day. The Borrower or the Collateral Manager, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at the Interest Rate applicable during an Event of Default, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of the applicable Secured Party. All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate and each RFR Advance denominated in Sterling, which shall be based on a year consisting of 365 or 366 days) for the actual number of days elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. To the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.12, such unpaid amounts shall remain due and owing and shall accrue interest at the Interest Rate until repaid in full.

(c) If any Advance requested by the Borrower is not effectuated as a result of the Borrower’s actions or failure to fulfill any condition under Section 3.2 applicable to the Borrower, as the case may be, on the date specified therefor, the Borrower shall indemnify the applicable Lender against any reasonable loss, cost or expense incurred by the applicable Lender, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance.

(d) If at any time after the Closing Date, the Advances Outstanding hereunder are not allocated among the Lenders in accordance with their respective Pro Rata Shares, the Lenders agree to make such purchases and sales of interests in the Advances Outstanding between themselves so that each Lender is then holding its relevant Pro Rata Share of Advances Outstanding based on their Commitments at such time (such purchases and sales shall be arranged through the Administrative Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith), with all subsequent extensions of credit under this Agreement to be made in accordance with the respective Pro Rata Shares, of the Lenders from time to time party to this Agreement as provided herein.

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(e) In the event the Collateral Agent receives instructions from the Collateral Manager or the Borrower which conflict with any instruction received by the Administrative Agent, the Collateral Agent shall rely on and follow the instructions given by the Administrative Agent.

Section 2.11 Fees.

(a) The Borrower shall pay to the Collateral Agent, the Collateral Custodian and the Securities Intermediary such fees and other amounts as set forth in the Collateral Agent Fee Letter as compensation for the services rendered by each of them under the Transaction Documents.

(b) On each Payment Date during the Reinvestment Period and, if applicable, the Payment Date immediately after the end of the Reinvestment Period, the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, the allocated portion (based on the unused Commitment of each Lender) of the Non-Usage Fee.

Section 2.12 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or (ii) the compliance by the Administrative Agent or any Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject the Administrative Agent or any Lender to any Tax or increased Tax (other than (A) Indemnified Taxes and (B) Excluded Taxes) with respect to this Agreement or change the basis of taxation of payments to the Lender in respect thereof with respect to its interest in the Collateral, or any right or obligation to make Advances hereunder, or on any payment made hereunder, (b) impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Lender or (c) impose any other condition affecting the ownership interest in the Collateral conveyed to the Secured Parties hereunder or the Administrative Agent’s or any Lender’s rights hereunder or under any other Transaction Document, the result of which is to increase the cost (other than with respect to Taxes) to the Administrative Agent or any Lender or to reduce the amount of any sum received or receivable by the Administrative Agent or any Lender under this Agreement or under any other Transaction Document, and in each case the Administrative Agent or such Lender has made a similar determination with respect to other facilities similarly situated other than for the reason of identifiable legal differences between such facilities, then on the Payment Date following demand by the Administrative Agent or such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand), and in any case the Borrower shall pay directly to the Administrative Agent or such Lender such additional amount or amounts as will compensate the Administrative Agent or such Lender for such additional or Increased Cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by the Administrative

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Agent or any Lender with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority or agency (whether or not having the force of law), including compliance by the Administrative Agent or any Lender with any request or directive regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of the Administrative Agent or any Lender as a consequence of its obligations hereunder or arising in connection herewith to a level below that which the Administrative Agent or any such Lender could have achieved but for such introduction, change or compliance (taking into consideration the policies of the Administrative Agent or such Lender with respect to capital adequacy) by an amount deemed by the Administrative Agent or such Lender to be material, and in each case the Administrative Agent or such Lender has made a similar determination with respect to other facilities similarly situated other than for the reason of identifiable legal differences between such facilities, then from time to time, on the Payment Date following demand by the Administrative Agent or such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to the Administrative Agent or such Lender such additional amount or amounts as will compensate the Administrative Agent or such Lender for such reduction; provided that notwithstanding anything in this Section 2.12(b) to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law” for the purposes of clause (i) above, regardless of the date enacted, adopted or issued after the Closing Date. For the avoidance of doubt, all requests, rules, guidelines or directives issued or promulgated before the Closing Date shall not be deemed to be a “change in law”. If the issuance of any amendment or supplement to Interpretation No. 46 or to Statement of Financial Accounting Standards No. 140 by the Financial Accounting Standards Board or any other change in accounting standards, including GAAP, or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Fund, the Borrower or any Secured Party with the assets and liabilities of the Administrative Agent or any Lender or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which the Administrative Agent or such Lender may base a claim for reimbursement under this Section 2.12.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.12, the Administrative Agent or any Lender is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to the Administrative Agent or such Lender in connection with this Agreement or the funding or maintenance of Advances hereunder (under other facilities similarly situated other than for the reason of identifiable legal differences between such facilities), then within thirty (30) days after written demand by the Administrative Agent or such Lender, the Borrower shall pay to the Administrative Agent or such Lender such additional amount or amounts as may be necessary to reimburse the Administrative Agent or such Lender for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.12, the Administrative Agent or any applicable Lender may use any reasonable averaging and attribution

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methods. The Administrative Agent or any Lender making a claim under this Section 2.12 shall submit to the Collateral Manager a written description as to such additional or Increased Cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.

(e) If a Disruption Event with respect to any Lender occurred, such Lender shall in turn so notify the Borrower, whereupon all Advances Outstanding of the affected Lender in respect of which Interest accrues at the Benchmark shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

(f) Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to demand or receive such compensation. Notwithstanding anything to the contrary in this Section 2.12, the Borrower shall not be required to compensate the Administrative Agent or any Lender pursuant to this Section 2.12 for any amounts incurred more than six (6) months prior to the date that the Administrative Agent or such Lender notifies the Borrower of the Administrative Agent’s or such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six (6) month period shall be extended to include the period of such retroactive effect.

(g) Each Lender agrees that it will take such commercially reasonable actions as the Borrower may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 2.12 or Section 2.13; provided that no Lender shall be obligated to take any actions that would, in the reasonable opinion of such Lender, be disadvantageous to such Lender. In no event will the Borrower be responsible for increased amounts referred to in this Section 2.12 which relates to any other entities to which any Lender provides financing.

(h) [Reserved].

(i) Other than with respect to a Benchmark Transition Event (for which reference is made to Section 12.18), if the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that the applicable Benchmark cannot be determined pursuant to the definition thereof, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, the Borrower may revoke any request for an Advance bearing interest at the applicable Benchmark that cannot be determined pursuant to the foregoing sentence and, failing that, all Advances and all Advances Outstanding shall bear interest at the Base Rate plus the Applicable Margin, in each case, computed as otherwise described herein until the Administrative Agent revokes such notice(s); provided, however, the Administrative Agent may, in consultation with the Borrower and the applicable Lender, establish an alternative interest rate with respect to such Advances during the pendency of such period.

(j) If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Advances whose interest is determined by reference to

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Daily SOFR or to determine to charge interest rates based upon Daily SOFR then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), any obligation of such Lender to make or continue Advances that bear interest at Daily SOFR shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay (pursuant to Section 2.3(a)) or, if applicable, convert all Advances of such Lender that bear interest at Daily SOFR to Advances that bear interest at the Base Rate, on the Payment Date therefor, if such Lender may lawfully continue to maintain such Advances that bear interest at Daily SOFR to such day, or immediately, if such Lender may not lawfully continue to maintain such Advances that bear interest at Daily SOFR.

Notwithstanding anything to the contrary, the Borrower shall not be liable to compensate any Lender with respect to the foregoing if the cost or other additional amount is incurred more than 180 days prior to the date that the relevant Lender notifies the Borrower of the events giving rise to such consents or other additional amounts and of such Person’s intention to claim compensation therefor; provided that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-days period referred to above shall be extended to include the period of retroactive effect.

Section 2.13 Taxes.

(a) Defined Terms. For purposes of this Section 2.13, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under this Agreement or any Transaction Documents shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.13) the applicable Secured Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each applicable Secured Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Secured Party or required to be withheld

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or deducted from a payment to such Secured Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.16(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.13(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower, the Collateral Agent and the Administrative Agent, at the time or times reasonably requested by the Borrower, the Collateral Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower, the Collateral Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Secured Party, if reasonably requested by the Borrower, the Collateral Agent or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower, the Collateral Agent or the Administrative Agent as will enable the Borrower, the Collateral Agent or the Administrative Agent to determine whether or not such Secured Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.13(g)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Secured Party’s reasonable judgment such completion,

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execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party.

(ii) Without limiting the generality of the foregoing:

(1) any Lender that is a U.S. Person shall deliver to the Borrower, the Collateral Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Collateral Agent or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Collateral Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Collateral Agent or the Administrative Agent), whichever of the following is applicable:

a. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b. executed copies of IRS Form W-8ECI;

c. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower (or its sole owner, as applicable) within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower (or its sole owner, as applicable) as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

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d. to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by executed copies of IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Collateral Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Collateral Agent or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower, the Collateral Agent or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Secured Party under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Secured Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Secured Party shall deliver to the Borrower, the Collateral Agent and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower, the Collateral Agent or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Collateral Agent or the Administrative Agent as may be necessary for the Borrower, the Collateral Agent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Secured Party has complied with such Secured Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.13(g)(ii)(4), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Secured Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, the Collateral Agent and the Administrative Agent in writing of its legal inability to do so.

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(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.13(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent and the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and Advances and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

Section 2.14 Reinvestment; Discretionary Sales, Substitutions and Repurchases of Loans.

(a) Reinvestment. On the terms and conditions hereinafter set forth as certified in writing to the Administrative Agent and the Collateral Agent, on any date prior to the Reinvestment Period End Date (in the case of clause (i) below) or the Termination Date (in the case of clause (ii) below), and without limiting the provisions of Section 2.7 on each Payment Date and Section 5.2(e), the Borrower may withdraw funds on deposit in the Principal Collection Account for the following purposes:

(i) to reinvest such funds in Loans to be pledged hereunder (a “Reinvestment”), so long as (1) all applicable conditions precedent set forth in Section 3.2 have been satisfied, (2) each Loan acquired by the Borrower in connection with such reinvestment shall be an Eligible Loan (other than a Delayed Draw Loan or a Revolving Loan), (3) no Event of Default has occurred and is continuing and, immediately after giving effect to such Reinvestment, no Default or Event of Default shall have occurred and (4) immediately after giving effect to such Reinvestment, there shall not exist a Borrowing Base Deficiency; provided that, notwithstanding anything to the contrary set forth in Section 3.2, in the event a Borrowing Base Deficiency shall have existed immediately prior to giving effect to such Reinvestment, the Borrower may effect a Reinvestment so long as, immediately after giving effect to such Reinvestment and any other sale or transfer or other

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action taken in accordance with Section 2.6 substantially contemporaneous therewith, the Borrowing Base Deficiency is reduced to zero Dollars ($0); or

(ii) to make payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.3.

Upon the satisfaction of the applicable conditions set forth in Section 2.14(a) (as certified by the Borrower to the Administrative Agent and the Collateral Agent in the related Reinvestment Notice), the Collateral Agent will release funds from the Principal Collection Account to the Borrower in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount on deposit in the Principal Collection Account on such day.

(b) Substitutions. The Borrower may, subject to clauses (e) and (f) below, replace any Loan with another Loan (each such sale and reinvestment, a “Substitution”) so long as (i) each substitute Loan acquired by the Borrower in connection with a Substitution shall be an Eligible Loan, (ii) all applicable conditions precedent set forth in Section 3.2 have been satisfied with respect to each Loan to be acquired by the Borrower in connection with such Substitution and (iii) from and after the Reinvestment Period End Date, the cash principal payment schedule with respect to any substitute Loan acquired by the Borrower in connection with a Substitution shall be substantially similar to the Loan sold or otherwise transferred in connection with such Substitution.

(c) Discretionary Sales. During the Reinvestment Period, upon notice (which may be waived by the Administrative Agent in its sole discretion) by the Borrower to the Administrative Agent (with a copy to the Collateral Agent), the Borrower shall be permitted, subject to clauses (e) and (f) below, to sell Loans (or portions thereof, each, a “Discretionary Sale”); provided that the Borrower shall make a deposit in the Collection Account in immediately available funds in an amount equal to the net cash price received by the Borrower pursuant to any Discretionary Sale promptly upon the Borrower’s receipt of such cash price.

(d) Repurchase or Substitution of Warranty Loans. Not later than ten (10) Business Days following the earlier of (i) knowledge by the Borrower or the Collateral Manager that any Loan constitutes a Warranty Loan or (ii) receipt by the Borrower from the Administrative Agent of written notice thereof, the Borrower shall either:

(i) cause the Transferor to repurchase such Loan and make a deposit to the Collection Account in immediately available funds in an amount equal to (A) the Outstanding Balance of the related Loan as of the date of the repurchase, multiplied by (B) the Purchase Price, plus, only with respect to the repurchase of Warranty Loans, any expenses or fees with respect to such Loan;

(ii) substitute for such Warranty Loan a substitute Eligible Loan, provided that all requirements with respect to Substitutions set forth in this Section 2.14 are satisfied.

Upon receipt of written certification from the Borrower certifying to the confirmation of the deposit of the amounts set forth in Section 2.14(d)(i) into the Collection Account or the delivery by the Borrower of a substitute Eligible Loan for each Warranty Loan (the date of such confirmation or delivery, the “Release Date”), such Warranty Loan and related

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Underlying Assets shall be removed from the Collateral and, as applicable, the substitute Eligible Loan and related Underlying Assets shall be included in the Collateral. On the Release Date of each Warranty Loan, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Warranty Loan and any related Underlying Assets and all future monies due or to become due with respect thereto.

(e) Conditions to Sales, Substitutions and Repurchases. Any Discretionary Sale or sale pursuant to a Substitution effected pursuant to this Section 2.14 shall be subject to the satisfaction of the following conditions:

(i) either (A) the Administrative Agent has provided written consent to such Discretionary Sale or sale pursuant to a Substitution in its sole discretion; provided that the Administrative Agent shall not grant such consent if, immediately following such Discretionary Sale or sale pursuant to a Substitution, a Borrowing Base Deficiency exists or (B) the sale proceeds from such Discretionary Sale or sale pursuant to a Substitution are at least equal to (1) the Market Value of such Loan or (2) the value of such Loan in the Borrowing Base (after giving effect to its Advance Rate);

(ii) the Borrower shall give five (5) Business Days’ notice (in the form of a Borrowing Base Certificate) of such Discretionary Sale or sale pursuant to a Substitution to the Administrative Agent (or such lesser period as agreed to by the Administrative Agent), with a copy to the Collateral Agent;

(iii) the representations and warranties contained in Section 4.2 hereof shall continue to be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall be true in all respects, and except for those representations and warranties made as of a specific date which are true, correct, and complete as of such date) following any sale or Substitution;

(iv) any repayment of Advances Outstanding in connection with any sale or Substitution of Loans hereunder shall comply with the requirements set forth in Section 2.3;

(v) any Discretionary Sale or sale in connection with a Substitution shall be made by the Collateral Manager, on behalf of the Borrower, in a transaction (1) reflecting arms-length market terms (other than sales to Affiliates of the Borrower) and if effected with an Affiliate of the Borrower, on terms and conditions no less favorable to the Borrower than with an unaffiliated third party and (2) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to such sale (other than those which are customarily made or provided in connection with the sale of assets of such type) (and the parties agree that a trade ticket or the assignment agreement form attached as an exhibit to the applicable Underlying Instrument (solely to the extent such assignment agreement form (x) is reasonable and customary for a credit facility of the type to which such sale relates and (y) does not contain

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atypical or unusually burdensome covenants or representations and warranties in respect of the Borrower, in each case, in the Collateral Manager’s reasonable and good faith discretion) shall satisfy this clause (2)); and

(vi) no Collateral Manager Termination Event, Default or Event of Default shall have occurred and be continuing and, immediately after giving effect to any Discretionary Sale or Substitution, as applicable, no Collateral Manager Termination Event, Default or Event of Default shall have occurred; provided that, in the case of an Event of Default, a Discretionary Sale or sale pursuant to a Substitution shall be permitted if (i) the Borrower was obligated to sell such Loan prior to the occurrence of the Event of Default, (ii) the sale proceeds from such Discretionary Sale or sale pursuant to a Substitution are in cash and at least equal to the Market Value of such Loan, and after giving effect thereto and the application of the proceeds thereof, any existing Event of Default would be cured or improved, or (iii) the asset being sold is an equity security, Defaulted Obligation, or any Loan not included in the Borrowing Base.

(vii) Notwithstanding the foregoing, the Borrower may effectuate a Discretionary Sale or Substitution of an equity security, Defaulted Obligation or any Loan not included in a Borrowing Based without any conditions or restrictions; provided, that such transfer may not cause the sale of Loans pursuant to the Transaction Documents to fail to qualify as a true sale such that Dechert LLP or another legal counsel of national standing could no longer render a customary true sale opinion with respect thereto; provided, further, that no Discretionary Sale or Substitution, as applicable, shall be permitted at any time following the Administrative Agent exercising its remedies set forth in Section 9.2(a)(i).

(f) Limitations on Sales, Substitutions and Repurchases.

(i) The aggregate Outstanding Balance of all Loans (other than Warranty Loans) which are transferred by the Borrower to the Collateral Manager or any of its Controlled Affiliates in connection with a Substitution, a Discretionary Sale or pursuant to a Restricted Payment shall not exceed, collectively, twenty percent (20.00%) of the Transferor Purchased Loan Balance measured as of the date of such Substitution, Discretionary Sale or Restricted Payment; provided that, the limitation set forth in this clause (f)(i) shall not apply with respect to any Substitution or Discretionary Sale of a Warranty Loan.

(ii) Notwithstanding the limitation set forth in Section 2.14(f)(i), and subject to satisfaction of all other applicable requirements set forth in this Section 2.14 or elsewhere in this Agreement, so long as the Administrative Agent provides its prior written consent (to be provided or withheld by the Administrative Agent in its sole discretion in each instance) for each such transfer, the Borrower may transfer Loans that are not Eligible Loans to the Transferor or an Affiliate thereof in connection with a Substitution, a Discretionary Sale or the transfer to the Transferor pursuant to a Restricted Payment in such amounts as would cause the aggregate Outstanding Balance of all Loans (other than Warranty Loans) transferred by the Borrower to the Transferor or an Affiliate thereof to exceed the limitations set forth in Section 2.14(f)(i); provided, however, that such transfer

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may not cause the sale of Loans pursuant to the Transaction Documents to fail to qualify as a true sale such that Dechert LLP or another legal counsel of national standing could no longer render a customary true sale opinion with respect thereto.

(g) Notices to Lenders. The Administrative Agent shall provide the Lenders with copies of any notices and, if requested by the Lenders, other materials received by the Administrative Agent pursuant to this Section 2.14 in connection with any sale, Substitution, or repurchase of Loans. The Borrower (or Collateral Manager, on its behalf) shall deliver an Officer’s Certificate to the Collateral Agent, on which it may conclusively rely, to the effect that all conditions precedent to such sale, Substitution or repurchase of Loans, as the case may be, have been satisfied (which such certification shall be deemed given upon delivery to the Collateral Agent of any trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol)).

Section 2.15 Assignment of the Sale Agreement.

The Borrower hereby collaterally assigns to the Collateral Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Sale Agreement and any UCC financing statements filed under or in connection therewith to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, absolute or contingent. In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Collateral Agent for the benefit of the Secured Parties its right to indemnification under the Sale Agreement. The Borrower confirms that, following the occurrence and during the continuation of an Event of Default, the Collateral Agent, on behalf of the Secured Parties, shall have the right to enforce the Borrower’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.

Section 2.16 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the

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Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If the Borrower and the Administrative Agent agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of Advances Outstanding of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgement of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.13, as the case may be, in the future and (ii) would not otherwise be

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disadvantageous to such Lender. Upon receipt of such estimate, the Borrower may approve the proposed designation or assignment, in which case the Lender shall use reasonable efforts to effect the same. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such approved designation or assignment.

(b) Replacement of Lenders. If any Lender (other than Royal Bank of Canada) requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or if any Lender is a Defaulting Lender hereunder, or if any Lender does not consent to any amendment or modification (including in the form of a consent or waiver) that requires the approval of all or all affected Lenders in accordance with the terms of Section 12.1 which is approved by the Borrower, the Administrative Agent and the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.16), all of its interests, rights and obligations under this Agreement and the Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.18 Contractual Currency

To the fullest extent permitted by Applicable Law, if any judgment or order expressed in a currency other than the currency in which a payment is required by this Agreement is to be made by the Borrower (the “Contractual Currency”) is rendered:

(a) for the payment of any amount owing in respect of this Agreement; or

(b) in respect of a judgment or order of another court for the payment of any amount described in the foregoing clause (a),

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the recipient of such payment, after recovery in full of the aggregate amount to which the recipient of such payment is entitled pursuant to the judgment or order, will be entitled to receive promptly from the Borrower the amount of any shortfall of the Contractual Currency received by the recipient of such payment as a consequence of sums being paid in such other currency if such shortfall arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which the recipient of such payment is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by the recipient of such payment. The term “rate of exchange” includes any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

To the fullest extent permitted by Applicable Law, the obligations in this Section constitute separate and independent obligations from the other obligations in this Agreement and any related document, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the recipient of such payment and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement or any related document. To the extent permitted by Applicable Law, the Borrower hereby waives the right to invoke any defense of payment impossibility.

ARTICLE III

CONDITIONS TO THE CLOSING DATE AND ADVANCES

Section 3.1 Conditions to Closing Date.

No Lender and neither the Administrative Agent nor the Collateral Agent shall be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing, by the Administrative Agent:

(a) This Agreement and the other Transaction Documents (other than the Collateral Agent Fee Letter) shall have been duly executed by, and delivered to, the parties hereto and thereto, and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement;

(b) The Administrative Agent shall have received satisfactory evidence that the Borrower, the Transferor and the Collateral Manager have obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby;

(c) The Borrower and the Collateral Manager shall each have delivered to the Administrative Agent a certification in the form of Exhibit D, and such certification shall, with respect to the Borrower, include a representation that the Borrower has neither incurred nor suffered to exist any Indebtedness as of the Closing Date (for the avoidance of doubt, other than Indebtedness incurred or permitted hereunder);

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(d) The Borrower, the Transferor and the Collateral Manager shall each have delivered to the Administrative Agent a certificate as to whether such entity is Solvent in the form of Exhibit C;

(e) The Borrower and Collateral Manager shall have delivered to the Administrative Agent certification that no Default, Event of Default or Collateral Manager Termination Event has occurred and is continuing;

(f) The Administrative Agent and, solely with respect to (A), (B) and (D) below, the Collateral Agent shall have received the executed legal opinion or opinions of Dechert LLP, counsel to the Borrower, the Transferor and the Collateral Manager, covering (A) authority, (B) enforceability of this Agreement and the other Transaction Documents, (C) true sale and non-consolidation matters, and (D) UCC, perfection and other closing matters; in each case, in form and substance acceptable to the Administrative Agent in its reasonable discretion;

(g) The Administrative Agent shall have received the executed legal opinion of Troutman Pepper Locke LLP, counsel to the Collateral Agent and Collateral Custodian, covering (A) authority, (B) enforceability of this Agreement and the other Transaction Documents, and (C) other closing matters; in each case, in form and substance acceptable to the Administrative Agent in its reasonable discretion;

(h) The Borrower and the Administrative Agent shall have executed the Fee Letter, and the Borrower shall have paid all fees due and unpaid under the Fee Letter;

(i) The Borrower and the Collateral Agent shall have executed the Collateral Agent Fee Letter, and the Borrower shall have paid all fees due and unpaid under the Collateral Agent Fee Letter;

(j) Upon request, each applicable Lender shall have received a duly executed copy of its Note, in a principal amount equal to the Commitment of the Lender;

(k) The Administrative Agent shall have received a secretary’s or officer’s certificate of each Loan Party (i) that includes a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors, manager(s) or member(s) of such Loan Party, as applicable, authorizing (A) the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and (B) the borrowings contemplated hereunder, and a certification that such resolutions have not been amended, modified, revoked or rescinded, (ii) that includes a copy of the Governing Documents of such Loan Party and a certification that, except as disclosed therein, there has not been any amendment, modification or supplement to such Governing Documents, (iii) that includes, a certification as to the incumbency and signature of the officers of such Loan Party executing any Transaction Document and (iv) that includes certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of such Loan Party in the jurisdiction of its organization, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall be executed by a corporate secretary or Responsible Officer of such Loan Party;

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(l) The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of each Loan Party, and bankruptcy and pending lawsuits with respect to the Loan Parties and the results of such search shall be satisfactory to the Administrative Agent;

(m) The Administrative Agent shall have received (i) all documentation and other information requested by the Administrative Agent in its sole discretion and/or required by regulatory authorities with respect to the Borrower and the Collateral Manager under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (ii) a Beneficial Ownership Certification with respect to the Borrower, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(n) The representations and warranties contained in Section 4.1 and Section 4.2 are true, correct and complete in all material respects on and as of the Closing Date (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall be true in all respects, and except for those representations and warranties made as of a specific date which are true, correct, and complete as of such date);

(o) The Administrative Agent and the Lenders shall have received evidence reasonably satisfactory to it that the reasonable and documented out-of-pocket fees and expenses of counsel and third party diligence providers to the Administrative Agent and the Lenders, shall have been paid by the Borrower; and

(p) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Section 3.2 Conditions Precedent to All Advances and Acquisitions of Loans.

Each Loan Advance under this Agreement, each Reinvestment of Principal Collections pursuant to Section 2.14(a)(i) and each acquisition of Loans in connection with a Substitution pursuant to Section 2.14(b) (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) With respect to any Loan Advance, the Collateral Manager on the Borrower’s behalf shall have delivered to the Administrative Agent (with a copy to the Collateral Agent), by not later than the deadline set forth in Section 2.2(b) (or such shorter period as may be agreed to by the Administrative Agent and each Lender), a Funding Notice in the form of Exhibit A-1 and a Borrowing Base Certificate with respect to each Loan proposed to be acquired by the Borrower in connection with such Transaction.

(b) With respect to any Reinvestment of Principal Collections pursuant to Section 2.14(a)(i) and each acquisition of Loans in connection with a Substitution pursuant to

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Section 2.14(b), the Collateral Manager on the Borrower’s behalf shall have delivered to the Administrative Agent (with a copy to the Collateral Agent), no later than 12:00 p.m. on the date of such Transaction, a Reinvestment Notice in the form of Exhibit A-3 and a Borrowing Base Certificate, executed by the Collateral Manager and on the Borrower’s behalf.

(c) On the date of such Transaction the following shall be true and correct, and the Borrower and the Collateral Manager shall have certified in the related Borrower’s Notice that all conditions precedent to the requested Transaction have been satisfied and shall thereby be deemed to have certified that:

(i) The representations and warranties contained in Section 4.1 and Section 4.2 are true, correct and complete in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall be true in all respects, and except for those representations and warranties made as of a specific date which are true, correct, and complete as of such date);

(ii) No event has occurred, or would result from such Transaction or from the application of proceeds thereof, that constitutes an Event of Default, Default, Change of Control or Collateral Manager Termination Event;

(iii) On and as of such day, immediately after giving effect to such Transaction, the Advances Outstanding does not exceed the Borrowing Base (or, to the extent permitted under Section 2.14, that any existing Borrowing Base Deficiency is reduced to zero);

(iv) On and as of such day, immediately after giving effect to such Transaction with respect to an Advance (but not a Transaction with respect to an acquisition or substitution of a Loan), each Collateral Quality Test shall be satisfied (or, if not satisfied immediately before the Transaction, such Collateral Quality Test is maintained or improved) (as demonstrated on the Borrowing Base Certificate attached to the applicable Borrower’s Notice); and

(v) No Applicable Law shall prohibit or enjoin the making of such Advance by any Lender or the proposed acquisition of Loans.

(d) (i) With respect to any Loan Advance under this Agreement or any Reinvestment of Principal Collections pursuant to Section 2.14(a)(i), the Reinvestment Period End Date shall not have occurred and (ii) with respect to any Transaction, the Termination Date shall not have occurred; provided that after the Reinvestment Period End Date, the Borrower may settle an Eligible Loan and for which the Borrower has entered into a commitment to purchase prior to the Reinvestment Period End Date so long as (A) the Borrower has provided the related Funding Notice prior to the Reinvestment Period End Date with the Funding Date being the Reinvestment Period End Date, (B) the proposed settlement date for such Loan is not later than the earlier of (x) the date that is 45 days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) after the date on which the Borrower entered into such commitment and (y) the

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date that is 45 days after the end of the Reinvestment Period and (C) the Borrower has deposited the related Advance in the Principal Collection Account or, with respect to any related Unfunded Exposure Amount, in the Unfunded Exposure Account;

(e) The Borrower and Collateral Manager shall have delivered to the Administrative Agent (and, if applicable, to Collateral Agent) all reports required to be delivered as of the date of such Transaction including all deliveries required by Section 2.2;

(f) The Borrower shall have paid all fees then required to be paid and, without duplication of Section 2.11, shall have reimbursed the Lenders, the Collateral Agent, the Collateral Custodian, the Securities Intermediary and the Administrative Agent for all fees, costs and expenses then required to be paid in connection with the closing of the transactions contemplated hereunder and under the other Transaction Documents, including documented out-of-pocket attorney fees and any other legal and document preparation costs incurred by the Lenders, the Collateral Agent, the Collateral Custodian, the Securities Intermediary and the Administrative Agent;

(g) In connection with each Transaction, unless otherwise waived by the Administrative Agent in its sole discretion, (i) the Borrower (or the Collateral Manager on its behalf) shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 12:00 p.m. on the date of such Transaction, (a) a Loan Checklist and an electronic copy of the loan agreement, credit agreement, indenture or other principal agreement pursuant to which the Loan has been issued or created with respect to each Loan proposed to be pledged as Collateral by the Borrower in connection with such Transaction and (b) in the case of a Noteless Loan, a copy of each transfer document or instrument relating to such Noteless Loan evidencing the assignment of such Noteless Loan to the Borrower and (ii) within five (5) Business Days following any related Advance Date with respect to any Loan, the Borrower shall deliver all other Required Loan Documents with respect to each Loan pledged as Collateral by the Borrower in connection with such Transaction; and

(h) The Borrower shall have delivered to the Administrative Agent an Officer’s Certificate (which may be part of the applicable Borrower’s Notice) in form and substance reasonably satisfactory to the Administrative Agent certifying that each of the foregoing conditions precedent has been satisfied.

Section 3.3 Custodianship; Transfer of Loans and Permitted Investments.

(a) The Collateral Agent shall hold all Certificated Securities and Instruments delivered to it as Collateral in accordance with the terms hereof in physical form at the Custody Facility or at such other location identified to the Administrative Agent and the Borrower. Any successor Collateral Agent shall be a state or national bank or trust company which is not an Affiliate of the Borrower and which is a Qualified Institution.

(b) Each time that the Borrower (or the Collateral Manager on behalf of the Borrower) shall direct or cause the acquisition of any Loan or Permitted Investment, the Borrower shall (or the Collateral Manager on behalf of the Borrower), if such Permitted Investment or, in the case of a Loan, the related promissory note or, with respect to a Noteless Loan, assignment

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documentation has not already been delivered to the Collateral Custodian in accordance with the requirements set forth in clause (b) of the definition of “Required Loan Documents”, cause the delivery of such Permitted Investment or, in the case of a Loan, the related promissory note or, with respect to a Noteless Loan, assignment documentation in accordance with the requirements set forth in clause (b) of the definition of “Required Loan Documents” to the Collateral Custodian at the Custody Facilities.

(c) The Borrower (or the Collateral Manager on behalf of the Borrower) shall direct that all Collateral acquired by the Borrower that constitutes Financial Assets is credited to the Collateral Account, and shall cause all Loans and Permitted Investments acquired by the Borrower to be delivered to the Collateral Agent or the Collateral Custodian, as applicable, by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Collateral Agent a valid security interest in each Loan and Permitted Investment, which security interest shall be senior to that of any other creditor of the Borrower (whether now existing or hereafter acquired) (other than pursuant to Permitted Liens)):

(i) in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it Indorsed to the Collateral Agent or in blank by an effective Indorsement or registered in the name of the Administrative Agent and by (A) delivering such Instrument to the Collateral Agent or delivering such Security Certificate to the Collateral Agent at the Custody Facilities (or at such other location identified to the Administrative Agent and the Borrower) and (B) causing the Collateral Agent to maintain (on behalf of the Collateral Agent for the benefit of the Secured Parties) continuous possession of such Instrument or Security Certificate at the Custody Facilities (or at such other location identified to the Administrative Agent and the Borrower);

(ii) in the case of an Uncertificated Security, by (A) causing the Administrative Agent to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii) in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to a Securities Account in the name of the Borrower pursuant to the Account Control Agreement; and

(iv) in the case of General Intangibles (including any Loan or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Administrative Agent as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State of the State of Delaware (it being understood that a UCC financing statement describing the collateral as “all assets of the Borrower” or words of similar effect will be deemed to satisfy the requirements of this clause (iv) in the case of any General Intangibles to be delivered by the Borrower).

(d) The security interest of the Collateral Agent in any Collateral disposed of in a transaction permitted by this Agreement shall, immediately and without further action on the

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part of the Collateral Agent, be released and the Collateral Agent shall immediately release such Collateral to, or as directed by, the Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows as of the Closing Date, each Advance Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b) Due Qualification. The Borrower (i) is duly qualified to do business and is in good standing as a limited liability company in its jurisdiction of registration or incorporation, and (ii) has obtained all necessary qualifications, licenses and approvals, in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified, licensed or approved could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party and the transfer and assignment of an ownership and security interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by it.

(d) Binding Obligation. Each Transaction Document to which it is a party constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its Governing Documents or any

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Contractual Obligation of it, (ii) result in the creation or imposition of any Lien (other than the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, and Permitted Liens) upon any of its properties pursuant to the terms of any such Contractual Obligation, or (iii) violate any Applicable Law.

(f) Agreements. The Borrower is not a party to any agreement or instrument or subject to any limited liability company restriction that has resulted or would reasonably be expected to result in a Material Adverse Effect. It is not a party to or otherwise subject or has any of its property that is subject to any indenture or other agreement or instrument evidencing Indebtedness of it, or any other agreement or instrument where a default would reasonably be expected to result in a Material Adverse Effect.

(g) No Proceedings. (i) As of the Closing Date, there is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority, and, (ii) as of any date thereafter, there is no litigation, proceeding or investigation pending or, to its knowledge, threatened against the Borrower, before any Governmental Authority (x) asserting the invalidity of any Transaction Document to which the Borrower is a party, (y) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Borrower is a party or (z) that could reasonably be expected to have Material Adverse Effect.

(h) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of each Transaction Document to which the Borrower is a party have been obtained, except where the failure to obtain such approval, authorization, consent, order, license, filing or other action could not reasonably be expected to have a Material Adverse Effect.

(i) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar statutory provisions in effect in any applicable jurisdiction by the Borrower.

(j) Solvency. The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under the Transaction Documents to which the Borrower is a party do not and will not render the Borrower not Solvent.

(k) Taxes.

(i) The Borrower is and has always been treated as a disregarded entity of the Fund for U.S. federal income tax purposes and no election has been filed by the Borrower to be treated as a corporation for U.S. federal income tax purposes.

(ii) The Fund is and has always been treated as a U.S. Person for U.S. federal income tax purposes.

(iii) Each of the Borrower and the Fund has timely filed or caused to be timely filed (taking into account valid extensions of the time for filing) all material Tax returns required to be filed by it and has timely paid all material Taxes due, except Taxes

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that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP.

(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used for a purpose that violates Regulation T, Regulation U or Regulation X.

(m) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the UCC as in effect from time to time in the State of New York) in the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC (provided, that the Collateral Agent shall have no responsibility or obligation for perfection, monitoring, compliance or filing, including filing any continuation statements related thereto) and is prior to all other Liens other than Permitted Liens, and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) this Agreement constitutes a security agreement within the meaning of Section 9-102(a)(73) of the UCC as in effect from time to time in the State of New York.

(iii) the Collateral is comprised of “instruments”, “general intangibles”, “certificated securities”, “security entitlements”, “uncertificated securities”, “cash”, “deposit accounts”, “securities accounts”, “investment property” and “proceeds” (each as defined in the applicable UCC) and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations under Section 4.1(m)(i);

(iv) with respect to Collateral that constitutes Cash or Deposit Accounts:

(1) all uninvested Cash shall be credited to the applicable Account, and the Borrower has taken all steps necessary to enable the Collateral Agent to obtain “control” (within the meaning of the UCC as in effect from time-to-time in the State of New York) with respect to each such Account; and

(2) such Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Collateral Agent. The Borrower has not instructed the depository bank of any Account to comply with the instructions of any Person other than the Collateral Agent; provided that, until the Collateral Agent delivers a Notice of Exclusive Control, the Borrower and the Collateral Manager may cause cash in such Accounts to be invested in Permitted Investments, and the proceeds thereof to be distributed in accordance with this Agreement.

(v) with respect to Collateral that constitutes Security Entitlements:

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(1) all of such Security Entitlements have been credited to an Account that is a Securities Account and the securities intermediary for each such Securities Account has agreed to treat all assets other than Cash credited to such Account as Financial Assets within the meaning of the UCC as in effect from time-to-time in the State of New York;

(2) the Borrower has taken all steps necessary to enable the Collateral Agent to obtain “control” (within the meaning of the UCC as in effect from time-to-time in the State of New York) with respect to each Account that is a Securities Account; and

(3) the Accounts that are Securities Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Collateral Agent. The Borrower has not instructed the securities intermediary of any Account that is a Securities Account to comply with the entitlement order of any Person other than the Collateral Agent; provided that, until the Collateral Agent delivers a Notice of Exclusive Control, the Borrower and the Collateral Manager may cause cash in the Accounts that are Securities Accounts to be invested in Permitted Investments, and the proceeds thereof to be distributed in accordance with this Agreement.

(vi) all Accounts constitute either “deposit accounts” as defined in Section 9-102 of the UCC as in effect from time-to-time in the State of New York or “securities accounts” as defined in the Section 8-501(a) of the UCC as in effect from time-to-time in the State of New York;

(vii) the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien of any Person (other than Permitted Liens);

(viii) the Borrower has received all consents and approvals required by the terms of any Loan to the granting of a security interest in the Loans hereunder to the Collateral Agent, on behalf of the Secured Parties;

(ix) the Borrower has taken all necessary steps to authorize the Administrative Agent to file all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in the Borrower’s jurisdiction of organization;

(x) upon the delivery to the Collateral Agent or Collateral Custodian (as applicable) of all Collateral constituting “instruments” and “certificated securities” (as defined in the UCC as in effect from time to time in the jurisdiction where the Collateral Agent’s or the Collateral Custodian’s Corporate Trust Office is located), the crediting of all Collateral that constitutes Financial Assets (as defined in the UCC as in effect from time to time in the State of New York) to an Account and the filing of the financing statements described in this Section 4.1(m) in the jurisdiction in which the Borrower is located, such security interest shall be a valid and first priority (subject to Permitted Liens) perfected

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security interest in that portion of the Collateral in which a security interest may be created under Article 9 of the UCC as in effect from time to time in the State of New York;

(xi) other than Permitted Liens, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of any collateral included in the Collateral other than any financing statement (A) relating to the security interest granted to the Borrower under the Sale Agreement or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the date hereof. There are no judgments or tax lien filings against the Borrower;

(xii) all original executed copies of each underlying promissory note that constitute or evidence each Loan have been or, subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(xiii) none of the underlying promissory notes that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent on behalf of the Secured Parties;

(xiv) with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Agent on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent upon original issue or registration of transfer by the Borrower of such certificated security; and

(xv) with respect to Collateral that constitutes an Uncertificated Security, the Borrower has caused the Collateral Agent to gain “control” of such Collateral pursuant to Section 8-106(c) of the UCC and such control remains effective.

(n) Reports Accurate. All written information, exhibits, financial statements, documents, books, records or reports relating to the Borrower furnished or to be furnished to the Administrative Agent, the Collateral Agent, the Collateral Custodian or any Lender by the Borrower (or the Collateral Manager on its behalf) in connection with this Agreement (other than information or documentation prepared by the Borrower (or the Collateral Manager on its behalf) for internal use or consideration or statements as to (or the failure to make a statement as to) the value of, collectability of, prospects of or potential risk or benefits associated with a Loan or Obligor) are true, complete and correct in all material respects (or, (A) in the case of information of a general economic or general industry nature, or if not prepared by or under the direction of the Borrower, true and correct in all material respects to the actual knowledge of the Borrower or (B) in the case of any projections, pro forma financial information, and forward-looking information, such has been prepared in good faith and is reasonable in light of information available to the Borrower at the relevant time and in light of the circumstances under which they were made).

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(o) Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is, and at all times has been, the State of Delaware. The Borrower has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four (4) months preceding the Closing Date, in each case other than any change of name or other corporate change for which notice has been duly provided pursuant to Section 5.1(o)(vii).

(p) Legal Name. The Borrower’s exact legal name is, and at all times has been the name as set forth on Schedule I hereto.

(q) Sale Agreement. As of the date of closing, the Sale Agreement is the only agreement pursuant to which the Borrower purchases Loans from the Transferor or any of its Affiliates.

(r) Value Given. The Borrower has given reasonably equivalent value to the Transferor of each Loan in consideration for the transfer to the Borrower of each Loan, and no such transfer has been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(s) Accounting. The Borrower accounts for the transfers to it of interests in Collateral as sales of such Collateral for financial accounting purposes and for legal purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein.

(t) Special Purpose Entity. The Borrower has not and shall not:

(i) engage in any business or activity other than the purchase, receipt and management of Collateral, the transfer and pledge of Collateral pursuant to the terms of the Transaction Documents, the sale of Collateral as permitted hereunder, the entry into and the performance under the Transaction Documents and such other activities as are incidental thereto;

(ii) acquire or own any assets other than (a) the Collateral, (b) Permitted Investments and (c) incidental property as may be necessary for the operation of the Borrower and the performance of its obligations under the Transaction Documents, including, without limitation, capital contributions which it may receive from the Fund;

(iii) merge into or consolidate with any Person or dissolve, wind-up, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (other than in accordance with the provisions hereof), without in each case first obtaining the prior written consent of the Administrative Agent, or except as permitted by this Agreement, change its legal structure, or jurisdiction of formation;

(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or, without the consent of the Administrative Agent and the Required Lenders, amend, modify, terminate or fail to comply with the provisions of its limited liability

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company agreement except as otherwise permitted pursuant to Section 5.2(h), or fail to observe limited liability company formalities;

(v) form, acquire or own any Subsidiary, own any equity interest in any other entity (other than any Equity Security received in exchange for a defaulted Loan or portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the Obligor thereof), or make any Investment in any Person (other than Permitted Investments) without the prior written consent of the Administrative Agent (which consent shall not be unreasonably conditioned, withheld or delayed);

(vi) except as permitted by this Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to the Lenders and a termination of all the Commitments and (ii) ordinary course contingent obligations under the Underlying Instruments (such as customary indemnities to fronting banks, administrative agents, collateral agents, depository banks, escrow agents and similar Persons);

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due to the extent sufficient funds are available to enable it to do so (provided that in no event shall this clause require any equity holder to make additional capital contributions to the Borrower);

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person, other than as expressly provided in the Transaction Documents;

(x) enter into any contract or agreement with any Person, except (a) the Transaction Documents, (b) the documents specifically contemplated by the limited liability company agreement of the Borrower, (c) other contracts or agreements that are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s length basis with third parties other than such Person and (d) as otherwise permitted under the Transaction Documents; provided that, for the avoidance of doubt with regard to this clause (x), (i) acquisitions of Collateral from the Transferor or its Affiliates, and sales of Collateral to the Transferor and its Affiliates, (B) distributions to its member in accordance with the terms hereof shall be permitted and (C) the Fund may contribute cash or other property as a capital contribution to the Borrower;

(xi) seek its dissolution, termination, liquidation or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of the Borrower, the Fund or any other Person;

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(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity of the Person with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided that in no event shall this clause require any equity holder to make additional capital contributions to the Borrower);

(xvi) file or consent to the filing of any petition as to the Borrower, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xvii) except as may be required or permitted by the Code and regulations thereunder or other applicable state or local tax law, hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xviii) fail to maintain separate company records and books of account separate and apart from those of any other Person; provided that, the Borrower’s assets and liabilities may be included in a consolidated financial statement of its Affiliate; provided further that, appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person;

(xix) fail to pay its own liabilities and expenses only out of its own funds;

(xx) fail to maintain a sufficient number of employees, if any, in light of its contemplated business operations or to pay the salaries of its own employees, if any;

(xxi) except in connection with any exchange offer, work-out, restructuring or the exercise of any rights or remedies with respect to any Loan with respect to which an Obligor is or would thereby become an Affiliate, acquire the obligations or securities issued by its Affiliates or the Fund (unless approved by the Administrative Agent in its sole discretion);

(xxii) guarantee any obligation of any person, including an Affiliate;

(xxiii) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office maintained by an Affiliate (if any) space and services performed by any employee of an Affiliate;

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(xxiv) to the extent used, fail to use separate invoices and checks bearing its own name;

(xxv) except for any Permitted Lien related to any Equity Security, pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder;

(xxvi) (A) fail at any time to have at least one (1) independent manager (the “Independent Manager”) who is not currently (a) a manager, officer, employee or Affiliate of the Borrower or the Fund or any major creditor, or a manager, officer or employee of any such Affiliate (other than an independent manager or similar position of the Borrower, the Fund or an Affiliate), or (b) the beneficial owner of any limited liability company interests of the Borrower or any voting, investment or other ownership interests of any Affiliate of the Borrower or of any major creditor or (B) fail to ensure that all limited liability company action relating to the selection, maintenance or replacement of the Independent Manager are duly authorized by the unanimous vote of the board of managers (including the Independent Manager) except as otherwise permitted pursuant to the limited liability company agreement of the Borrower;

(xxvii) fail to provide in its Governing Document that the unanimous consent of all members and the consent of the Independent Manager are required for the Borrower to (a) institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against the Borrower, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, provisional liquidator assignee, trustee, sequestrator, custodian, restructuring officer or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing; or

(xxviii) fail to file its own tax returns separate from those of any other Person, except to the extent that the Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under Applicable Law, and pay any taxes required to be paid under Applicable Law.

(u) Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

(v) Investment Company Act. The Borrower is not, required to be registered as within the meaning of, and is not subject to regulation under, the 1940 Act.

(w) ERISA. (i) Neither the Borrower nor any ERISA Affiliate sponsors, maintains, contributes to or has any obligation to contribute to an “employee pension benefit plan,” as such term is defined in Section 3 of ERISA and which is subject to Title IV of ERISA and/or Section 412 of the Code (a “Pension Plan”) except which would not reasonably be expected to

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result in a Material Adverse Effect and (ii) the underlying assets of the Borrower do not constitute “plan assets” within the meaning of the Plan Asset Rules.

(x) Compliance with Law. The Borrower has complied with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law, in each case, other than any failure or contravention that would not reasonably be expected to have a Material Adverse Effect.

(y) No Material Adverse Effect. Except as previously disclosed to the Administrative Agent, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on the Borrower since the Closing Date.

(z) Amendments. No Loan has been amended, modified or waived since the Closing Date or the related Funding Date, as the case may be, except for amendments, modifications or waivers, if any, to such Loan otherwise permitted under Section 6.4(a).

(aa) Full Payment. As of the date of the Borrower’s acquisition thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan will not be repaid by the relevant Obligor in full.

(bb) Sanctions; Anti-Money Laundering Laws; and Anti-Corruption Laws. Neither the Borrower, nor any person controlling or controlled by the Borrower (within the meaning of the applicable regulation), Subsidiaries, directors or officers is a Sanctioned Person. The Borrower maintains or is otherwise subject to policies and procedures reasonably designed to ensure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 4.2 Representations and Warranties of the Borrower Relating to the Agreement and the Collateral.

The Borrower represents and warrants as follows as of the Closing Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Eligibility of Collateral. As of the Closing Date and each Funding Date, (i) the Loan List and the information contained in each Funding Notice delivered pursuant to Section 2.2, is an accurate and complete listing of all Loans included in the Collateral as of the related Funding Date and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true, correct and complete in all respects as of the related Funding Date, (ii) each such Loan included in the Borrowing Base is an Eligible Loan, (iii) each Loan included in the Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws and (iv) with respect to each Loan included in the Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the transfer of an ownership interest or security interest in such Collateral to the Collateral Agent as agent for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect, in each case, unless the failure to do so would not give rise to a Material Adverse Effect.

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(b) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Borrower or, to the knowledge of the Borrower, its Affiliates.

Section 4.3 Representations and Warranties of the Collateral Manager.

The Collateral Manager represents and warrants as follows as of the Closing Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Collateral Manager has been duly organized, and is validly existing as a statutory trust in good standing, under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted.

(b) Due Qualification. The Collateral Manager is duly qualified to do business and is in good standing as a statutory trust and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified, licensed or approved could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Collateral Manager (i) has all necessary power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party. This Agreement and each other Transaction Document to which the Collateral Manager is a party have been duly executed and delivered by the Collateral Manager.

(d) Binding Obligation. Each Transaction Document to which the Collateral Manager is a party constitutes a legal, valid and binding obligation of the Collateral Manager enforceable against the Collateral Manager in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Collateral Manager’s certificate of trust, amended and restated declaration of trust, bylaws or any Contractual Obligation of the Collateral Manager which, in the case of any Contractual Obligation, would reasonably be expected to have a Material Adverse Effect, (ii) result in the creation or imposition of any Lien (other than the security interest granted to the Collateral Agent, on behalf of the Secured Parties pursuant to this Agreement, and Permitted Liens) upon any of the Collateral Manager’s properties pursuant to the terms of any such Contractual Obligation, or (iii) violate any Applicable Law in any material respect.

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(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the actual knowledge of the Collateral Manager, threatened in writing against the Collateral Manager, before any Governmental Authority (i) asserting the invalidity of any Transaction Document to which the Collateral Manager is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Collateral Manager is a party and (iii) that would reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Collateral Manager of each Transaction Document to which the Collateral Manager is a party have been obtained, except where the failure to obtain such approval, authorization, consent, order, license, filing or other action would not reasonably be expected to have a Material Adverse Effect.

(h) Reports Accurate. All information, exhibits, financial statements, documents, books, records or reports relating to the Borrower or the Collateral Manager furnished or to be furnished by the Collateral Manager to the Administrative Agent, the Collateral Agent, the Collateral Custodian or any Lender in connection with this Agreement (other than information or documentation prepared by the Borrower (or the Collateral Manager on its behalf) for internal use or consideration or statements as to (or the failure to make a statement as to) the value of, collectability of, prospects of or potential risk or benefits associated with a Loan or Obligor) are true, complete and correct in all material respects (or, (A) in the case of information of a general economic or general industry nature, or if not prepared by or under the direction of the Collateral Manager, true and correct in all material respects to the actual knowledge of the Collateral Manager or (B) in the case of any projections, pro forma financial information, forward-looking information, such has been prepared in good faith and is reasonable in light of information available to the Collateral Manager at the relevant time and in light of the circumstances under which they were made).

(i) Solvency. The Collateral Manager is not the subject of any Insolvency Proceedings or Insolvency Event.

(j) [Reserved].

(k) ERISA. The underlying assets of the Collateral Manager do not constitute “plan assets” within the meaning of the Plan Asset Rules.

(l) Investment Company Act. The Collateral Manager is a “business development company” under the Investment Company Act of 1940, as amended.

(m) Compliance with Law. The Collateral Manager has complied with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law, in each case, other than any failure or contravention that would not reasonably be expected to have a Material Adverse Effect.

(n) No Material Adverse Effect. Except as previously disclosed to the Administrative Agent, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on the Collateral Manager since the Closing Date.

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(o) Eligibility of Collateral. The Collateral Manager has conducted such due diligence and other review as it considered necessary with respect to the Loans set forth on the Loan List. As of the Closing Date and each Funding Date, (i) the Loan List and the information contained in each Funding Notice delivered pursuant to Section 2.2, is an accurate and complete listing of all Loans included in the Collateral as of the related Funding Date and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true, correct and complete in all respects as of the related Funding Date, (ii) each such Loan included in the Borrowing Base is an Eligible Loan, (iii) each Loan included in the Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws and (iv) with respect to each Loan included in the Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Collateral Manager in connection with the transfer of an ownership interest or security interest in such Collateral to the Collateral Agent as agent for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect, in each case, unless the failure to do so would not give rise to a Material Adverse Effect.

(p) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Collateral Manager or, to the knowledge of the Collateral Manager, its Affiliates.

Section 4.4 Representations and Warranties of the Collateral Agent and Collateral Custodian.

Each of the Collateral Agent and Collateral Custodian, as applicable, represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full requisite power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent or Collateral Custodian, as applicable, under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Agent or Collateral Custodian, as applicable, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its constitutional documents or, to the knowledge of a Responsible Officer of the Collateral Agent or Collateral Custodian, any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Agent or Collateral Custodian, as applicable, is a party or by which it or any of its property is bound.

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(d) No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby to be performed by it and the fulfillment of the terms hereof applicable to it will not conflict with or violate, in any material respect, any Applicable Law as to the Collateral Agent or Collateral Custodian, as applicable.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent or Collateral Custodian, as applicable, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent or Collateral Custodian, as applicable, of the transactions contemplated hereby and the fulfillment by the Collateral Agent or Collateral Custodian, as applicable, of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V

GENERAL COVENANTS

Section 5.1 Affirmative Covenants of the Borrower.

The Borrower covenants and agrees with the Secured Parties that during the Covenant Compliance Period:

(a) Compliance with Law. The Borrower will comply in all material respects with all Applicable Law, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Borrower will (i) preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect and (iii) maintain the Governing Documents of the Borrower in full force and effect and shall not amend the same without the prior written consent of the Administrative Agent except as permitted under Section 5.2(h).

(c) Performance and Compliance with Collateral. The Borrower will, at its expense, timely and fully perform and comply (or cause the Transferor to perform and comply pursuant to the Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral, the Transaction Documents and all other agreements related to such Collateral.

(d) Keeping of Records and Books of Account; Inspection Rights.

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(i) The Borrower will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower and the Collateral Manager will permit representatives and agents of the Administrative Agent or the Collateral Agent to visit and inspect any of its properties or the properties of its Affiliates, to examine it and its Affiliates corporate, financial and operating records relating to the Collateral, the Eligible Loans, and make copies of the Required Loan Documents, and to discuss its affairs, finances and accounts with its directors and officers (provided, that (A) representatives of such Person may be present at any such discussion and (B) any third party’s confidential information subject to a confidentiality agreement with a Loan Party that prohibits the disclosure of such third party’s information to the Administrative Agent may be redacted from the information provided to the Administrative Agent pursuant to this Section 5.1(d)), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable (and in any event not less than two (2) Business Days’) advance written notice from the Administrative Agent to such Person; provided, that when an Event of Default exists the Administrative Agent (or any representative or agent thereof) may do any of the foregoing at any time and without advance notice (other than discussions with auditors and other third parties, for which reasonable prior notice shall still be required); provided, further, that so long as no Event of Default shall have occurred and be continuing (at which time no limits shall apply), (x) no more than one (1) such inspection or audit shall be conducted in any calendar year and (y) the Borrower shall not be obligated to reimburse the Administrative Agent for more than one (1) inspection or audit in any calendar year. For purposes of clarity, any Lender or its designated representatives having requested to attend in the case of physical inspections may, at such Lender’s expense, accompany the Administrative Agent in the case of such physical inspections.

(ii) In connection with the foregoing clause (i), the Administrative Agent (through any of its officers, employees, or agents) shall have the right, from time to time hereafter (A) at any time that an Event of Default has occurred and is continuing, to instruct the Collateral Manager to communicate directly with any and all of the Borrower’s account debtors and Obligors to verify the existence and terms thereof on behalf of the Administrative Agent; provided that, if the Collateral Manager fails to honor such instructions given by the Administrative Agent, the Administrative Agent may, in its discretion, communicate directly with any and all of the Borrower’s account debtors and Obligors, and (B) from time to time, upon reasonable advance notice, to audit the Collateral, or any portion thereof, in order to verify any Loan Party’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; and the Borrower shall, and shall cause the Collateral Manager to permit any designated representative of the Administrative Agent to visit and inspect any of the properties of the Fund, the Borrower or the Collateral Manager, as applicable, to inspect and to discuss their respective finances and any of their respective properties and Collateral, during normal business hours. The Borrower shall reimburse the Administrative Agent for any reasonable and documented out-of-pocket expense incurred in the exercise of the foregoing provisions. Audit fees and other charges for the inspections contemplated in this Section 5.1(d) shall be as follows: (a) a fee of $1,000.00 per day, per auditor, plus reasonable and

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documented out-of-pocket expenses for each field audit of the Borrower or any other Loan Party or Person performed by personnel employed by the Administrative Agent, and (b) the reasonable and documented out-of-pocket charges and expenses paid or incurred by the Administrative Agent if it elects to employ the services of one or more third Persons to perform field audits of the Borrower, any other Loan Party or the Collateral Manager or to appraise the Collateral, or any portion thereof; provided, that so long as no Event of Default shall have occurred and be continuing, (x) the Borrower shall not be obligated to reimburse the Administrative Agent for more than one (1) field audit or appraisal of the Collateral, in either case, in any calendar year and (y) no more than one (1) such field audit and appraisal shall be conducted in any one (1) year. For purposes of clarity, any Lender or its designated representatives having requested to attend in the case of physical inspections may, at such Lender’s expense, accompany the Administrative Agent in the case of such physical inspections.

(e) Protection of Interest in Collateral. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreement or directly from a third party and (ii) at the Borrower’s expense, take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien (other than Permitted Liens), including, without limitation, (a) with respect to the Loans and that portion of the Collateral in which a security interest may be perfected by filing and maintaining (at the Borrower’s expense), effective financing statements against the Obligor in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate.

(f) Deposit of Collections.

(i) The Borrower shall, or cause the Collateral Manager to, instruct each Obligor or any relevant administrative agent, as applicable, to deliver all Collections in respect of the Collateral to the Interest Collection Account or the Principal Collection Account, as applicable (or, with respect to any Eligible Participation Interest for which the Elevation Date has not yet occurred, shall cause the Transferor to deliver or cause to be delivered all Collections to the Interest Collection Account or the Principal Collection Account, as applicable).

(ii) The Borrower shall transfer, or cause to be transferred, all Collections to the Interest Collection Account or the Principal Collection Account, as applicable, within two (2) Business Days after knowledge of the Borrower (or the Collateral Manager on its behalf) of the receipt thereof and in any other event by no later than three (3) Business Days after such Collections are received.

(iii) The Borrower shall, within two (2) Business Days after knowledge of the Borrower (or the Collateral Manager on its behalf) of the receipt thereof and in any other event by no later than three (3) Business Days after receipt thereof, direct the Collateral Agent to transfer or deposit, as applicable, and to the extent necessary, (A) all

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Collections received by it in respect of the Collateral attributable to Interest Collections to the Interest Collection Account, (B) other than as provided in clause (C), all Collections received by it in respect of the Collateral attributable to Principal Collections to the Principal Collection Account and (C) to the extent provided in Section 2.9(e), Collections to the Unfunded Exposure Account.

(g) Special Purpose Entity. The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 4.1(t).

(h) [Reserved].

(i) Events of Default. Promptly following the Borrower’s knowledge or notice of the occurrence of any Event of Default or Default, the Borrower will provide the Administrative Agent and the Collateral Agent with written notice of the occurrence of such Event of Default or Default of which the Borrower has knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto. The Administrative Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.

(j) Obligations. The Borrower shall pay its Indebtedness and other obligations promptly and in accordance with their terms except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(k) Taxes.

(i) The Borrower will at all times continue to be treated as a disregarded entity of the Fund for U.S. federal income tax purposes and no election will be filed by the Borrower to be treated as a corporation for U.S. federal income tax purposes.

(ii) [reserved].

(iii) The Fund will at all times continue to be treated as a U.S. Person for U.S. federal income tax purposes.

(iv) The Borrower will (or, if applicable, the Borrower will cause the Fund to) timely file or cause to be timely filed (taking into account valid extensions of the time for filing) all material Tax returns required to be filed by it and will timely pay all material Taxes due (including all Taxes on the income and gain or the Borrower and the Fund), except Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP.

(l) Use of Proceeds. The Borrower will use the proceeds of the Advances only to acquire Loans or fund unfunded commitments with respect to Loans or to pay related fees, costs and expenses (including expenses payable hereunder).

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(m) Obligor Notification Forms. The Administrative Agent may, in its discretion after the declaration of the Termination Date following the occurrence of an Event of Default, send notification forms giving each relevant administrative agent or Obligor, as applicable, notice of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Administrative Agent.

(n) Adverse Claims. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens on any of the Accounts other than the Lien created by this Agreement and Permitted Liens.

(o) Notices. The Borrower will furnish each of the following documents to the Administrative Agent, which shall forward copies of the same to the Lenders:

(i) Income Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the IRS or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of, or assess or propose the collection of Taxes required to have been withheld by, the Borrower which equal or exceed $100,000 in the aggregate, telephonic notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters received by the Borrower;

(iii) Representations and Warranties. Promptly after receiving knowledge or notice of the same, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect in any material respect (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall have been incorrect in any respect) at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue in any material respect (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties would be rendered untrue in any respect) as of such Funding Date;

(iv) ERISA. (1) Promptly after receiving notice of any Reportable Event with respect to any Pension Plan sponsored or maintained by the Borrower (or any ERISA Affiliate thereof), a copy of such notice and (2) promptly after the Borrower becoming aware thereof, notice that the underlying assets of the Borrower constitute “plan assets” within the meaning of the Plan Asset Rules;

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(v) Proceedings. As soon as possible and in any event within five (5) Business Days after the Borrower or the Transferor receives notice or obtains knowledge thereof or at the request of the Administrative Agent, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Borrower; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, the Borrower in excess of $250,000, or the Transferor in excess of $10,000,000 shall be deemed to be material for purposes of this Section 5.1(o);

(vi) Notice of Certain Events. Promptly upon the Borrower or Collateral Manager becoming aware thereof (and in any event within five (5) Business Days), notice of (1) any Event of Default, (2) any Revaluation Event, (3) any other event or circumstance that would reasonably be expected to have a Material Adverse Effect, (4) any event or circumstance whereby any Loan which was included in the latest calculation of the Borrowing Base as an Eligible Loan shall fail to meet one or more of the criteria (other than criteria waived (it being understood that any such Loan for which the Administrative Agent has waived one or more of the criteria shall not require notice with respect to such criteria) by the Administrative Agent on or prior to the related Funding Date in respect of such Loan) listed in the definition of “Eligible Loan”, or (5) any amendment to the Governing Documents of the Borrower if such amendment materially and adversely effects the interests of the Administrative Agent, the Collateral Agent and the Lenders, as determined in the reasonable judgement of the Collateral Manager;

(vii) Corporate Changes. As soon as possible and in any event within ten (10) Business Days after the effective date thereof, notice of any change in the name, jurisdiction of organization, corporate structure, tax characterization or location of records of the Borrower; provided that the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral; and

(viii) Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, notice of any material change in the accounting policies of the Borrower relating to loan accounting or revenue recognition.

(p) Contest Recharacterization. The Borrower shall in good faith contest any attempt to recharacterize the treatment of the Loans as property of the bankruptcy estate of the Transferor.

(q) Payment Date Reporting.

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(i) The Borrower shall deliver (or shall cause to be delivered) a Payment Date Report, for the previous quarter ending as of the applicable Determination Date, and delivered to the Administrative Agent and Collateral Agent not later than 3:00 p.m. on the day that is two (2) Business Days preceding the related Payment Date. Each such Payment Date Report shall contain instructions to the Collateral Agent to withdraw funds on the related Payment Date from the applicable Collection Account and pay or transfer amounts set forth in such report in the manner specified, and in accordance with the priorities established, in Section 2.7 or Section 2.8, as applicable.

(ii) [Reserved].

(iii) [Reserved].

(iv) In preparing the Payment Date Report and other information and statements required hereunder, upon timely and reasonable request of the Collateral Manager, the Collateral Agent shall provide the Collateral Manager with such information and data specifically requested by the Collateral Manager and the possession of the Collateral Agent and maintained pursuant to the terms of this Agreement to assist the Collateral Manager in preparing the Payment Date Report and to the extent required hereunder.

(v) In each Payment Date Report, the Collateral Manager shall further include a statement in the Borrowing Base Certificate delivered pursuant to Section 5.1(t) as to the amount and type (whether Principal Collections, Interest Collections or other Collections) of all Collections received since the prior Payment Date Report, all Principal Collections and Interest Collections on deposit as of the date that is three (3) Business Days prior to such Reporting Date.

(r) Sanctions; Anti-Money Laundering Laws; and Anti-Corruption Laws. The Borrower shall at all times comply with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws applicable to it.

(s) Financial Statements. The Borrower shall furnish to the Administrative Agent for distribution to each Lender:

(i) as soon as available, but in any event within one-hundred and twenty (120) days after the end of each fiscal year of Fund, a copy of the audited consolidated balance sheet of the Fund and (if and only to the extent prepared separately from the Fund) the audited consolidated balance sheet of the Borrower, in each case, as at the end of such year and the related statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, and, in the case of financial statements of Fund, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing;

(ii) as soon as available, but in any event not later than sixty (60) days after the end of each of the first three (3) quarterly periods of each fiscal year of the Fund, the unaudited consolidated balance sheet of the Borrower and the Fund as at the end of

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such quarter period and the related unaudited statements of income and retained earnings and of cash flows of the Borrower and the Fund for such quarter period, setting forth in each case in comparative form the figures for the previous year, and prepared on a consolidated and consolidating basis, and which shall be certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(iii) all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein);

provided that, in each case, delivery of the same shall be deemed to occur when such financial statements are filed with the SEC on Form 10-K or SEC Form 10-Q, as applicable.

(t) Certificates; Other Information. The Borrower shall furnish to the Administrative Agent for distribution to each Lender:

(i) concurrently with the delivery of the financial statements of the Borrower and the Fund referred to in Section 5.1(s)(i), a certificate of the independent certified public accountants firm reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(ii) on each Measurement Date, a Borrowing Base Certificate showing the Borrowing Base and the Borrowing Value as of such date, certified as complete and correct by a Responsible Officer;

(iii) [reserved];

(iv) within five (5) Business Days after the same are filed, copies of all financial statements, filings and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(v) within one hundred twenty (120) days after the end of each fiscal year of the Collateral Manager, commencing with the fiscal year ending December 31, 2026, a report covering such fiscal year of a firm of independent certified public accountants of nationally recognized standing (or any other party identified by the Administrative Agent) to the effect that such accountants (or such other party) have applied certain agreed-upon procedures (the “Agreed-Upon Procedures Report”) (a copy of which procedures are attached hereto as Schedule III, it being understood that the Collateral Manager and the Administrative Agent may provide an updated Schedule III reflecting any further amendments to such Schedule III agreed to between the Collateral Manager and the Administrative Agent from time to time) a copy of which shall replace the then existing Schedule III) to certain documents and records relating to the Collateral and the Loan Parties, compared the information contained in three random Borrowing Base Certificates (provided that the Administrative Agent, in its sole discretion, may elect that such analysis include (x) a smaller number of Borrowing Base Certificates and (y) only a subset of Loans

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included in each Borrowing Base Certificate) and Payment Date Reports, in each case, delivered during the period covered by such Agreed-Upon Procedures Report with such documents and records and that no matters came to the attention of such accountants (or such other party) that caused them to believe that (A) the information and the calculations included in such Borrowing Base Certificates and Payment Date Reports were not determined or performed in accordance with the provisions of this Agreement, except for such exceptions as such accountants (or such other party) shall believe to be immaterial and such other exceptions as shall be set forth in such statement, or (B) a Collateral Manager Termination Event occurred during the applicable reporting period; provided that, if the Administrative Agent has provided written notice to the Borrower that the Administrative Agent has, in its reasonable discretion, elected to directly engage a firm of independent certified public accountants of nationally recognized standing (or any other party identified by the Administrative Agent) to provide an Agreed-Upon Procedures Report for an applicable fiscal year, the Borrower shall not be obligated to separately furnish an Agreed-Upon Procedures Report for such fiscal year;

(vi) promptly, such additional financial and other information as any Lender may from time to time reasonably request; provided that the Borrower shall make available Redacted Versions of requested documents;

(vii) within ninety (90) days after each anniversary of the Closing Date, a static pool report in the form of Exhibit A-7 or another form reasonably acceptable to the Administrative Agent in its sole discretion shall be provided to the Administrative Agent; and

(viii) concurrently with the delivery of the financial statements referred to in Sections 5.1(s)(i) and 5.1(s)(ii), a fully and properly completed compliance certificate in the form of Exhibit F, certified on behalf of the Borrower by a Responsible Officer of the Borrower.

(u) Further Assurances. The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, agreements or instruments) that may be required under Applicable Law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Transaction Documents and in order to grant, preserve, protect, perfect or more fully evidence the validity and first priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created hereby. Such security interests and Liens will be created hereunder and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as it shall reasonably request to evidence compliance with this Section 5.1(u). The Borrower agrees to provide such evidence as the Administrative Agent and the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(v) Non-Consolidation. The Borrower shall at all times act in a manner such that each of the assumptions made by Dechert LLP in their opinion delivered pursuant to Section 3.1(f) is true and accurate in all material respects. The Borrower shall at all times observe

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and be in compliance in all material respects with all covenants and requirements in the Governing Documents of the Borrower.

(w) Know Your Customer Laws. The Borrower will furnish to the Administrative Agent promptly, from time to time, information and documentation requested by the Administrative Agent or any Lender for the purpose of compliance with “know your customer” laws, including the Beneficial Ownership Regulation.

(x) Other. The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports reasonably available to it respecting the Collateral or the condition or operations, financial or otherwise, of the Collateral Manager or the Borrower as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent or the other Secured Parties under or as contemplated by this Agreement. Notwithstanding anything to the contrary in this provision, the Borrower and its Affiliates will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or agents) is prohibited by law or (iii) in the Borrower’s or Affiliate’s reasonable judgment, would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege; provided that the Borrower shall make available Redacted Versions of requested documents or, if unable to do so consistent with the preservation of such privilege, shall make commercially reasonable efforts to disclose information responsive to the requests of the Administrative Agent, any Lender or any of their respective representatives and agents, in a manner that will protect such privilege.

Section 5.2 Negative Covenants of the Borrower.

The Borrower covenants and agrees with the Secured Parties that during the Covenant Compliance Period:

(a) Other Business. It will not (i) engage in any business other than (A) entering into and performing its obligations under the Transaction Documents and other activities contemplated by the Transaction Documents, (B) the acquisition, ownership and management of the Collateral and (C) the sale or disposition of Loans as permitted hereunder, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement, or (iii) form any Subsidiary or make any Investment in any other Person except as permitted hereunder.

(b) Collateral Not to be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the Closing Date or the related Funding Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is immediately delivered to the Collateral Agent, together with an Indorsement in blank, as collateral security for such Loan.

(c) Security Interests. Except as otherwise permitted herein and in respect of any Discretionary Sale, Substitution or sale of a Warranty Loan, the Borrower will not sell, pledge,

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assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement or Permitted Liens) on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. The Borrower will promptly notify the Administrative Agent and the Collateral Agent of the existence of any Lien (other than the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement or Permitted Liens) on any Collateral and the Borrower shall defend the right, title and interest of the Collateral Agent, as agent for the Secured Parties in, to and under the Collateral against all claims of third parties (other than Permitted Liens).

(d) Mergers, Acquisitions, Sales, etc. It will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person (excluding receipt of Equity Securities in the ordinary course of collection of a debt previously contracted in good faith), or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement and the other Transaction Documents).

(e) Restricted Payments. The Borrower shall not make any Restricted Payments other than (i) distributions of amounts paid to it in accordance with Section 2.7 or Section 2.8 on a Payment Date, as set forth in the related Payment Date Report and (ii) using the proceeds of an Advance; provided that, (A) distributions may be made only if immediately before and after giving effect to such distribution, (x) the Advances Outstanding shall not exceed the Borrowing Base and (y) no Default or Event of Default shall exist and (B) no more than four (4) Restricted Payments may be made pursuant to the foregoing clause (ii) in any calendar year.

(f) Change of Location of Underlying Instruments. The Borrower shall not, without the prior consent of the Administrative Agent, consent to the Collateral Agent or the Collateral Custodian, as applicable, moving any Certificated Securities or Instruments from the Collateral Agent’s or the Collateral Custodian’s Custody Facilities on the Closing Date, unless the Borrower has given at least thirty (30) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to ensure that the Secured Parties’ first priority perfected security interest continues in effect.

(g) ERISA Matters. The Borrower will not, except as would not alone or in the aggregate be reasonably be expected to result in a Material Adverse Effect, (i) engage in any transaction, with respect to a plan sponsored or maintained by the Borrower, that is a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) knowingly permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Pension Plan of an ERISA Affiliate, if any, other than a Multiemployer Plan, (iii) fail to make or knowingly permit any ERISA Affiliate to fail to make, any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the collective bargaining agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Pension Plan of an ERISA Affiliate, if any, or (v) knowingly permit to exist any occurrence of any Reportable Event with respect to a Pension Plan of an ERISA Affiliate, if any.

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The Borrower will not take any actions that would cause the underlying assets of the Borrower to constitute “plan assets” within the meaning of the Plan Asset Rules.

(h) Operating Agreement. The Borrower will not amend, modify, waive or terminate any provision of its Governing Document in any matter that has a Material Adverse Effect to the Lenders or otherwise prohibited under this Agreement without the prior written consent of the Administrative Agent.

(i) Changes in Payment Instructions to Obligors. The Borrower will not make any change, or permit the Collateral Manager to make any change, in its instructions to any relevant administrative agent or Obligor, as applicable, regarding payments to be made with respect to the Collateral to the Collection Account, unless the Administrative Agent has consented to such change.

(j) Extension or Amendment of Collateral. The Borrower will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loan.

(k) Fiscal Year. The Borrower shall not change its fiscal year or method of accounting without providing the Administrative Agent with prior written notice (i) providing a detailed explanation of such changes and (ii) including pro forma financial statements demonstrating the impact of such change.

(l) Sanctions; Anti-Money Laundering Laws; and Anti-Corruption Laws. The Borrower shall not directly or indirectly, use any proceeds hereunder, or lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, directors, officers, or other Person, (i) to fund or facilitate any activities or any business of or with a Sanctioned Person; or (ii) in any manner that would be prohibited by, or would otherwise cause any party hereto to be in breach of or result in violation of, Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

Section 5.3 Affirmative Covenants of the Collateral Manager.

During the Covenant Compliance Period:

(a) Compliance with Law. The Collateral Manager will comply in all material respects with all Applicable Law, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Collateral Manager will (i) preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. The Collateral Manager will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each item of Collateral, other than the funding, reimbursement or payment obligations of the Borrower under or in connection with each item of Collateral, and

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will do nothing to impair the rights of the Collateral Agent, as agent for the Secured Parties, or of the Secured Parties in, to and under the Collateral.

(d) Keeping of Records and Books of Account; Inspection Rights.

(i) The Collateral Manager will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii) The Collateral Manager will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent, describing the transfer of the Collateral from the Borrower to the Collateral Agent as agent for the Secured Parties hereunder.

(e) [Reserved].

(f) Events of Default. Promptly following the Collateral Manager’s knowledge or notice of the occurrence of any Event of Default or Default, the Collateral Manager will provide the Administrative Agent and the Collateral Agent with written notice of the occurrence of such Event of Default or Default of which the Collateral Manager has knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of the Collateral Manager setting forth the details of such event and the action that the Collateral Manager proposes to take with respect thereto. The Administrative Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.

(g) [Reserved].

(h) Other. The Collateral Manager will promptly furnish to the Administrative Agent such other information, documents, records or reports reasonably available to it respecting the Collateral or the condition or operations, financial or otherwise, of the Collateral Manager as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent or Secured Parties under or as contemplated by this Agreement. Notwithstanding anything to the contrary in this provision, the Collateral Manager and its Affiliates will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or agents) is prohibited by law or (iii) in the Collateral Manager’s or Affiliate’s reasonable judgment, would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege; provided that the Collateral Manager shall make available Redacted Versions of requested documents or, if unable to do so consistent with the preservation of such privilege, shall make commercially reasonable efforts to disclose information responsive to the requests of the Administrative Agent, any Lender or any of their respective representatives and agents, in a manner that will protect such privilege.

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(i) Proceedings. The Collateral Manager will furnish to the Administrative Agent, as soon as possible and in any event within five (5) Business Days after the Collateral Manager receives notice or obtains knowledge thereof or at the request of the Administrative Agent, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, the Collateral Manager or any Loan Party; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, the Borrower in excess of $250,000, or the Transferor in excess of $10,000,000, shall be deemed to be material for purposes of this Section 5.3(i).

(j) Required Notices. The Collateral Manager will furnish to the Administrative Agent and the Collateral Agent, promptly upon the Collateral Manager becoming aware thereof (and in any event within three (3) Business Days), notice of (A) any Change of Control or (B) the occurrence of any default by an Obligor on any Loan following the expiration of any applicable grace period provided by the related Underlying Instrument. The Administrative Agent will furnish copies of any such notice to the Lenders within two (2) Business Days of receipt thereof.

(k) Loan Register. The Collateral Manager will maintain, or cause to be maintained, with respect to each Noteless Loan a register (which may be in physical or electronic form and readily identifiable as the loan asset register) (each, a “Loan Register”) in which it will record, or cause to be recorded, (v) the principal amount of such Noteless Loan, (w) the amount of any principal or interest due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan received from the related Obligor, (y) the date of origination of such Noteless Loan and (z) the maturity date of such Noteless Loan. At any time a Noteless Loan is included in the Collateral, the Collateral Manager shall deliver to the Administrative Agent and the Collateral Custodian a copy of the related Loan Register, together with a certificate of a Responsible Officer of the Collateral Manager certifying to the accuracy of such Loan Register as of the date of acquisition of such Noteless Loan by the Borrower.

Section 5.4 Negative Covenants of the Collateral Manager.

During the Covenant Compliance Period:

(a) Mergers, Acquisition, Sales, etc. The Collateral Manager will not divide, consolidate with or merge into any other Person; provided that it may consolidate with or merge into any other Person if the Collateral Manager is the surviving entity or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i) the Collateral Manager has delivered to the Borrower and the Administrative Agent (1) an Officer’s Certificate stating that any consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been

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complied with and (2) an Opinion of Counsel, stating that such supplemental agreement is legal, valid and binding with respect to the Collateral Manager and such other matters as the Borrower or the Administrative Agent may reasonably request;

(ii) the Collateral Manager shall have delivered notice of such consolidation, merger, conveyance or transfer to the Borrower and the Administrative Agent; and

(iii) after giving effect thereto, no Default or Event of Default shall have occurred.

(b) Change of Location of Underlying Instruments. Subject to Section 14.8, the Collateral Manager shall not, without the prior consent of the Administrative Agent, consent to the Collateral Agent or the Collateral Custodian moving any Certificated Securities or Instruments from the Collateral Agent’s or the Collateral Custodian’s Custody Facilities, as applicable, on the Closing Date, unless the Collateral Manager has given at least thirty (30) days’ written notice to the Administrative Agent and has authorized the Administrative Agent to take all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent as agent for the Secured Parties in the Collateral.

(c) Change in Payment Instructions to Obligors. The Collateral Manager will not make any change in its instructions to Obligors (or in the case of participation interests, the selling institutions of such participation interests) or any relevant administrative agent, as applicable, regarding payments to be made with respect to the Collateral in accordance with Section 2.9 hereof, unless the Administrative Agent has consented to such change (such consent not to be unreasonably withheld, delayed or conditioned).

(d) Extension or Amendment of Collateral. Except as otherwise permitted under Section 6.4(a), the Collateral Manager will not extend, amend or otherwise modify the terms of any Loan on behalf of the Borrower.

Section 5.5 Affirmative Covenants of the Collateral Agent and Collateral Custodian.

During the Covenant Compliance Period:

(a) Compliance with Law. The Collateral Agent and Collateral Custodian will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Agent and Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and remain qualified in good standing in such jurisdiction if failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Underlying Instruments. Subject to Section 14.8, the Underlying Instruments shall remain at all times in the possession of the Custodian at the Custody Facilities unless notice of a different address is given in accordance with the terms hereof or unless

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the Administrative Agent agrees to allow certain Underlying Instruments to be released to the Collateral Manager on a temporary basis in accordance with the terms hereof, except as such Underlying Instruments may be released pursuant to this Agreement.

Section 5.6 Negative Covenants of the Collateral Agent and Collateral Custodian.

During the Covenant Compliance Period:

(a) Underlying Instruments. Neither the Collateral Agent nor the Collateral Custodian, as applicable, will dispose of any documents constituting the Underlying Instruments in any manner that is inconsistent with the performance of its obligations as the Collateral Agent or the Collateral Custodian, as applicable, pursuant to this Agreement and will not dispose of any Collateral unless instructed pursuant to this Agreement.

(b) No Changes to Collateral Agent Fee. Neither the Collateral Agent nor the Collateral Custodian will make any changes to the Collateral Agent Fee set forth in the Collateral Agent Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

ARTICLE VI

COLLATERAL MANAGEMENT

Section 6.1 Designation of the Collateral Manager.

Subject to Section 6.11, the servicing, administering and collection of the Collateral shall be conducted by the Collateral Manager. The Collateral Manager may not subcontract with any other Person for servicing, administering or collecting the Collateral or assign or delegate any of its obligations or duties under this Agreement without the prior written consent of the Administrative Agent; provided that (i) the Collateral Manager shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person and (ii) the Collateral Manager shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement.

Section 6.2 Duties of the Collateral Manager.

(a) Appointment. The Borrower hereby appoints the Collateral Manager as its agent to service the Collateral and enforce its rights and remedies in, to and under such Collateral. The Collateral Manager hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Collateral Manager and the Borrower hereby acknowledge that the Administrative Agent and the other Secured Parties are third party beneficiaries of the obligations undertaken by the Collateral Manager hereunder.

(b) Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in

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accordance with Applicable Law. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:

(i) preparing and submitting claims to, and acting as post-billing liaison with, Obligors on each Loan (for which no administrative or similar agent exists);

(ii) maintaining all necessary records and reports with respect to the Collateral and providing such reports to the Administrative Agent in respect of the management and administration of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including an ability to recreate management and administration records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv) promptly delivering to the Administrative Agent and the Collateral Agent, from time to time, such information and management and administration records (including information relating to its performance under this Agreement) as the Administrative Agent or the Collateral Agent may from time to time reasonably request;

(v) identifying each Loan clearly and unambiguously in its records to reflect that such Loan is owned by the Borrower and that the Borrower is granting a security interest therein to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement;

(vi) notifying the Administrative Agent (promptly upon obtaining actual knowledge) of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that would reasonably be expected to have a Material Adverse Effect;

(vii) [reserved];

(viii) maintaining the first priority, perfected security interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral subject to Permitted Liens;

(ix) so long as Lord Abbett Private Credit Fund or one of its Affiliates is the Collateral Manager and to the extent that such Loan Files are not held by the Collateral Custodian, whether at the Custody Facilities or otherwise, maintaining the Loan File(s) with respect to Loans included as part of the Collateral; provided that upon the occurrence and during the continuance of an Event of Default or a Collateral Manager Termination Event, the Administrative Agent may request the Loan File(s) to be sent to the Administrative Agent or its designee;

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(x) so long as Lord Abbett Private Credit Fund or one of its Affiliates is the Collateral Manager, to the extent that such Loan Files are not held by the Collateral Custodian, whether at the Custody Facilities or otherwise, with respect to each Loan included as part of the Collateral, making the Loan File available for inspection by the Administrative Agent, upon reasonable advance notice, at the offices of the Collateral Manager during normal business hours; and

(xi) directing the Collateral Agent to make payments pursuant to the instructions set forth in the latest Payment Date Report in accordance with Section 2.7 and Section 2.8 and preparing such other reports as required pursuant to Section 5.1(q) and Section 6.8.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower, the Transferor or the Collateral Manager acts as lead agent with respect to any Loan, the Collateral Manager shall perform its administrative and management duties hereunder only to the extent that, as a lender under the related loan syndication Underlying Instruments, it has the right to do so.

(c) In performing its duties, the Collateral Manager shall perform its obligations in accordance with the Collateral Manager Standard.

(d) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent or the Secured Parties of their rights hereunder (including, but not limited to, the delivery of a Collateral Manager Termination Notice), shall not release the Collateral Manager, the Transferor or the Borrower from any of their duties or responsibilities with respect to the Collateral except to the extent provided in Section 6.11 hereof. The Secured Parties, the Administrative Agent and the Collateral Agent and the Collateral Custodian shall not have any obligation or liability with respect to any Collateral, other than as provided herein, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder.

(e) It is hereby acknowledged and agreed that, in addition to acting in its capacity as Collateral Manager pursuant to the terms of this Agreement, Lord Abbett Private Credit Fund and its affiliate will engage in other business and render other services outside the scope of its capacity as Collateral Manager (including acting as administrative agent or as a lender with respect to Underlying Instruments). It is hereby further acknowledged and agreed that such other activities shall in no way whatsoever alter, amend or modify any of the Collateral Manager’s rights, duties or obligations under the Transaction Documents.

Section 6.3 Authorization of the Collateral Manager.

(a) Each of the Borrower, the Administrative Agent, and each Lender hereby authorizes the Collateral Manager to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the security interest granted by the Borrower to the Collateral Agent, on behalf of the Secured Parties, hereunder, to collect all amounts due under any and all Collateral, including endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other

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comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Borrower and the Collateral Agent, on behalf of the Secured Parties (and at the direction of the Administrative Agent) shall furnish the Collateral Manager with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its management and administrative duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Collateral Manager be entitled to make any Secured Party, the Collateral Agent or the Collateral Custodian a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure or other routine enforcement of the obligation of any Obligor owing to the Borrower) without the Administrative Agent and each Lender’s consent.

(b) After the declaration of the Termination Date, at the direction of the Administrative Agent, the Collateral Manager shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may, in accordance with Section 5.1(m), notify any relevant administrative agent or Obligor, as applicable, with respect to any Collateral of the assignment of such Collateral to the Collateral Agent, on behalf of the Secured Parties, and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any collection agent, sub-agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Collateral Agent may, at the direction of the Administrative Agent, enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 6.4 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral. The Collateral Manager will collect or use its commercially reasonable efforts to cause to be collected, all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due. The Borrower (or the Collateral Manager on its behalf) may waive, modify or otherwise vary any provision of an item of Collateral (including, but not limited to, any Loan) in its sole discretion, provided, that if an Event of Default has occurred and is continuing, the written consent of the Administrative Agent shall be required in connection with any waiver, modification and/or amendment.

(b) Taxes and other Amounts. The Collateral Manager will collect all payments with respect to amounts due for Taxes and insurance premiums relating to each Loan to the extent required to be paid to the Borrower for such application under the Underlying Instrument and remit such amounts in accordance with Section 2.7 and Section 2.8 to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(c) Payments to Collection Account. On or before the applicable Funding Date, the Collateral Manager shall have instructed all Obligors and/or any relevant administrative agents to make all payments owing to the Borrower in respect of the Collateral in accordance with Section 2.9 hereof.

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(d) Accounts. Each of the parties hereto hereby agrees that each Account shall be deemed to be a Securities Account, together with any additional subaccounts as the Collateral Agent may determine from time to time are necessary for administrative convenience. Each of the parties hereto hereby agrees to cause the Collateral Agent to agree with the parties hereto that with respect to the Collateral Account, (A) the cash and other property (subject to Section 6.4(e) below with respect to any property other than Investment Property) is to be treated as a Financial Asset and (B) the jurisdiction governing the Account, all Cash and other Financial Assets credited to the Account and the securities intermediary’s jurisdiction (within the meaning of Section 9-304(b) of the UCC) shall, in each case, be the State of New York. In no event may any Financial Asset held in the Collateral Account be registered in the name of, payable to the order of, or specially Indorsed to, the Borrower, unless such Financial Asset has also been Indorsed in blank or to the Collateral Agent. In addition, for each Approved Foreign Currency, the Collateral Agent shall establish an Eligible Currency Account (which may include a Principal Collection Account, Interest Collection Account, Collateral Account and Unfunded Exposure Account) for such Approved Foreign Currency. Any amounts received by the Collateral Agent that are denominated in an Approved Foreign Currency that are required to be deposited into the Principal Collection Account or the Interest Collection Account shall be deposited by the Collateral Custodian into the applicable Eligible Currency Account for such Approved Foreign Currency.

(e) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, the Collateral Agent shall not be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Administrative Agent or the Collateral Agent, of any Loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including any necessary consents). The Collateral Agent (or the Collateral Custodian, on its behalf) shall hold any Instrument delivered to it evidencing any Loan transferred to the Administrative Agent hereunder as custodial agent for the Administrative Agent in accordance with the terms of this Agreement. Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in Loans may be acquired and delivered by the Borrower to the Collateral Agent hereunder from time to time which are not evidenced by, or accompanied by delivery of, a “security” (as that term is defined in UCC Section 8-102) or an “instrument” (as that term is defined in Section 9-102(a)(4a) of the UCC), and may be evidenced solely by delivery to the Collateral Agent of a PDF copy of a transfer document described in clause (a)(ii) of the definition of “Required Loan Documents” (such document, a “Loan Assignment Agreement”) in favor of the Borrower as assignee, (b) any such Loan Assignment Agreement (and the registration of the related Loans on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Borrower, and (c) any duty on the part of the Collateral Agent with respect to such Loan (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such Loan for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Collateral Agent in the physical (or electronic, if such Loan Assignment Agreement or Required Loan Document is in electronic form) custody of any such Loan Assignment Agreement and any other related Required Loan Documents that may be delivered to it; provided that the Collateral Agent shall be deemed to have exercised reasonable care with respect to the custody of any such Loan Assignment Agreement or Required Loan

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Documents if it takes such action with respect to any such Loan Assignment Agreement or Required Loan Documents in accordance with the standard of care set forth in Article VII hereof.

(f) Adjustments. If (i) the Collateral Manager makes a deposit into the Collection Account on behalf of the Borrower in respect of a Collection of a Loan and such Collection was received by the Collateral Manager in the form of a check that is not honored for any reason or (ii) the Collateral Manager makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Collateral Manager shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.5 Realization Upon Defaulted or Delinquent Loans.

The Collateral Manager will use reasonable efforts consistent with the Underlying Instruments to exercise available remedies relating to a Loan that is delinquent in the payment of any amounts due thereunder or with respect to which the related Obligor defaults in the performance of any of its obligations thereunder that the Collateral Manager deems is necessary in order to maximize recoveries thereunder. The Collateral Manager will comply in all material respects with the Collateral Manager Standard and Applicable Law in exercising such remedies, including but not limited to acceleration and foreclosure, and employ practices and procedures including reasonable efforts to enforce all obligations of Obligors by foreclosing upon and causing the sale of such Underlying Assets at public or private sale. Notwithstanding any of the foregoing, the Collateral Manager shall not be obligated to breach any of its duties or responsibilities under any Underlying Instruments to comply with this Section 6.5.

Section 6.6 Collateral Manager Compensation.

As compensation for its administrative and management activities hereunder and reimbursement for its expenses, the Collateral Manager or its designee shall be entitled to receive the Senior Collateral Manager Fee, the Subordinated Collateral Manager Fee and reimbursement of its expenses pursuant to the provisions of Section 2.7 and Section 2.8, as applicable.

Section 6.7 Payment of Certain Expenses by the Collateral Manager.

The initial Collateral Manager will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants expenses incurred by the Collateral Manager in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower, except to the extent reimbursement thereof is permitted under Sections 2.7 and 2.8. The Borrower will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Accounts.

Section 6.8 Reports.

(a) Borrower’s Notice. On each Funding Date and on the date of each Reinvestment of Principal Collections pursuant to Section 2.14(a)(i) or acquisition by the

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Borrower of Loans in connection with a Substitution pursuant to Section 2.14(b), the Borrower (or the initial Collateral Manager on its behalf) will provide the applicable Borrower’s Notice and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent (with a copy to the Collateral Agent).

(b) [Reserved].

(c) Obligor Financial Statements; Other Reports. The Collateral Manager will deliver to the Administrative Agent (with a copy to the Collateral Agent), to the extent received by the Borrower or the Collateral Manager pursuant to the Underlying Instruments, the complete financial covenant reporting package with respect to each Obligor and with respect to each Loan for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Loan for such Obligor) provided to the Borrower or the Collateral Manager for the periods required by the Underlying Instruments, which delivery shall be made within ten (10) Business Days after receipt by the Borrower or the Collateral Manager. Upon reasonable demand by the Administrative Agent or any Lender, and subject to other limitations set out in this Agreement (including, without limitation, under Section 5.1(x)), the Collateral Manager will provide such other information reasonably available to it as the Administrative Agent or such Lender may reasonably request with respect to any Obligor.

(d) Amendments to Loans. The Collateral Manager will furnish via electronic communication pursuant to procedures approved by the Administrative Agent, to the Administrative Agent, a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan (along with any internal documents prepared by the Collateral Manager and provided to its credit committee in connection with any such material amendment, restatement, supplement, waiver or other modification, which may be Redacted Versions) within (i) five (5) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification that constitutes a Material Modification and (ii) twenty-five (25) days after the end of the end of each fiscal quarter with respect to any amendment, restatement, supplement, waiver or other modification that is not a Material Modification (to the extent received by the Borrower).

Section 6.9 Annual Statement as to Compliance.

The Collateral Manager will provide to the Administrative Agent (with a copy to the Collateral Agent), within one hundred twenty (120) days following the end of each fiscal year of the Collateral Manager, commencing with the fiscal year ending on December 31, 2025, a fiscal report and certificate signed by a Responsible Officer of the Collateral Manager substantially in the form of Exhibit L hereto certifying that (a) a review of the activities of the Collateral Manager, and the Collateral Manager’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Collateral Manager has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Collateral Manager Termination Event has occurred and is continuing or, if any such Collateral Manager Termination Event has occurred and is continuing, a statement describing the nature thereof and the steps being taken to remedy such Collateral Manager Termination Event.

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Section 6.10 The Collateral Manager Not to Resign.

The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Manager could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Manager shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent.

Section 6.11 Collateral Manager Termination Events.

(a) Upon the occurrence of a Collateral Manager Termination Event, notwithstanding anything herein to the contrary, the Administrative Agent, by written notice to the Collateral Manager and a copy to the Collateral Agent (such notice, a “Collateral Manager Termination Notice”) may, in its sole discretion, notify the Collateral Manager of the Administrative Agent’s intent to terminate all of the rights and obligations of the Collateral Manager as Collateral Manager under this Agreement. Following receipt of any such Collateral Manager Termination Notice, the Collateral Manager agrees that it shall take direction from the Administrative Agent with respect to the servicing, administering and collection of the Collateral. On and after the earlier of (i) the date that is thirty (30) days following such termination and (ii) the date on which the Collateral Manager fails to honor any direction given by the Administrative Agent with respect to the servicing, administering and collection of the Collateral, the Administrative Agent may, in its sole discretion, assume or delegate the servicing, administering and collection of the Collateral (and direct the Collateral Agent prior to the appointment and replacement of the Collateral Manager as to the servicing, administering and collection of the Collateral); provided that, at least five (5) Business Days prior to any appointment of a replacement Collateral Manager (the “Replacement Collateral Manager”) hereunder, the Administrative Agent shall notify the Borrower of such proposed replacement and shall consult with the Borrower regarding such replacement and the Transferor or any of its Affiliates shall have the right to purchase the Collateral in accordance with Section 9.2(c); provided, further, that until any such assumption or delegation, the Collateral Manager shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity pursuant to Section 6.1 and (ii) as requested by the Administrative Agent (A) terminate some or all of its activities as Collateral Manager hereunder in the manner requested by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions reasonably requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof.

(b) Upon the appointment of the Replacement Collateral Manager, the Collateral Manager agrees to cooperate and use its commercially reasonable efforts in effecting the transition of the responsibilities and rights of servicing of the Collateral, including the transfer to the Replacement Collateral Manager for the administration by it of all cash amounts that shall at the time be held by the Collateral Manager for deposit, or have been deposited by the Collateral Manager, or thereafter received with respect to the Collateral and the delivery to the Replacement

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Collateral Manager in an orderly and timely fashion of all files and records with respect to the Collateral and a computer data file in readable form containing all information necessary to enable the Replacement Collateral Manager to service the Collateral. In addition, the Collateral Manager agrees to cooperate and use its commercially reasonable efforts in providing, at the expense of the Collateral Manager, the Replacement Collateral Manager with reasonable access (including at the premises of the Collateral Manager) to the employees of the Collateral Manager, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Replacement Collateral Manager to assume the servicing functions hereunder and under this Agreement and to maintain a list of key servicing personnel and contact information.

(c) The Collateral Manager will, upon the request of the Replacement Collateral Manager following the occurrence of a Collateral Manager Termination Event, provide the Replacement Collateral Manager with a power of attorney providing that the Replacement Collateral Manager is authorized and empowered to execute and deliver, on behalf of the Collateral Manager, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do so or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of the Collateral Manager under this Agreement.

ARTICLE VII

THE COLLATERAL AGENT

Section 7.1 Designation of Collateral Agent.

(a) Initial Collateral Agent. The role of the Collateral Agent with respect to the Underlying Instruments relating to the Permitted Investments shall be conducted by the Person designated as Collateral Agent hereunder (or by the Collateral Custodian on its behalf) from time to time in accordance with this Section 7.1. Until the Administrative Agent shall give to Computershare a Collateral Agent Termination Notice or the Collateral Agent has resigned pursuant to Section 7.7, Computershare is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Agent pursuant to the terms hereof. The Collateral Agent’s services hereunder shall be conducted through its corporate trust division (including, as applicable, any agents or Affiliates utilized thereby).

(b) Successor Collateral Agent. Upon the Collateral Agent’s receipt of a Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor Collateral Agent pursuant to the provisions of Section 7.5 or 7.7, as applicable, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

Section 7.2 Duties of Collateral Agent.

(a) Appointment. Each of the Borrower and the Administrative Agent hereby designate and appoint the Collateral Agent to act as its agent and hereby authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

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(b) Duties. On or before the initial Funding Date, and until its removal or resignation pursuant to Section 7.5 or 7.7, as applicable, the Collateral Agent shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) [Reserved].

(ii) [Reserved].

(iii) The Collateral Agent shall make payments in accordance with Section 2.7 and Section 2.8 (the “Payment Duties”).

(iv) Commencing five (5) Business Days after the Closing Date, the Collateral Agent shall provide a written daily report to the Administrative Agent and the Collateral Manager of (x) all deposits to and withdrawals from the Accounts for each Business Day and the outstanding balances as of the end of each Business Day, and (y) a report of settled trades for each Business Day.

(v) On or before the initial Funding Date, the Collateral Agent shall accept from the Collateral Manager delivery of the information required to be set forth in the Borrowing Base Certificate in hard copy and on computer tape or via electronic communication (including email); provided that the computer tape is in an MS DOS, PC readable ASCII format or other format to be agreed upon by the Collateral Agent and the Collateral Manager on or prior to the initial Funding Date.

(vi) [Reserved].

(vii) Prior to the related Payment Date, the Collateral Agent shall, based solely on the information provided by the Collateral Manager, review the Payment Date Report to ensure that it is complete on its face and that the following items in such Payment Date Report have been accurately calculated, if applicable, and reported: (A) the Borrowing Base, (B) the Collateral Agent Fee, (C) the Adjusted Principal Balance of each Loan and (D) the Borrowing Value. The Collateral Agent by a separate written report shall notify the Administrative Agent and the Collateral Manager of any disagreements with the Payment Date Report based on such review not later than the Business Day preceding such Payment Date to such Persons in order for the Collateral Manager to timely review and approve the Payment Date Report.

(viii) In performing its duties, all calculations made by the Collateral Agent pursuant to this Section 7.2(b) using Advance Rate, EBITDA, Market Value, Assigned Value and Unrestricted Cash of any Obligor (or, with respect to Advance Rate, Loan) shall be made using such amounts as provided by the Borrower or the Collateral Manager to the Collateral Agent (which may be provided in the Payment Date Report).

(ix) In performing its duties, the Collateral Agent shall act in good faith and without willful misconduct or gross negligence of its duties hereunder. The Administrative Agent may direct the Collateral Agent to take any action incidental to its duties hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be

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required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that, the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto).

(c) Reliance. The Collateral Agent shall have no liability for any errors in the content of any Borrowing Base Certificate and shall not be required to verify, recompute, reconcile or recalculate any such information or data. Without limiting the generality of any terms of the foregoing, (i) the Collateral Agent shall have no liability for (A) any failure, inability or unwillingness on the part of the Borrower, the Collateral Manager or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Agent or otherwise on the part of the Collateral Manager to comply with the terms of this Agreement or any other Transaction Document or (B) any inaccuracy or error in the performance of or observance by the Borrower, the Collateral Manager or the Administrative Agent of any of its duties hereunder or any other failure of the Collateral Agent to comply with the terms of this Agreement in each case, that is caused by or results from any such inaccurate, incomplete or untimely information received by the Collateral Agent and (ii) the Collateral Agent shall rely conclusively on the information in the Borrowing Base Certificate as to the correct characterization or categorization of any Loan, including the Collateral Manager’s determination of whether such Loan is an Eligible Loan.

(d) The Collateral Manager, the Administrative Agent and the Borrower, as applicable, shall cooperate with the Collateral Agent as reasonably requested in performing the duties set forth in Section 7.2 hereof.

(e) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two (2) Business Days after its request therefor, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on advice of legal counsel and independent accountants obtained in good faith in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(f) The Administrative Agent and each other Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that

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the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by any Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loans now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this clause shall be deemed to relieve any Borrower or the Collateral Manager of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral.

(g) Concurrently herewith, the Administrative Agent directs the Collateral Agent to enter into the Account Control Agreement and each other Transaction Document to which it is a party.

Section 7.3 Merger or Consolidation.

Any Person (i) into which the Collateral Agent may be merged, converted into or consolidated, (ii) that may result from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, or that succeeds to the corporate trust business of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases, shall be the successor to the Collateral Agent under this Agreement and any other Transaction Document to which it is a party without further act of any of the parties to this Agreement.

Section 7.4 Collateral Agent Compensation; Reimbursement of Expenses.

As compensation for its collateral agent activities hereunder, the Collateral Agent shall be entitled to the fees and expenses of the Collateral Agent included in the Collateral Agent Fee and payable pursuant to the provision of Section 2.7 or Section 2.8, as applicable. The Collateral Agent’s entitlement to receive such fees (other than any previously accrued and unpaid fees) shall cease on the earlier to occur of: (i) its removal as Collateral Agent pursuant to Section 7.5 or (ii) the termination of this Agreement. The Borrower shall pay, subject to and in accordance with pursuant to the provision of Section 2.7 or Section 2.8, as applicable, all reasonable and documented out-of-pocket expenses of the Collateral Agent, including, without limitation, reasonable and documented fees and out-of-pocket disbursements of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented fees and out-of-pocket expenses of one firm of outside counsel for the Collateral Agent plus, if reasonably necessary, one local counsel in each applicable jurisdiction), in connection with the administration of this Agreement and the other Transaction Documents and any documents and instruments referred to therein, including without limitation in connection with an Event of Default or the enforcement of this Agreement or the other Transaction Documents and the instruments referred to therein and any collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

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Section 7.5 Collateral Agent Removal.

The Collateral Agent may be removed, with or without cause, by the Administrative Agent with, unless an Event of Default has occurred and is continuing, the consent of the Borrower on not less than thirty (30) days written notice (unless otherwise agreed by the Collateral Agent) given in writing to the Collateral Agent (the “Collateral Agent Termination Notice”); provided that notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity (and, for the avoidance of doubt, so long as it continues to act in such capacity, shall continue to receive the fees and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement and the Collateral Agent Fee Letter)until a successor Collateral Agent has been appointed, has agreed to act as Collateral Agent hereunder, and has received all Underlying Instruments held by the previous Collateral Agent.

Section 7.6 Limitation on Liability.

(a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, electronic communication, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed, sent or presented by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or, prior to the occurrence of an Event of Default or Collateral Manager Termination Event, the Borrower or the Collateral Manager or (b) the verbal instructions of the Administrative Agent or, prior to the occurrence of an Event of Default or Collateral Manager Termination Event, the Borrower or the Collateral Manager.

(b) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct, bad faith, or grossly negligent performance or omission of its duties (as determined by a court of competent jurisdiction in a final non-appealable judgment) and in the case of its grossly negligent performance of its Payment Duties and in the case of its grossly negligent performance of its duties in taking and retaining custody of the Underlying Instruments, in each case, as determined by a final, nonappealable order of a court of competent jurisdiction. In no event shall the Collateral Agent be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d) The Collateral Agent makes no warranty or representation and shall have no responsibility as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not

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make any representations as to the validity or value of any of the Collateral. The Collateral Agent shall not be obligated to take any action hereunder that might in its judgment be contrary to Applicable Law or the terms of the Transaction Documents or any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations or discretionary duties shall be implied in this Agreement against the Collateral Agent. As to any matters not expressly provided for by this Agreement (including, without limitation, any discretionary actions or enforcement actions to be taken after the occurrence of an Event of Default), the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Administrative Agent; provided, that the Collateral Agent shall not be required to take any action that exposes it to liability unless it is furnished with an indemnification reasonably satisfactory to it. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Administrative Agent and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(f) The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing or overseeing the performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h) The Collateral Agent may assume the genuineness of any such Required Loan Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each Required Loan Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral to be held by the Collateral Agent under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Collateral Agent, and the Collateral Agent shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Collateral or to compel or cause delivery thereof to the Collateral Agent.Without prejudice to the generality of the foregoing, the Collateral Agent shall be without liability to the Borrower, the Collateral Manager, the Administrative Agent or any other Person for any delays or failures in performance or damage or loss resulting from or caused by events or circumstances beyond the Collateral Agent’s reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, loss or malfunctions of utilities, computer (hardware or software) or communication services, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, lockouts, strikes, national disasters of any kind, or other similar events or acts; errors by the

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Borrower, the Collateral Manager or the Administrative Agent (including any Responsible Officer of any thereof) in its instructions to the Collateral Agent; or changes in Applicable Law, regulation or orders.

(i) In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, in the absence of a continuing of an Event of Default or the occurrence of the Termination Date, request instructions from the Collateral Manager and during the existence of an Event of Default or following the occurrence of the Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(j) Without limiting the generality of any terms of this section, the Collateral Agent shall have no duty to perform any of the duties of the Borrower, the Collateral Manager or the Administrative Agent and shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager, the Administrative Agent, any agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(k) The Collateral Agent shall not be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer of the Collateral Agent and the delivery of reports, documents and other information to the Collateral Agent, other than such reports or documents directly addressed to the Collateral Agent, or expressly required to be delivered by the Collateral Agent (if prepared by the Collateral Agent acting in such capacity) shall not constitute constructive knowledge or notice of any condition without formal notice.

(l) The Collateral Agent may exercise any of its rights or powers hereunder or perform any of its duties hereunder, either directly or, by or through agents or attorneys, and the Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it. Neither the Collateral Agent nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Collateral Manager, the Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent constituting bad faith, willful misconduct, or gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment) of the Collateral Agent’s duties hereunder. The Collateral Agent shall in no event have any liability for the actions or omissions of the Borrower, the Collateral Manager, the Administrative Agent, or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Collateral Manager, the Administrative Agent, or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s own bad faith, willful misconduct, or gross negligence of its duties hereunder (as determined by a court of competent jurisdiction in a final non-appealable judgment).

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(m) The Collateral Agent shall have no responsibility and shall have no liability for (i) preparing, recording, filing, re recording or re filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times, (ii) the correctness of any such financing statement, continuation statement, document or instrument or other such notice, (iii) taking any action to perfect or maintain the perfection of any security interest granted to it hereunder or otherwise or (iv) the validity or perfection of any such lien or security interest.

(n) [Reserved].

(o) For the avoidance of doubt, the Collateral Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Daily SOFR, Adjusted Daily Simple RFR, Bank Bill Rate, Adjusted Daily Compounded CORRA or EURIBOR (or other Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. Neither the Collateral Agent nor the Collateral Custodian shall be liable for any inability, failure or delay on its part to perform any of their respective duties set forth in this Agreement or the other Transaction Documents as a result of the unavailability of any applicable Benchmark and absence of a designated Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and the other Transaction Documents, and reasonably required for the performance of such duties. In connection with each item of floating rate Collateral, the Borrower (or the Collateral Manager on its behalf) is responsible in each instance to (i) monitor the status of the applicable benchmark, (ii) determine whether a substitute index should or could be selected, (iii) determine the selection of any such substitute index, and (iv) exercise any right related to the foregoing on behalf of the Borrower or any other Person, and the Collateral Agent shall have no responsibility or liability therefor.

(p) The rights, privileges, protections, immunities and benefits given to the Collateral Agent hereunder, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by the entity serving as the Collateral Agent in each of its capacities hereunder and in each of its capacities as under any Transaction Document whether or not specifically set forth therein and each agent, custodian and other Person employed to act hereunder and under any related document, as the case may be, including, without limitation, the Securities Intermediary and the Collateral Custodian.

(q) The parties acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the USA Patriot Act and its implementing regulations, the Collateral Agent in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. In connection

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with the Collateral Agent’s efforts to verify the Borrower’s record information, the Borrower hereby agrees that it shall provide the Collateral Agent with such information as it may request including, but not limited to, the Borrower’s name, physical address, taxpayer identification number and other information that will help the Collateral Agent to identify and verify the Borrower’s identity such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information.

(r) The Collateral Agent and its respective affiliates, directors, officers, agents or employees shall not be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Advance hereunder; (ii) the performance of observance of any of the covenants or agreements of the Borrower, the Collateral Manager or the Administrative Agent; (iii) the satisfaction of any condition specified in Article III or (iv) the validity, effectiveness or genuineness of this Agreement, the other Transaction Documents or any other instrument or writing furnished in connection herewith. The Collateral Agent shall be under no obligation to take any action to collect from any Obligor any amount payable by such Obligor on the Loan or any other Collateral under any circumstances, including if payment is refused after due demand.

(s) In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the relevant party to timely provide investment instruction to the Collateral Agent in connection with the investment of funds on or from any account set forth herein.

Section 7.7 Resignation of the Collateral Agent.

(a) The Collateral Agent shall not resign from the obligations and duties hereby imposed on it except upon (a) thirty (30) days written notice to the Borrower, the Collateral Manager, the Administrative Agent and each Lender, or (b) the Collateral Agent’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Agent could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Agent shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Collateral Agent shall have assumed the responsibilities and obligations of the Collateral Agent hereunder. Upon the resignation of the Collateral Agent, the Administrative Agent shall appoint a successor Collateral Agent and if it does not do so within thirty (30) days of the Collateral Agent’s resignation, the Borrower may so appoint the successor and if it does not do so within sixty (60) days of the Collateral Agent’s resignation, Collateral Agent may petition a court of competent jurisdiction for the appointment of a successor.

(b) Upon ninety (90) days prior written notice to the Borrower, the Collateral Manager, the Administrative Agent and each Lender, the Collateral Agent will have the right to assign its obligations hereunder with the prior written consent of the Administrative Agent and the Borrower, which consents shall not be unreasonably withheld, provided, that such assignment must be to a Person that is a nationally reputable collateral agent with experience providing services of the type that Collateral Agent is obligated to provide hereunder and with respect to loans of the type represented by the Loans.

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Section 7.8 Access to Certain Documentation and Information Regarding the Collateral; Audits.

The Collateral Manager, the Borrower and the Collateral Agent shall provide to the Administrative Agent access to the Underlying Instruments and all other documentation in the possession of such Person regarding the Collateral including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Collateral Manager’s and Collateral Agent’s normal security and confidentiality procedures; provided that the Administrative Agent may, and shall upon request of any Lender, permit each Lender to be included on any such review, and shall use commercially reasonable efforts to schedule any review on a day when Lenders desiring to participate in such review may be included. From time to time at the discretion of the Administrative Agent, the Administrative Agent may review the Collateral Manager’s collection and administration of the Collateral in order to assess compliance by the Collateral Manager with Article VI and may conduct an audit of the Collateral, the Underlying Instruments, and the information contained in the Borrowing Base Certificates and Payment Date Reports in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. The fees and expenses of the Collateral Agent incurred under this Section 7.8 shall be borne by the Borrower; provided that so long as no Event of Default has occurred and is continuing, the Borrower shall be responsible for all costs and expenses for only one (1) such visit per fiscal year.

ARTICLE VIII

SECURITY INTEREST

Section 8.1 Grant of Security Interest.

(a) This Agreement constitutes a security agreement and the Advances effected hereby constitute secured loans by the applicable Lenders to the Borrower under Applicable Law. For such purpose, the Borrower hereby transfers, conveys, collaterally assigns and grants as of the Closing Date to the Collateral Agent, as agent for the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all Accounts, Cash, General Intangibles, Instruments and Investment Property and any and all of the following property (the “Collateral”):

(i) all Loans, Permitted Investments and Equity Securities, all payments thereon or with respect thereto and all contracts to purchase, commitment letters, confirmations and due bills relating to any Loans, Permitted Investments or Equity Securities;

(ii) the Accounts and all Cash and Financial Assets credited thereto and all income from the investment of funds therein;

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(iii) all Transaction Documents to which the Borrower is a party;

(iv) all Cash and other funds;

(v) all Collections, rights in Underlying Assets and Underlying Instruments, Insurance Policies, all Required Loan Documents and related records and assets;

(vi) all accounts, accessions, profits, income benefits, proceeds, substitutions and replacements, whether voluntary or involuntary, of and to any of the property of the Borrower described in the preceding clauses; and

(vii) any and all other property of any type or nature owned by the Borrower;

in each case, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including all Obligations. Notwithstanding any of the other provisions set forth in this Agreement, this Agreement shall not constitute a grant of a security interest in (A) any Excluded Amounts, (B) any amounts received by the Borrower from an Obligor following the sale of the related Loan by the Borrower pursuant to Section 2.14 which the Borrower is required to pay to the purchaser of such Loan, and (C) any property to the extent that such grant of a security interest is prohibited by any Applicable Law not in effect as of the date hereof or requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law, provided that (x) immediately at such time as the prohibition shall no longer be applicable, such security interest shall attach immediately to such assets and (y) the Collateral includes any Proceeds of any such assets. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent, the Collateral Agent or any Secured Party to exercise any such powers. Each of the Collateral Agent and each Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act with respect to the exercise of the power granted to it under this Article VIII. If the Borrower fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option and at the direction of the Administrative Agent, but without any obligation to do so, may itself perform or comply, or otherwise cause performance or compliance, with such agreement. The expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at the rate per annum applicable to Advances, shall be payable by the Borrower to the Collateral Agent on demand and shall constitute Obligations secured hereby.

(b) The grant of a security interest under this Section 8.1 does not constitute and is not intended to result in a creation or an assumption by the Collateral Agent or any of the other Secured Parties of any obligation of the Borrower or any other Person in connection with

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any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under any applicable Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under any applicable Collateral, and (iii) none of the Collateral Agent or any other Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 8.2 Release of Lien on Collateral.

At the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) such Loan has been the subject of a Discretionary Sale, Substitution or a sale of a Warranty Loan pursuant to Section 2.14 or (iii) this Agreement terminates in accordance with Section 12.6, the Lien of the Collateral Agent, as agent for the Secured Parties, over such Collateral shall automatically be released. In connection with any sale of such Collateral, the Collateral Agent, as agent for the Secured Parties, will after the deposit by the Collateral Manager of the Proceeds of such sale into the Collection Account, at the sole expense of the Borrower, (i) execute and deliver to the Collateral Manager any assignments, bills of sale, termination statements and any other releases and instruments as the Collateral Manager may prepare and reasonably request (which such request shall be a deemed certification that such release is authorized and permitted by the Transaction Documents and all conditions precedent thereto have been satisfied)in order to effect the release and transfer of such Collateral, (ii) deliver any portion of the Collateral to be released from the Lien granted under this Agreement in its possession to or at the direction of the Borrower and (iii) otherwise take such actions as are necessary and appropriate to release the Lien of the Collateral Agent for the benefit of the Secured Parties on the applicable portion of the Collateral to be released and delivered to or at the direction of the Borrower such portion of the Collateral to be so released; provided that, the Collateral Agent, as agent for the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment. Nothing in this section shall diminish the Collateral Manager’s obligations pursuant to Section 6.5 with respect to the Proceeds of any such sale.

Section 8.3 Remedies.

Upon the occurrence of an Event of Default, the Collateral Agent and Secured Parties shall have, with respect to the Collateral granted pursuant to Section 8.1, and in addition to all other rights and remedies available to the Collateral Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies set forth in Section 9.2.

Section 8.4 Waiver of Certain Laws.

Each of the Borrower and the Collateral Manager agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or

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hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Collateral Manager, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

Section 8.5 Power of Attorney.

Each of the Borrower and the Collateral Manager hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at the Borrower’s expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement during the continuance of an Event of Default, including the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Collateral Manager hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request. This appointment is coupled with an interest, given by way of security to secure the performance of the Obligations and is irrevocable.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default.

The following events shall be Events of Default (“Events of Default”) hereunder:

(a) any failure by the Borrower to pay any principal when due (including on the Termination Date) and such failure to pay is not cured within three (3) Business Days after the due date of such payment; provided that if such failure is due to administrative error by the Collateral Custodian or the Administrative Agent, such cure period shall be extended to five (5) Business Days after the Collateral Custodian receives written notice or has actual knowledge of such error or omission; or

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(b) any failure by the Borrower to pay all accrued and unpaid Interest, Non-Usage Fees and Breakage Costs on any Payment Date and such failure to pay is not cured within three (3) Business Days after Borrower receives written notice of such failure from the Administrative Agent; provided that if such failure is due to administrative error by the Collateral Custodian or the Administrative Agent, such cure period shall be extended to five (5) Business Days after the Collateral Custodian receives written notice or has actual knowledge of such error or omission; or

(c) failure to pay, on the Termination Date, the outstanding principal of all Advances Outstanding, and all Interest and all fees accrued and unpaid thereon together with all other Obligations; or

(d) the Borrower fails to make any payments not addressed by Section 9.1(a) through (c) when due under the Transaction Documents or the Transferor fails to make any payments to the Borrower not addressed by Section 9.1(a) through (c) when due under the Sale Agreement, and, in each case, the same continues unremedied for a period of three (3) Business Days after the earlier to occur of (i) the date on which written notice of such failure shall have been given to the applicable Loan Party and (ii) the date on which the applicable Loan Party acquires knowledge thereof; or

(e) any failure on the part of any Loan Party duly to observe or perform in any material respect (or, if any such covenant or agreement is qualified by materiality, a Material Adverse Effect or any similar qualifier, in any respect) any other covenants or agreements of such Loan Party (other than those specifically addressed by a separate Event of Default), as applicable, set forth in this Agreement or the other Transaction Documents to which such Loan Party is a party and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the applicable Loan Party and (ii) the date on which the applicable Loan Party acquires knowledge thereof; or

(f) the occurrence of an Insolvency Event relating to the Borrower; or

(g) the occurrence of a Change of Control; or

(h) the occurrence of a Collateral Manager Termination Event and a replacement collateral manager has not been appointed pursuant to Section 6.11 above; or

(i) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 in the case of judgments against the Borrower and there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) the Borrower shall assign or attempt to assign any of its rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent in the sole discretion of the Administrative Agent; or

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(k) the Borrower shall fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in Section 4.1(t), such that Dechert LLP or another law firm reasonably acceptable to the Administrative Agent could no longer render a customary nonconsolidation opinion with respect thereto; or

(l) any Transaction Document, or any material portion of a Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party thereto; or

(m) a Loan Party or any Affiliate thereof or any Governmental Authority shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or material portion thereof to which such Loan Party is a party or any lien or security interest thereunder; or

(n) [reserved]; or

(o) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject only to the Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(p) the existence of a Borrowing Base Deficiency which continues unremedied for three (3) consecutive Business Days after the earlier to occur of (i) the date on which written notice of such Borrowing Base Deficiency shall have been given to the Borrower and (ii) the date on which the Borrower acquires knowledge thereof; provided that, if the Borrower has delivered an Equity Cure Notice that provides evidence of the Fund making a capital call pursuant to the requirements set forth under clause (b)(i) of the definition of “Equity Cure Notice”, then the grace period hereunder shall be extended to twelve (12) Business Days (which such grace period may be further extended by the Administrative Agent in its sole discretion); or

(q) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or

(r) the IRS or any other Governmental Authority shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the material assets of the Borrower, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any assets of the Borrower and such lien shall not have been released within five (5) Business Days, unless in each case, a reserve has been established therefor in accordance with GAAP and such lien is being diligently contested in good faith by the Borrower (except to the extent that the amount secured by such Lien exceeds $250,000);

(s) any representation, warranty or certification made by the Borrower in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made or deemed made (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any

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similar qualifier, which representations and warranties shall be true in all respects) and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower and (ii) the date on which the Borrower acquires knowledge thereof;

(t) any failure on the part of the Borrower to maintain the Required Equity Investment which continues unremedied for two (2) consecutive Business Days after the earlier to occur of (i) the date on which written notice of such Borrowing Base Deficiency shall have been given to the Borrower and (ii) the date on which the Borrower acquires knowledge thereof; provided that, if the Borrower has delivered an Equity Cure Notice that provides evidence of the Fund making a capital call pursuant to the requirements set forth under clause (b)(i) of the definition of “Equity Cure Notice”, then the grace period hereunder shall be extended to ten (10) consecutive Business Days;

(u) any failure on the part of the Borrower to comply with the covenant set forth in Section 5.1(g) with respect to the matters set forth in Section 4.1(t)(xxvi); or

(v) the commencement by the Borrower or the Collateral Manager of an Insolvency Proceeding with respect to any other such entity.

Section 9.2 Remedies.

(a) Upon the occurrence of an Event of Default, the Administrative Agent may, or, at the direction of the Required Lenders shall, by notice to the Borrower (with a copy to the Collateral Agent, it being agreed that the failure to give such notice shall not impair the rights of the Administrative Agent or the Lenders hereunder), declare (i) the Termination Date to have occurred and the Notes and all other Obligations to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) or (ii) the Reinvestment Period End Date to have occurred; provided that in the case of any event involving the Borrower described in Section 9.1(f), the Notes and all other Obligations shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are hereby expressly, waived by the Borrower) and the Termination Date shall be deemed to have occurred automatically upon the occurrence of any such event. The Administrative Agent shall forward a copy of any notice delivered to the Borrower pursuant to this Section 9.2(a) to the Lenders.

(b) On and after the declaration or occurrence of the Termination Date, the Collateral Agent, for the benefit of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative. The Borrower and the Collateral Manager hereby agree that they will, at the Borrower’s expense and at the direction of the Administrative Agent, forthwith, (i) assemble all or any part of the Loans as directed by the Administrative Agent and make the same available to the Administrative Agent at a place to be designated by the Administrative Agent and (ii) without notice except as specified below, sell the Loans or any part thereof upon such terms, in such lots, to such buyers, and according to such other instructions as the Administrative Agent may deem commercially

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reasonable; provided that, notwithstanding anything to the contrary set forth herein, the Administrative Agent will not cause or direct the sale of any Loans or other Collateral on and after the declaration or occurrence of the Termination Date unless (I)(i) the Administrative Agent determines that the anticipated proceeds of a sale or liquidation of all or any portion of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the Obligations (or in the case of a sale of less than all of the Collateral, an amount sufficient to discharge the amount of the Obligations attributable to such portion of the Collateral); or (ii) the Required Lenders direct such sale and liquidation and (II) the Buyout Period has expired. The Borrower agrees that, to the extent notice of sale shall be required by law, ten (10) days’ notice to the Borrower of any sale hereunder shall constitute reasonable notification. All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Loans (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied pursuant to Section 2.8. The occurrence of a Termination Date as defined in clauses (a) through (b), inclusive, of the definition of “Termination Date” shall constitute a Termination Date for the purposes of this Section 9.2.

(c) (i) If the Administrative Agent or the Replacement Collateral Manager elects to sell the Collateral in whole or in part, at a public or private sale, in one or more transactions, the Borrower, the Collateral Manager (on behalf of itself or the Borrower) and/or any Affiliate designated by the Borrower may purchase the Collateral, in whole but not in part, prior to such sale at a purchase price that is not less than the amount of the Obligations as of the date of such proposed sale. Such right to purchase the Collateral and any related limitation on the Administrative Agent’s or the Replacement Collateral Manager’s right to sell any or all of the Collateral then or in the future shall terminate at either (A) 6:00 p.m. on the second (2nd) Business Day following the Business Day on which the Borrower has received notice of the Administrative Agent’s or the Replacement Collateral Manager’s election to sell all or any portion of such Collateral unless the Borrower provides written notice to the Administrative Agent that the Borrower or an Affiliate thereof is exercising its right to purchase all of the Collateral or (B) if the Borrower has provided written notice to the Administrative Agent that the Borrower or an Affiliate thereof is exercising its right to purchase all of the Collateral, 6:00 p.m. on the tenth (10th) Business Day following the Business Day on which the Borrower has received notice of the Administrative Agent’s or the Replacement Collateral Manager’s election to sell all or any portion of such Collateral.

(ii) It is understood that the Borrower and/or any Affiliate of the Borrower may purchase the Collateral at a price not less than the amount of the Obligations (excluding any and all contingent indemnification obligations that have not been incurred and any obligations that expressly survive termination of this Agreement) as of the date of such proposed sale.

(iii) Notwithstanding anything herein to the contrary, neither the Administrative Agent nor any Replacement Collateral Manager shall have any right to sell the Collateral, or cause the liquidation or disposition of the Loans to occur, in each case, during the time that the Borrower is entitled to exercise its right to purchase the Collateral pursuant to this Section 9.2(c), and if the Borrower has exercised such right, during the ten (10) Business Day period provided in Section 9.2(c)(i), and accordingly, the sale of the

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Collateral by the Administrative Agent or any Replacement Collateral Manager shall be subject to this Section 9.2(c).

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Securities Intermediary, the Secured Parties, the Lenders and each of their respective successors, assigns and directors, officers, employees and agents (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims (whether brought by or involving the Borrower or any other third party), liabilities and related costs, expenses and disbursements of any kind or nature whatsoever (but limited, in the case of attorneys’ fees and disbursements, to the reasonable and documented fees and out-of-pocket costs and disbursements of one firm of outside counsel to the Administrative Agent and Lenders, taken as a whole, and one separate firm for the Collateral Custodian, Collateral Agent and Securities Intermediary, taken as a whole, plus, if reasonably necessary, one local counsel in each applicable jurisdiction) (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party and other non-monetary damages of any such Indemnified Party or any of them arising out of or as a result of this Agreement (including enforcement of the indemnification obligations hereunder) or having an interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, any Indemnified Amounts to the extent resulting from gross negligence, bad faith, fraud or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) on the part of such Indemnified Party.

(b) Any amounts subject to the indemnification provisions of this Section 10.1 shall be paid by the Borrower to the Indemnified Party on the Payment Date following such Person’s written demand therefor, accompanied by a reasonably detailed description in writing of the related damage, loss, claim, liability and related costs and expenses.

(c) If for any reason the indemnification provided above in this Section 10.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 10.1(a).

(d) The obligations of the Borrower under this Section 10.1 shall survive the resignation or removal of the Administrative Agent, the Collateral Manager, the Collateral Agent, the Collateral Custodian or the Securities Intermediary and the termination of this Agreement.

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(e) In no event shall the Borrower be liable for any special, indirect, punitive or consequential damages; provided that, for the avoidance of doubt, nothing contained in this sentence shall limit the Borrower’s indemnification obligations hereunder to the extent such damages are included in a third party claim in connection with which an Indemnified Party is entitled to indemnification hereunder.

Section 10.2 Indemnities by the Collateral Manager.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Collateral Manager hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts (except to the extent resulting from (i) gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) on the part of such Indemnified Party, (ii) the diminution in value of Loans, (iii) any equitable subordination of a Loan resulting from the Collateral Manager’s affiliation with the applicable Obligor, (iv) credit related performance of the Obligors of the Loans (including, without limitation, any change in the market value of such Loan), or (v) Taxes) awarded against or incurred by any such Indemnified Party by reason of the Collateral Manager’s (1) breach of Applicable Law, (2) fraud, bad faith, gross negligence or willful misconduct, or (3) breach of any of its covenants, representations or warranties under this Agreement or any other Transaction Document. The provisions of this indemnity shall run directly to and be enforceable by an Indemnified Party subject to the limitations hereof.

(b) Any amounts subject to the indemnification provisions of this Section 10.2 shall be paid by the Collateral Manager to the Indemnified Party within ten (10) Business Days following such Person’s demand therefor.

(c) The Collateral Manager shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.

(d) The obligations of the Collateral Manager under this Section 10.2 shall survive the resignation, assignment, or removal of the Administrative Agent or the Collateral Agent and the termination of this Agreement.

(e) Any indemnification pursuant to this Section 10.2 shall not be payable from the Collateral.

(f) In no event shall the Collateral Manager be liable for any special, indirect, punitive or consequential damages; provided that, for the avoidance of doubt, nothing contained in this sentence shall limit the Collateral Manager’s indemnification obligations hereunder to the extent such damages are included in a third party claim in connection with which an Indemnified Party is entitled to indemnification hereunder.

Section 10.3 Taxes.

Section 10.1 and Section 10.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.1 Appointment.

Each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and under the Transaction Documents and hereby further authorizes the Administrative Agent to appoint additional agents and bailees (including the Collateral Agent) to act on its behalf and for the benefit of each of the Secured Parties. Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. The Lenders may direct the Administrative Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Lenders; provided that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

Section 11.2 Standard of Care; Exculpatory Provisions.

(a) The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents. Without limiting the generality of the foregoing, the Administrative Agent:

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(i) shall not be subject to any fiduciary or other implied (or express) duties arising under agency doctrine of any Applicable Law, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or Applicable Law; and

(iii) shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(c) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents) or (ii) in the absence of its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Collateral Manager, the Borrower or a Lender.

(d) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not otherwise, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. Except as otherwise provided in this Article XI, the provisions of this Article XI are solely for the benefit of the Administrative Agent, the Lenders and any letter of credit issuing banks hereunder, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

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(e) RBC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and their respective Affiliates as though RBC were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, RBC or its Affiliates may receive information regarding the Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Advances (if any), RBC and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though RBC were not the Administrative Agent, and the terms “Lender” and “Lenders” include RBC and its Affiliates, to the extent applicable, in their individual capacities.

Section 11.3 The Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by it or them as the Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own respective gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made by any other Person in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; (v) may rely upon and shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by electronic notice) believed by it to be genuine and signed or sent by the proper party or parties, or upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person; and (vi) shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. In determining compliance with any condition hereunder to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance.

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Section 11.4 Credit Decision with Respect to the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. The Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Advances or at any time or times thereafter, and the Administrative Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

Each Lender, by delivering its signature page to this Agreement or any Joinder Supplement and funding any Advance shall be deemed to have acknowledged receipt of, and consented to and approved, each Transaction Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders.

Section 11.5 Indemnification of the Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Collateral Manager), ratably in accordance with its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The payment of amounts under this Section 11.5 shall be on an after-Tax basis. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Collateral Manager.

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Section 11.6 The Successor Administrative Agent.

The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, with the approval of the Borrower at all times other than during the existence of a Default or an Event of Default (which approval of the Borrower shall not be unreasonably withheld, conditioned or delayed). Upon the acceptance of its appointment as the successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” means such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article XI and Sections 12.9 and 12.11 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

Section 11.7 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility as well as activities as the Administrative Agent.

Section 11.8 Payments by the Administrative Agent.

Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 p.m. on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day. The Administrative Agent shall pay amounts owing to each Lender in accordance with the written instructions delivered by each such Lender to the Administrative Agent.

Section 11.9 Collateral Matters.

Each of the Lenders irrevocably authorizes the Administrative Agent, at its option and in its discretion:

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(a) to release any Lien on any Collateral granted to or held by the Collateral Agent, for the ratable benefit of the Secured Parties, under any Transaction Document (i) upon the termination of the Commitment and payment in full of all Obligations (other than contingent indemnification and expense reimbursement obligations to the extent no claim giving rise thereto has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Transaction Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.1; and

(b) to subordinate or release any Lien on any Collateral granted to or held by the Collateral Agent under any Transaction Document to the holder of any other Lien on the Collateral.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate the Collateral Agent’s interest in particular types or items of property pursuant to this Section 11.9. In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Transaction Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Transaction Documents and this Section 11.9.

Section 11.10 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, a Secured Party, or any other Person that has received funds on such Person’s behalf (each, a “Payment Recipient”) that the Administrative Agent has determined at any time in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient, whether or not known to such Payment Recipient (any such funds or portion thereof, however received or characterized, an “Erroneous Payment”) and demands the return of such Erroneous Payment, such Erroneous Payment shall at all times remain the property of the Administrative Agent, be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment, in same day funds (in the currency so received), together with interest thereon from and including the date such Erroneous Payment was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (however received or characterized) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) relating thereto, (y) was not

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preceded or accompanied by such a notice, or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case (i) an error shall be presumed to have been made absent written confirmation from the Administrative Agent to the contrary and (ii) such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than one Business Day of its knowledge of such error, notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof in reasonable detail and that it is so notifying the Administrative Agent pursuant to this Section 11.10(b).

(c) Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under clause (a) above or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with clause (a) above, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such Advances to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent shall reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. So long as any sale of Advances complies with the terms of Section 12.16, the Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of

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doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or indemnitee under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent or applicable Lender, indemnitee or other Payment Recipient from the Borrower or any other Loan Party for the purpose of making payment in respect of Obligations owed by the Borrower or any other Loan Party.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Transaction Document.

(h) The parties hereto agree that this Section 11.10 shall not apply to Computershare (as a Payment Recipient) in any of its capacities, except to the extent of funds received for its own account. The provisions of this Section 11.8 shall similarly apply to any Erroneous Payment sent by the Collateral Agent, mutatis mutandis.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendments and Waivers.

Except as provided in this Section 12.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement (written notice of which shall be sent to the Collateral Custodian and the Collateral Agent) of the Borrower, the Administrative Agent and the Required Lenders; provided, that no amendment, waiver or consent shall:

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(a) increase the Commitment of any Lender or the amount of Advances of any Lender, in any case, without the written consent of such Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Transaction Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Transaction Document (including as a result of any modification to the definition of “Reinvestment Period” or “Reinvestment Period End Date”) without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Advance or Obligation, or any fees or other amounts payable hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;

(d) change Section 2.7, Section 2.8 or any related definitions or provisions in a manner that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e) change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f) consent to the assignment or transfer by any Loan Party of such Loan Party’s rights and obligations under any Transaction Document to which it is a party (except as expressly permitted hereunder), in each case, without the written consent of each Lender;

(g) make any modification to the definition of “Advance Rate”, “Adjusted Principal Balance”, “Borrowing Base”, “Borrowing Value”, “Dollar Equivalent”, “Excess Concentration Amount”, “Maximum Portfolio Advance Rate” or “Minimum Equity Amount”, in each case, which would have a material adverse effect on the calculation of the Borrowing Base or the Borrowing Base without the written consent of each Lender;

(h) release all or substantially all of the Collateral or release any Transaction Document (other than as specifically permitted or contemplated in this Agreement or the applicable Transaction Document) without the written consent of each Lender;

(i) provide for any additional duties or obligations to be performed by the Collateral Agent, the Securities Intermediary or the Collateral Custodian or modify the rights, duties, protections, immunities, indemnities or obligations of the Collateral Agent, the Securities Intermediary or the Collateral Custodian hereunder in any manner adverse to the Collateral Agent, the Securities Intermediary or the Collateral Custodian without the written consent of the Collateral Agent, the Securities Intermediary or the Collateral Custodian; or

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(j) provide for any additional duties or obligations to be performed by the Collateral Manager or modify the rights of the Collateral Manager hereunder in any manner materially adverse to the Collateral Manager without the written consent of the Collateral Manager;

provided further, that (i) any amendment of the Agreement that is solely for the purpose of adding a Lender or waiving, extending or postponing any fee to the Administrative Agent may be effected without the written consent of any Lender and, at any time that an Event of Default has occurred and is continuing, the Borrower, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent, the Collateral Custodian or the Securities Intermediary, adversely affect the rights, duties, protections, immunities, indemnities or obligations of the Collateral Agent, the Collateral Custodian or the Securities Intermediary under this Agreement or any other Transaction Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights, duties, protections, immunities, indemnities or obligations of the Administrative Agent under this Agreement or any other Transaction Document, (iv) any amendment of the Agreement that a Lender is advised by its legal or financial advisors to be necessary or desirable in order to avoid the consolidation of the Borrower with such Lender for accounting purposes may be effected without the written consent of the Borrower or any other Lender and (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Administrative Agent and the Borrower shall have jointly identified a factual error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 12.2 Notices, Etc.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.2(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic communication, as follows:

(i) if to the Borrower, the Collateral Manager, the Collateral Agent or Collateral Custodian, as set forth on Annex A;

(ii) if to the Administrative Agent, to RBC, as set forth on Annex A; and

(iii) if to any other Lender, to it at its address (or email address) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that, the

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foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Computershare (in each of its capacities hereunder or under any other Transaction Document, the “Bank”) shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and related Transaction Documents and delivered using Electronic Means; provided, that the Borrower, the Administrative Agent and/or the Collateral Manager, as applicable, shall provide to the Bank an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended or replaced by the Borrower, the Administrative Agent and/or the Collateral Manager, as applicable, whenever a person is to be added or deleted from the listing. If the Borrower, the Administrative Agent and/or the Collateral Manager, as applicable, elects to give the Bank Instructions using Electronic Means and the Bank in its discretion elects to act upon such Instructions, the Bank’s understanding of such Instructions shall be deemed controlling. The Borrower, the Administrative Agent and the Collateral Manager understand and agree that the Bank cannot determine the identity of the actual sender of such Instructions and that the Bank shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Bank have been sent by such Authorized Officer. The Borrower, the Administrative Agent and the Collateral Manager shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Bank and that the Borrower, the Administrative Agent, the Collateral Manager and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Borrower, the Administrative Agent and/or the Collateral Manager, as applicable. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Borrower, the Administrative Agent and the Collateral Manager agree: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Bank, including without limitation the risk of the Bank acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Bank and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower, the Administrative Agent and/or the Collateral Manager, as applicable; (iii) that the security

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procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Bank immediately upon learning of any compromise or unauthorized use of the security procedures. ”Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Bank, or another method or system specified by the Bank as available for use in connection with its services hereunder.

Section 12.3 Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Obligations owing to such Secured Party (other than payments received pursuant to Section 10.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Obligations held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 12.4 No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Collateral Agent, the Collateral Custodian or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.5 Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Secured Parties and their respective successors and permitted assigns. Each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 12.6 Term of this Agreement.

This Agreement, including the Borrower’s representations and covenants set forth in Articles IV and V, and the Collateral Manager’s representations, covenants and duties set forth in Articles IV and V, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect during the Covenant Compliance Period; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Collateral Manager pursuant to Articles IV and V, the provisions, including the indemnification and payment provisions, of Article X, Section 2.13, Section 12.9, Section 12.10 and Section 12.11, shall be continuing and shall survive any termination of this Agreement.

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Section 12.7 Governing Law; Jury Waiver.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 12.8 Consent to Jurisdiction; Waivers.

Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York City, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) except with respect to the Collateral Agent and Collateral Custodian, agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address as provided in Section 12.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.8 any special, exemplary, punitive or consequential damages.

Section 12.9 Costs and Expenses.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Article X hereof, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Securities Intermediary and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing and reporting), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including the reasonable documented fees and out-of-pocket expenses of one (1) external counsel for each of

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the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Securities Intermediary, and other Secured Parties, in each applicable jurisdiction with respect thereto, in each case, with respect thereto and with respect to advising such Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Securities Intermediary or the Secured Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower shall pay on the Payment Date following receipt of a request therefor, all other reasonable, documented and out-of-pocket costs and expenses that have been invoiced at least two (2) Business Days prior to such Payment Date and incurred by the Administrative Agent and the Secured Parties, in each case in connection with periodic audits of the Borrower’s books and records, the Collateral, the Underlying Instruments, and the information contained in the Borrowing Base Certificates and Payment Date Reports.

Section 12.10 No Proceedings.

(a) Each of the parties hereto (other than the Administrative Agent) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one (1) year and one (1) day (or such longer preference period and one (1) day as shall then be in effect) since the end of the Covenant Compliance Period. The provisions of this Section 12.10 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 12.10 and the Administrative Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under U.S. federal or state bankruptcy or similar laws of any jurisdiction.

(b) The provisions of this Section 12.10 shall survive the termination hereof.

Section 12.11 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Administrative Agent, any Secured Party, or any Loan Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, member, officer, partner, employee, administrator, partner, organizer or director of the Administrative Agent, any Secured Party, or any Loan Party by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, any Secured Party, or any Loan Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate or limited partnership obligations of the

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Administrative Agent, any Secured Party, or any Loan Party, and that no personal liability whatsoever shall attach to or be incurred by the Administrative Agent, any Secured Party, any Loan Party or any incorporator, stockholder, affiliate, officer, partner, employee or director of the Administrative Agent, any Secured Party, or any Loan Party under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, any Secured Party, or any Loan Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of the Administrative Agent, any Secured Party, or any Loan Party and each incorporator, stockholder, affiliate, officer, partner, employee administrator, partner, organizer or director of the Administrative Agent, any Secured Party, or any Loan Party, or any of them, for breaches by the Administrative Agent, any Secured Party, or any Loan Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing non-recourse provisions shall in no way affect any rights the Secured Parties might have against any incorporator, affiliate, stockholder, officer, employee or director of any Loan Party to the extent of any fraud, misappropriation, embezzlement or any other financial crime constituting a felony by such Person.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by any Loan Party or any other Person against the Administrative Agent and the Secured Parties or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Loan Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

(d) The provisions of this Section 12.11 shall survive the termination of this Agreement.

Section 12.12 Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a) The Borrower, or the Collateral Manager on behalf of the Borrower, shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Collateral Agent, as agent for the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law to fully preserve and protect the right, title and interest of the Collateral Agent, as agent of the Secured Parties, hereunder to all property comprising the Collateral. The Borrower shall cooperate fully with the Collateral Manager in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 12.12(a).

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(b) The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c) If the Borrower or the Collateral Manager fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article X. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including those that describe the Collateral as “all assets,” or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest, given by way of security to secure the performance of the Obligations and is irrevocable.

(d) Without limiting the generality of the foregoing, the Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 5.1(u) or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Covenant Compliance Period shall have ended, authorize, execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement.

Section 12.13 Confidentiality.

(a) Each of the Administrative Agent, the Secured Parties, the Collateral Agent and each Loan Party shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business and beneficial ownership of the Borrower and the Collateral Manager hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents, engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Secured Parties, the Collateral Agent and the Loan Parties that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by

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Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents; provided that, except as otherwise prohibited by Applicable Law, each Secured Party shall in good faith endeavor to provide written notice as soon as practicable to the Borrower of any such disclosure described in clauses (iii) and (iv) above and the Borrower may, at Collateral Manager’s expense, seek to obtain a protective order to prevent such disclosure, obtain comparable relief from such disclosure requirement or obtaining reasonable assurances that confidential treatment will be accorded such information. It is understood that the terms that may not be disclosed except in compliance with this Section 12.13(a) include all fees and other pricing terms, and all Events of Default, Collateral Manager Termination Events, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, each Loan Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Collateral Agent or the Secured Parties by each other, (ii) by the Administrative Agent, the Collateral Agent and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential in accordance with the terms hereof or (iii) by the Administrative Agent, and the Secured Parties to any Rating Agency, any commercial paper dealer or other provider of a surety, guaranty or credit or liquidity enhancement to any Lender, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and agrees to maintain the confidentiality thereof. In addition, the Secured Parties and the Administrative Agent, may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Each of the Administrative Agent, the Secured Parties and the Collateral Agent agrees that (i) it will keep the information of the Obligors confidential in the manner required by the applicable Underlying Instruments, (ii) it will hold confidential any information provided to it by or on behalf of Borrower or the Collateral Manager in connection with a prospective Loan in the same manner and pursuant to the same procedures and exceptions that it applies to confidential information delivered directly to it when acting in the same capacity as it is acting under this Agreement, (iii) it will use any information described in clauses (i) and (ii) above only in connection with this Agreement, and (iv) if (a) information is delivered by or on behalf of the Borrower or the Collateral Manager or any of their affiliates in connection with a Loan or a prospective Loan that was prepared by a third party (other than the Obligor or any agent thereof), and (b) such third party has entered into an agreement with the Borrower or the Collateral Manager or any of their respective Affiliates restricting the ability of the Borrower, the Transferor or the Collateral Manager to rely on such report, it will not have any direct rights against such third party (or the party which has engaged such third party) unless otherwise expressly acknowledged and agreed to by such third party or engaging party.

(d) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule

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or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agent’s, the Secured Parties’, the Collateral Agent’s or the Borrower’s business or that of their Affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Secured Parties, the Collateral Agent, the Collateral Manager, the Fund or the Borrower or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Fund or the Collateral Manager or (e) to any affiliate, independent or internal auditor, agent (including any potential sub-or-successor Collateral Manager), employee or attorney of the Collateral Agent having a need to know the same, provided that the Collateral Agent advises such recipient of the confidential nature of the information being disclosed and such person agrees to the terms hereof for the benefit of the Borrower and the Collateral Manager; or (iii) any other disclosure authorized by the Borrower or the Collateral Manager, as applicable.

(e) Notwithstanding any other provision of this Agreement, each Loan Party shall each have the right to keep confidential from the Administrative Agent and the Collateral Agent and/or the Secured Parties, for such period of time as such Loan Party determines is reasonable (i) any information that any Loan Party reasonably believes to be in the nature of trade secrets and (ii) any other information that any Loan Party or any of their Affiliates, or the officers, employees or directors of any of the foregoing, is required to by law as evidenced by an Opinion of Counsel.

Section 12.14 Execution in Counterparts; Severability; Integration.

This Agreement (including any amendment, modification or waiver in respect of this Agreement) may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by e-mail or other electronic communication), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. The words “execution,” “signed,” “signature,” and words of similar import herein shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under Applicable Law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.), the Electronic Signatures and Records Act of 1999 (NY State Technology Law §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act. Delivery of an executed counterpart signature page of this Agreement by any electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. Neither the Collateral Custodian nor the Collateral Agent shall have a duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in

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any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 12.15 Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 12.16 Assignments by the Lenders.

(a) Each Lender may at any time assign, or grant a security interest or sell a participation interest in or sell any Advance or Commitment (or portion thereof) or any Note (or any portion thereof) to any Person; provided that, as applicable, (i) no transfer of any Advance or Commitment (or any portion thereof) or of any Note (or any portion thereof) shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act or any entity in which all of the equity owners come within such paragraphs or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act which in each case is a “qualified purchaser” as defined in the 1940 Act, (ii) in the case of an assignment of any Advance or Commitment (or any portion thereof) or of any Note (or of any portion thereof) the assignee executes and delivers to the Collateral Manager, the Borrower and the Administrative Agent a fully executed Joinder Supplement substantially in the form of Exhibit H hereto (unless such assignee is already a Lender hereunder) and a transferee letter substantially in the form of Exhibit G hereto (a “Transferee Letter”), (iii) the consent of the Administrative Agent shall be required for any assignment and (iv) the consent of the Borrower shall be required; provided that no such consent of the Borrower shall be required if either (I) the assignee is an Affiliate of the Lender or another Lender party hereto or (II) (x) an Event of Default has occurred and is continuing and (y) the Buyout Period has expired. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to such assigning Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to (other than Permitted Liens) exist upon, any of the Borrower’s rights, obligations or duties under the Transaction Documents without the prior written consent of the Administrative Agent. Notwithstanding anything contained in this Agreement to the contrary, (i) RBC shall not need prior consent of any party hereto to consolidate with or merge into any Person or convey or transfer substantially all of its properties and assets, including as part of such a transaction all or substantially all of its Advances, Commitments and Notes, to any Person, or (ii) if any Lender becomes a Defaulting Lender, unless such Lender shall have been deemed to no longer be a Defaulting Lender pursuant to Section 2.16(b), then, in each case, the Administrative Agent shall have the right to cause such Person to assign its entire interest in the Advances and Commitments and this Agreement to a transferee selected by the Administrative Agent prior to the occurrence of an Event of Default with the consent of the Borrower, in an assignment which

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satisfies the conditions set forth in the first sentence of this Section 12.16(a). Assignments shall be subject to the following additional conditions:

(1) no assignments shall be made to (x) the Borrower, the Fund or any of the Borrower’s, or the Fund’s, respective Affiliates or Subsidiaries or (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y);

(2) no assignments shall be made to a natural person;

(3) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loan Advances of any class, the amount of the Commitment or Loan Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent in writing (which may be by e-mail), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(4) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one (1) class of Commitments or Loan Advances;

(5) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(6) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws, and containing payment instruction for such assignee.

(b) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its lending offices, a copy of each transfer pursuant to Section 12.16(a) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Transfer by a Lender of its rights

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hereunder or under any Note may be effected only by the recording by the Administrative Agent of the identity of the transferee in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Collateral Custodian and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Collateral Custodian and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Commitments, Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Advances or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) [Reserved].

(d) The Borrower agrees that each participant shall be entitled to the benefits of Section 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.16(b); provided that such participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under Section 12.16(a); and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation; provided, further, that the terms of any such participation shall not entitle the participant to direct such Lender as to the manner in which it votes in connection with any amendment, supplement or other modification of this Agreement or any waiver or consent with respect to any departure from the terms hereof, in each case unless and to the extent that the subject matter thereof is one as to which the consent of all Lenders is required in order to approve the same. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any participant.

Section 12.17 Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached

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hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 12.18 Benchmark Replacement.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement determined in accordance with the definition thereof will replace such Benchmark for all purposes hereunder and under any other Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Borrower and the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 12.18(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the occurrence of a Benchmark Transition Event and its related Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 12.18(d) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lender (or group of Lenders) pursuant to this Section 12.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 12.18.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such

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Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Accrual Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Accrual Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for an Advance to be made during any Benchmark Unavailability Period. During any Benchmark Unavailability Period, all Advances shall bear interest at the Base Rate, computed as otherwise described herein; provided, however, the Administrative Agent may, in consultation with the Borrower, establish an alternative interest rate with respect to such Advances during the pendency of such period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 12.19 Divisions.

Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Notwithstanding anything to the contrary in this Agreement, (i) any division of a limited liability company shall constitute a separate Person hereunder, and each resulting division of any limited liability company that, prior to such division, is a Subsidiary, a Loan Party, a joint venture or any other like term shall remain a Subsidiary, a Loan Party, a joint venture, or other like term, respectively, after giving effect to such division, to the extent required under this Agreement, and any resulting divisions of such Persons shall remain subject to the same restrictions and corresponding exceptions applicable to the pre-division predecessor of such divisions, and (ii) in no event shall the Borrower be permitted to effectuate a division.

Section 12.20 [Reserved].

Section 12.21 Recognition of the U.S. Special Resolution Regimes.

To the extent that this Agreement and/or any other Transaction Document constitutes a QFC, the Borrower agrees with each Secured Party as of the Closing Date as follows:

(a) In the event a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement and/or any other Transaction Document, and any interest and obligation in or under this Agreement and/or any other Transaction

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Document from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or any other the Transaction Document, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that a Covered Party or a BHC Act Affiliate of such Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or any other Transaction Document that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or any other Transaction Document were governed by the laws of the United States or a state of the United States.

Section 12.22 USA PATRIOT ACT.

Each Secured Party subject to the USA Patriot Act hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Secured Party to identify the Borrower in accordance with the USA Patriot Act.

ARTICLE XIII

tax considerations

Section 13.1 Acknowledgement of Parties.

The parties hereto acknowledge and agree that, for U.S. federal income tax purposes, financial accounting and other purposes, the parties will treat the Advances and the Notes as indebtedness and not as equity interests in the Borrower unless otherwise required by Applicable Law.

ARTICLE XIV

COLLATERAL Custodian

Section 14.1 Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with Section 14.2. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof. The Collateral Custodian’s services hereunder shall be conducted through its corporate trust division (including, as applicable, any agents or Affiliates utilized thereby).

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(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 14.5 or Section 14.7, as applicable, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 14.2 Duties of Collateral Custodian.

(a) Appointment. Each of the Borrower and the Administrative Agent hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Borrower and the Administrative Agent hereby appoint Computershare to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. From the Closing Date until its removal or resignation pursuant to Section 14.5 or Section 14.7, as applicable, the Collateral Custodian shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower as provided in the definition of “Eligible Loan” or “Permitted Investment”, as the case may be, in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Collateral Agent, as agent for the Secured Parties. Prior to the first Reporting Date occurring at least five (5) Business Days following its receipt of any Required Loan Documents and the related Loan Checklist (the “Review Period”), the Collateral Custodian shall review the Required Loan Documents delivered to it to confirm that (A) if the files delivered per the following sentence indicate that any document must contain an original signature, each such document appears to bear the original signature, or if the file indicates that such document may contain a copy of a signature, that such copies appear to bear an original or a reproduction of such signature and (B) based on a review of the applicable note, the related initial Loan balance when entered into or obtained by the Borrower, Loan identification number and Obligor name with respect to such Loan is referenced on the related Loan Checklist and is not a duplicate Loan (such items (A) through (B) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Collateral Manager shall provide to the Collateral Custodian an electronic file (in EXCEL or a comparable format acceptable to the Collateral Custodian) listing Loan identification number, name of Obligor, and initial Loan balance and the related Loan Checklist per file that contains a list of all Required Loan Documents and whether they require original signatures, the Loan identification number and the name of the Obligor and the initial Loan balance when entered into or obtained by the Borrower with respect to each related Loan. If, at the conclusion of such review, the Collateral Custodian shall determine that any Review Criteria are not satisfied, the Collateral Custodian shall deliver on the applicable Reporting Date a list of the non-complying Loans and the applicable Review Criteria that they fail to

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satisfy (each a “Required Loan Document Exception”). The Collateral Manager shall have ten (10) Business Days to correct any non-compliance with any Review Criteria as stated in the preceding sentence. After the Review Period, the Collateral Custodian shall execute and deliver to the Collateral Manager and the Administrative Agent a certification substantially in the form attached hereto as Exhibit J, including an attached exception report. In addition, if requested in writing in the form of Exhibit E by the Collateral Manager and approved by the Administrative Agent within ten (10) Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return the Required Loan Documents for any Loan which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Underlying Instruments. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Checklist.

(ii) In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Underlying Instruments or the instruments therein; and provided further that the Collateral Custodian’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents (to the extent physically received by the Collateral Custodian) that are (i) originals or physical copies shall be kept in fire resistant vaults, rooms or cabinets at the address of the Collateral Custodian located at the Custody Facilities, or at such other office as shall be specified to the Administrative Agent, the Borrower, and the Collateral Manager by the Collateral Custodian in a written notice delivered at least thirty (30) days prior to such change and (ii) in electronic form (it being agreed that Required Loan Documents shall only be permitted to be delivered in electronic form with respect to Noteless Loans) shall be held electronically in such electronic format in which such Required Loan Documents were received. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the physical Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian.

(iv) On each Reporting Date, the Collateral Custodian shall provide a written report to the Administrative Agent, the Borrower, and the Collateral Manager (in a form acceptable to the Administrative Agent) identifying each Loan for which it holds Required Loan Documents, the non-complying Loans and the applicable Review Criteria that any non-complying Loan fails to satisfy.

(v) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without

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limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Collateral Custodian shall not be deemed to assume any obligations or liabilities of the Borrower or Collateral Manager hereunder or under any other Transaction Document.

(vi) The Administrative Agent may direct the Collateral Custodian to take any action incidental to its duties hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that, the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(vii) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian.

Section 14.3 Merger or Consolidation.

Any Person (a) into which the Collateral Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Custodian shall be a party or (c) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, or that succeeds to the corporate trust business of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases, shall be the successor to the Collateral Custodian under this Agreement and any other Transaction Document to which it is a party without further act of any of the parties to this Agreement.

Section 14.4 Collateral Custodian Compensation.

As compensation for its collateral custodian activities hereunder, the Collateral Custodian shall be entitled to the fees and expenses of the Collateral Custodian as set forth in the Collateral Agent Fee Letter and under the Transaction Documents, payable pursuant to the extent of funds available therefor pursuant to the provisions of Sections 2.7 and 2.8, as applicable. The Collateral Custodian’s entitlement to receive fees (other than any previously accrued and unpaid fees) shall cease on the earlier to occur of: (a) its removal as Collateral Custodian and the appointment and acceptance by the successor Collateral Custodian pursuant to Section 14.5, (b)

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its resignation as Collateral Custodian pursuant to Section 14.7 of this Agreement or (c) the termination of this Agreement. The Borrower shall pay, subject to and in accordance with Section 2.7 or Section 2.8, as applicable, all reasonable and documented out-of-pocket expenses of the Collateral Custodian, including, without limitation, reasonable and documented fees and out-of-pocket disbursements of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented fees and out-of-pocket expenses of one firm of outside counsel of the Collateral Custodian, plus, if reasonably necessary, one local counsel in each applicable jurisdiction), in connection with the administration of this Agreement and the other Transaction Documents and any documents and instruments referred to therein, including without limitation in connection with an Event of Default or the enforcement of this Agreement or the other Transaction Documents and the instruments referred to therein and any collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

Section 14.5 Collateral Custodian Removal.

The Collateral Custodian may be removed, with or without cause, by the Administrative Agent (or the Borrower with the Administrative Agent’s consent in its sole discretion) by thirty (30) days’ prior notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity (and, for the avoidance of doubt, so long as it continues to act in such capacity, shall continue to receive the fees and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement and the Collateral Agent Fee Letter) until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder. Upon the removal of the Collateral Custodian, the Administrative Agent shall appoint a successor Collateral Custodian and if it does not do so within thirty (30) days of the Collateral Custodian’s removal, the Borrower may so appoint the successor and if it does not do so within sixty (60) days of the Collateral Custodian’s removal, Collateral Custodian may petition a court of competent jurisdiction for the appointment of a successor. Any such successor Collateral Custodian shall be reasonably acceptable to the Borrower.

Section 14.6 Limitation on Liability.

(a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any written notice, electronic communication, instruction, statement, certificate, request, waiver, consent, instrument, opinion, report, letter or other paper or document furnished to it, which it in good faith reasonably believes to be genuine and that has been signed, sent or presented by the proper party (which in the case of any instruction from or on behalf of the Borrower shall be a Responsible Officer) or parties.

(b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or

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for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct, bad faith, or grossly negligent performance or omission of its duties, as determined by a final, nonappealable order of a court of competent jurisdiction.

(d) The Collateral Custodian makes no warranty or representation and shall have no responsibility as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value of any of the Collateral. The Collateral Custodian shall not be obligated to take any action hereunder that might in its reasonable judgment be contrary to Applicable Law or the terms of the Transaction Documents or involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it. For the avoidance of doubt, the Collateral Custodian shall have no obligation to prepare, file or maintain any UCC financing statements.

(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations or discretionary duties shall be implied in this Agreement against the Collateral Custodian.

(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing or overseeing the performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h) The Collateral Custodian may assume the genuineness of any such Required Loan Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each Required Loan Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral to be held by the Collateral Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Collateral Custodian, and the Collateral Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Collateral or to compel or cause delivery thereof to the Collateral Custodian. Without prejudice to the generality of the foregoing, the Collateral Custodian shall be without liability to the Borrower, the Collateral Manager, the Administrative Agent or any other Person for any delays or failures in performance or damage or loss resulting from or caused by events or circumstances beyond the Collateral Custodian’s reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, loss or malfunction of utilities, computer (hardware or software) or communication services, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, lockouts, strikes, national disasters of any kind, or other similar events or acts;

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errors by the Borrower, the Collateral Manager or the Administrative Agent (including any Responsible Officer of any thereof) in its instructions to the Collateral Custodian; or changes in Applicable Law, regulation or orders.

(i) The Collateral Custodian may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through agents or attorneys, and the Collateral Custodian shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it. Neither the Collateral Custodian nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Collateral Manager, the Borrower or any other Person, except by reason of acts or omissions by the Collateral Custodian constituting bad faith, willful misconduct, or gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment) of the Collateral Custodian’s duties hereunder (as determined by a court of competent jurisdiction in a final non-appealable judgment). The Collateral Custodian shall in no event have any liability for the actions or omissions of the Borrower, the Collateral Manager, the Administrative Agent, or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Collateral Manager, the Administrative Agent, or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Custodian’s own bad faith, willful misconduct, or gross negligence of its duties hereunder (as determined by a court of competent jurisdiction in a final non-appealable judgment).

(j) In case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default, request instructions from the Collateral Manager and may, after the occurrence of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The Collateral Custodian shall not be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer of the Collateral Custodian and the delivery of reports, documents and other information to the Collateral Custodian, other than such reports or documents directly addressed to the Collateral Custodian, or expressly required to be delivered by the Collateral Custodian (if prepared by the Collateral Custodian acting in such capacity) shall not constitute constructive knowledge or notice of any condition without formal notice.

(l) In the event that (i) the Borrower, the Collateral Manager, the Administrative Agent, Lenders, or the Collateral Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan or Required Loan Document or (ii) a third party shall institute any court proceeding by which any Required Loan Document shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to

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the other parties to this Agreement copies of all court papers, orders, documents and other materials concerning such proceedings. The Collateral Custodian shall, to the extent permitted by law, continue to hold and maintain all the Required Loan Documents that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Collateral Custodian shall dispose of such Required Loan Documents as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Collateral Custodian incurred as a result of such proceedings shall be borne by the Borrower.

(m) The rights, privileges, protections, immunities and benefits given to the Collateral Custodian hereunder, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by the entity serving as the Collateral Custodian in each of its capacities hereunder and in each of its capacities as under any Transaction Document whether or not specifically set forth therein and each agent, custodian and other Person employed to act hereunder and under any related document, as the case may be, including, without limitation, the Securities Intermediary and the Collateral Agent.

Section 14.7 Collateral Custodian Resignation.

The Collateral Custodian may resign and be discharged from its duties or obligations hereunder by giving not less than thirty (30) days written notice thereof to the Administrative Agent, the Borrower, and the Collateral Manager. For the avoidance of doubt, the Collateral Custodian shall be entitled to receive, as and when such amounts are payable in accordance with this Agreement, any fees accrued through the effective date of its resignation pursuant to and in accordance with this Section 14.7. Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed. Upon the resignation of the Collateral Custodian, the Administrative Agent shall appoint a successor Collateral Custodian and if it does not do so within thirty (30) days of the Collateral Custodian’s resignation, the Borrower may so appoint the successor and if it does not do so within sixty (60) days of the Collateral Custodian’s resignation, Collateral Custodian may petition a court of competent jurisdiction for the appointment of a successor. For the avoidance of doubt, any Collateral Agent Fee shall be payable to the Collateral Custodian so resigning until such time as a successor Collateral Custodian shall have been appointed. Any such successor Collateral Custodian shall be reasonably acceptable to the Borrower.

Section 14.8 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent) to, and shall, upon written receipt from the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit E, release to the Collateral Manager within three (3) Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Collateral Manager. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the benefit of the Collateral Agent on behalf of the Secured Parties, in accordance with the terms of this Agreement. The Collateral Manager shall return to the Collateral Custodian the Required Loan Documents or other such

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documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Collateral Manager’s need therefor in connection with such enforcement or servicing no longer exists, unless the Loan shall be liquidated or sold, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation or sale from the Collateral Manager to the Collateral Custodian in the form annexed hereto as Exhibit E, the Collateral Manager’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Collateral Custodian to the Collateral Manager.

(b) Release for Payment. Upon receipt by the Collateral Custodian of the Collateral Manager’s request for release of documents and receipt in the form annexed hereto as Exhibit E (which, with respect to any liquidation of a Loan, shall include a certification from the Collateral Manager that all proceeds (net of liquidation expenses which the Collateral Manager may retain to pay such expenses) of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account), the Collateral Custodian shall promptly release the related Required Loan Documents to the Collateral Manager.

(c) Limitation on Release. During the occurrence and continuance of an Event of Default, the foregoing provision with respect to the release to the Collateral Manager of the Required Loan Documents and documents by the Collateral Custodian upon request by the Collateral Manager shall be operative only to the extent that the Administrative Agent have consented to such release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Collateral Manager shall provide notice of the same to the Administrative Agent.

(d) Shipment of Required Loan Documents. Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Required Loan Documents in the performance of the Collateral Custodian’s duties hereunder shall be delivered by the Borrower, the Collateral Manager or the Administrative Agent to the Collateral Custodian prior to any shipment of any Underlying Instruments hereunder. The Collateral Manager shall arrange for the provision of such services at the cost and expense of the Borrower (or, at the Collateral Custodian’s option, the Borrower shall reimburse the Collateral Custodian for all reasonable and documented costs and expenses of the Collateral Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Underlying Instruments as the Collateral Manager deems appropriate.

Section 14.9 Return of Required Loan Documents.

The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (as applicable), respectively (a) delivered to the Collateral Custodian in error, (b) as to which the lien on the Underlying Asset has been so released pursuant to Section 8.2, (c) that has been the subject of a Discretionary Sale or Substitution pursuant to Section 2.14, (d) that is required to be redelivered to the Borrower in connection with the termination of this Agreement or (e) for such other purpose as consented to by the Administrative Agent (in its sole discretion), in each case, by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit E hereto (signed by both the Collateral Manager and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions

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to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within three (3) Business Days, return the Underlying Instruments so requested to the Borrower.

Section 14.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio.

(a) The Collateral Manager, the Borrower and the Collateral Custodian shall, at the Borrower’s expense, provide to the Administrative Agent access to the Underlying Instruments and all other documentation in the possession of such Person regarding the Collateral including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Collateral Manager’s and Collateral Custodian’s normal security and confidentiality procedures; provided that the Administrative Agent may, and shall upon request of any Lender, permit each Lender to be included on any such review, and shall use commercially reasonable efforts to schedule any review on a day when Lenders desiring to participate in such review may be included. From time to time at the discretion of the Administrative Agent, the Administrative Agent may review the Collateral Manager’s collection and administration of the Collateral in order to assess compliance by the Collateral Manager with Article VI and may conduct an audit of the Collateral, and Underlying Instruments in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time.

(b) Without limiting the foregoing provisions of Section 14.10(a), from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct a review of the Underlying Instruments and all other documentation regarding the Collateral. Up to two such reviews per fiscal year shall be at the expense of the Borrower and additional reviews in a fiscal year shall be at the expense of the requesting Lender(s); provided that, after the occurrence and during the continuance of an Event of Default, any such reviews, regardless of frequency, shall be at the expense of the Borrower.

Section 14.11 Collateral Custodian as Agent.

The Collateral Custodian agrees that, with respect to any Underlying Instruments at any time or times in its possession, the Collateral Custodian shall be the agent of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC. For so long as the Collateral Custodian is the same entity as the Collateral Agent, the Collateral Custodian shall be entitled to the same rights, benefits, immunities, indemnities and protections afforded to the Collateral Agent hereunder; provided that, such rights, benefits, immunities, indemnities and protections shall be in addition to any rights, benefits, immunities, indemnities and protections afforded the Collateral Custodian hereunder.

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Section 14.12 Indemnification.

For the avoidance of doubt, the Collateral Custodian shall be entitled to all of the benefits of the indemnification provisions to the extent and in the manner set forth in Article X.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

LORD ABBETT PCF FINANCING 2 LLC, as the Borrower

By:	/s/ Randolph A. Stuzin
Name: Randolph A. Stuzin
Title: Vice President and Assistant Secretary

[Signatures continued on the following page.]

[Signature Page]

Loan and Security Agreement

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COLLATERAL MANAGER:

LORD ABBETT PRIVATE CREDIT FUND, as Collateral Manager

By:	/s/ Randolph A. Stuzin
Name: Randolph A. Stuzin
Title: Vice President and Assistant Secretary

[Signatures continued on the following page.]

[Signature Page]

Loan and Security Agreement

BUSINESS.33722247.12

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA, as the Administrative Agent

By:	/s/ Ricardo Hipolito Name: Ricardo Hipolito Title: Authorized Signatory

By:	/s/ Richard Tantone Name: Richard Tantone Title: Authorized Signatory

LENDER:

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Ricardo Hipolito Name: Ricardo Hipolito Title: Authorized Signatory

By:	/s/ Richard Tantone Name: Richard Tantone Title: Authorized Signatory

[Signatures continued on the following page.]

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THE COLLATERAL AGENT:

COMPUTERSHARE TRUST COMPANY,
N.A., not in its individual capacity but solely as Collateral Agent

By:	/s/ José M. Rodriguez Name: José M. Rodriguez Title: Vice President

THE COLLATERAL CUSTODIAN:

COMPUTERSHARE TRUST COMPANY,
N.A., not in its individual capacity but solely as the Collateral Custodian

By:	/s/ José M. Rodriguez Name: José M. Rodriguez Title: Vice President

[Signature Page]

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Annex A

If to Borrower:

LORD ABBETT PCF FINANCING 2 LLC

30 Hudson Street

Jersey City, NJ 07302

Attention: Steve Kuppenheimer and Matt Blaszko (with a copy to Legal Investments)

Email: kuppenheimer@lordabbett.com and mblaszko@lordabbett.com (with a copy to legal-investments@lordabbett.com)

If to Collateral Manager:

LORD ABBETT PRIVATE CREDIT FUND

30 Hudson Street

Jersey City, NJ 07302

Attention: Steve Kuppenheimer and Matt Blaszko (with a copy to Legal Investments)

Email: kuppenheimer@lordabbett.com and mblaszko@lordabbett.com (with a copy to legal-investments@lordabbett.com)

[Annex A]

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Annex A

If to RBC:

ROYAL BANK OF CANADA
as the Administrative Agent

Royal Bank of Canada

200 Vesey Street

New York, New York 10281

Attention: Richard Tantone

Email: RBCCMRBCHYCreditTermFinancing@rbccm.com

Telephone: (212) 428-6977

with a copy to:

RBC Capital Markets, LLC
Two Little Falls Center
2751 Centerville Road, Suite 212
Wilmington, Delaware 19808
Attention: Securitization Finance
Email: DSAlternateFinanceMO@rbccm.com

If to the Collateral Agent or the Collateral Custodian:

COMPUTERSHARE TRUST COMPANY, N.A.

9062 Old Annapolis Road

Columbia, Maryland 21045

Attn: CLO Trust Services

Email: cctlordabbett@computershare.com

[Annex A]

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Annex B

COMMITMENTS

Lender	Commitment
Royal Bank of Canada	$300,000,000
Total:	$300,000,000

[Annex B]

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